Exhibit 10.1

TENTH AMENDMENT TO THE SIXTH AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

This TENTH AMENDMENT TO THE SIXTH AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of January 28, 2025, is entered into by and among the following parties:

(i)	P&L RECEIVABLES COMPANY, LLC, a Delaware limited liability company, as Seller;

(ii)	PEABODY ENERGY CORPORATION, a Delaware corporation (“Peabody”), as Servicer;

(iii)	PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent; and

(iv)	PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrator (the “Administrator”), and as a Purchaser Agent, Committed Purchaser, LC Bank and LC Participant.

BACKGROUND

A. The parties hereto are parties to that certain Sixth Amended and Restated Receivables Purchase Agreement, dated as of April 3, 2017 (as amended, amended and restated, supplemented or otherwise modified through the date hereof, the “Agreement”).

B. Concurrently herewith, the parties hereto are entering into that certain Amended and Restated Fee Letter (the “A&R Fee Letter”).

C. The parties hereto desire to amend the Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used but not otherwise defined herein (including, without limitation, capitalized terms used in the above preamble and background section) have the respective meanings set forth in the Agreement (as amended hereby).

SECTION 2. Amendments to the Agreement. The Agreement is hereby amended to reflect the marked changes shown on Exhibit A to this Amendment.

SECTION 3. Representations and Warranties. Each of the Seller and the Servicer hereby represents and warrants to the Administrator, the Purchaser Agents and the Purchasers as follows:

(a) the execution and delivery by such Person of this Amendment, and the performance of its obligations under this Amendment, the Agreement (as amended hereby) and the other Transaction Documents (as defined in the Agreement) to which it is a party are within its organizational powers and have been duly authorized by all necessary action on its part, and this Amendment, the Agreement (as amended hereby) and the other Transaction Documents to which it is a party are its valid and legally binding obligations, enforceable in accordance with its terms;

(b) the representations and warranties made by such Person in the Agreement (as amended hereby) and each of the other Transaction Documents to which it is a party are true and correct as of the date hereof (as the case may be), unless stated to relate solely to an earlier date, in which case such representations or warranties were true and correct as of such earlier date); and

(c) no event has occurred and is continuing, or would result from this Amendment, that constitutes a Termination Event or an Unmatured Termination Event.

SECTION 4. Effect of Amendment. All provisions of the Agreement, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Agreement (or in any other Transaction Document) to “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Agreement shall be deemed to be references to the Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Agreement other than as set forth herein.

SECTION 5. Conditions to Effectiveness. The effectiveness of the Amendment is subject to the condition precedent that (a) the Administrator shall have received on or before the date hereof, duly executed counterparts of this Amendment and the A&R Fee Letter, each in form and substance reasonably satisfactory to the Administrator and (b) all fees and expenses payable by the Seller on the date hereof to the Administrator and each Purchaser have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 7. Severability. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any provision hereof, and the unenforceability of any provision hereof, and the unenforceability of one or more provisions of this Amendment in one jurisdiction shall not have the effect of rendering such provision or provisions unenforceable in any other jurisdiction.

SECTION 8. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York (including for such purposes Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

SECTION 9. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Agreement or any provision hereof or thereof.

2

[SIGNATURE PAGES FOLLOW.]

3

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

THE SELLER:

P&L RECEIVABLES COMPANY, LLC, as Seller

By:	/s/ Brian R. Cropper

Name:	Brian R. Cropper
Title:	VP Treasurer

THE SERVICER:

PEABODY ENERGY CORPORATION, as Servicer and Performance Guarantor

By:	/s/ Brian R. Cropper

Name:	Brian R. Cropper
Title:	VP Treasurer

10th Amendment to 6th Amended and Restated Receivables Purchase Agreement

PNC’S PURCHASER GROUP:

PNC BANK, NATIONAL ASSOCIATION, as Purchaser Agent for its Purchaser Group and as Committed Purchaser

By:	/s/ Deric Bradford

Name:	Deric Bradford
Title:	Senior Vice President

10th Amendment to 6th Amended and Restated Receivables Purchase Agreement

PNC BANK, NATIONAL ASSOCIATION, as an LC Participant for its Purchaser Group and as the LC Bank

By:	/s/ Deric Bradford

Name:	Deric Bradford
Title:	Senior Vice President

10th Amendment to 6th Amended and Restated Receivables Purchase Agreement

THE ADMINISTRATOR:

PNC BANK, NATIONAL ASSOCIATION, as Administrator

By:	/s/ Deric Bradford

Name:	Deric Bradford
Title:	Senior Vice President

10th Amendment to 6th Amended and Restated Receivables Purchase Agreement

PNC CAPITAL MARKETS, as Structuring Agent

By:	/s/ Deric Bradford

Name:	Deric Bradford
Title:	Managing Director

10th Amendment to 6th Amended and Restated Receivables Purchase Agreement

EXHIBIT A

MARKED PAGES

[attached]

10th Amendment to 6th Amended and Restated Receivables Purchase Agreement

Exhibit A to Amendment No. ~~9~~10

Conformed Copy through Amendment No. ~~9~~10

SIXTH AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

DATED AS OF APRIL 3, 2017

BY AND AMONG

P&L RECEIVABLES COMPANY, LLC,

as Seller,

PEABODY ENERGY CORPORATION,

as initial Servicer,

PEABODY ARCLAR MINING, LLC,

PEABODY MIDWEST MINING, LLC,

TWENTYMILE COAL, LLC,

PEABODY CABALLO MINING, LLC,

COALSALES II, LLC,

PEABODY WESTERN COAL COMPANY,

PEABODY POWDER RIVER MINING, LLC,

PEABODY HOLDING COMPANY, LLC,

PEABODY BEAR RUN MINING, LLC,

PEABODY WILD BOAR MINING, LLC,

PEABODY GATEWAY NORTH MINING, LLC,

PEABODY COALTRADE, LLC,

PEABODY COALSALES, LLC,

PEABODY SOUTHEAST MINING, LLC,

PEABODY COALSALES PACIFIC PTY LTD,

PEABODY COPPABELLA PTY LTD,

MILLENNIUM COAL PTY LTD,

WAMBO COAL PTY LTD,

WILPINJONG COAL PTY LTD and

PEABODY (BOWEN) PTY LTD,

as Sub-Servicers,

THE VARIOUS CONDUIT PURCHASERS FROM TIME TO TIME PARTY HERETO,

THE VARIOUS COMMITTED PURCHASERS FROM TIME TO TIME PARTY HERETO,

THE VARIOUS PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO,

THE VARIOUS LC PARTICIPANTS FROM TIME TO TIME PARTY HERETO,

PNC CAPITAL MARKETS LLC,

as Structuring Agent,

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrator and as LC Bank

-i-

-ii-

-iii-

EXHIBIT I	DEFINITIONS

EXHIBIT II	CONDITIONS PRECEDENT

EXHIBIT III	REPRESENTATIONS AND WARRANTIES

EXHIBIT IV	COVENANTS

EXHIBIT V	TERMINATION EVENTS

SCHEDULE I	CREDIT AND COLLECTION POLICY

SCHEDULE II	LOCK-BOX BANKS AND LOCK-BOX ACCOUNTS

SCHEDULE III	TRADE NAMES

SCHEDULE IV	OFFICE LOCATIONS

SCHEDULE V	GROUP COMMITMENTS

SCHEDULE VI	NOTICE ADDRESSES

SCHEDULE VII	SELLER ACCOUNT

SCHEDULE VIII	CLOSING MEMORANDUM

SCHEDULE IX	APPROVED CONTRACTS

SCHEDULE X	STANDARD AUSTRALIAN CONTRACTS

ANNEX A	FORM OF INFORMATION PACKAGE

ANNEX B	FORM OF INVESTMENT NOTICE

ANNEX C	FORM OF PAYDOWN NOTICE

ANNEX D	FORM OF COMPLIANCE CERTIFICATE

ANNEX E	FORM OF LETTER OF CREDIT APPLICATION

ANNEX F	FORM OF ASSUMPTION AGREEMENT

ANNEX G	FORM OF TRANSFER SUPPLEMENT

ANNEX H-1	FORM OF WEEKLY REPORT

ANNEX H-2	FORM OF DAILY REPORT

-iv-

This SIXTH AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of April 3, 2017, by and among P&L RECEIVABLES COMPANY, LLC, a Delaware limited liability company, as seller (the “Seller”), PEABODY ENERGY CORPORATION, a Delaware corporation (“Peabody”), as initial servicer (in such capacity, collectively, together with its successors and permitted assigns in such capacity, the “Servicer”), MILLENNIUM COAL PTY LTD, a proprietary company organized under the laws of Australia, PEABODY COALSALES PACIFIC PTY LTD, a proprietary company organized under the laws of Australia, WILPINJONG COAL PTY LTD, a proprietary company organized under the laws of Australia, PEABODY (BOWEN) PTY LTD, a proprietary company organized under the laws of Australia, PEABODY COPPABELLA PTY LTD, a proprietary company organized under the laws of Australia, METROPOLITAN COLLIERIES PTY LTD, a proprietary company organized under the laws of Australia and WAMBO COAL PTY LTD, a proprietary company organized under the laws of Australia (in its own right and not in any other capacity, each an “Australian Sub-Servicer”), PEABODY ARCLAR MINING, LLC, an Indiana limited liability company, PEABODY MIDWEST MINING, LLC, an Indiana limited liability company, TWENTYMILE COAL, LLC, a Delaware limited liability company, PEABODY CABALLO MINING, LLC, a Delaware limited liability company, COALSALES II, LLC, a Delaware limited liability company, PEABODY WESTERN COAL COMPANY, a Delaware corporation, PEABODY POWDER RIVER MINING, LLC, a Delaware limited liability company, PEABODY HOLDING COMPANY, LLC, a Delaware limited liability company, PEABODY COALTRADE, LLC, a Delaware limited liability company, PEABODY COALSALES, LLC, a Delaware limited liability company, PEABODY GATEWAY NORTH MINING, LLC, a Delaware limited liability company, PEABODY WILD BOAR MINING, LLC, a Delaware limited liability company, PEABODY BEAR RUN MINING, LLC, a Delaware limited liability company, PEABODY SOUTHEAST MINING, LLC, a Delaware limited liability company~~,~~ (each a “U.S. Sub-Servicer” and, together with each Australian Sub-Servicer, collectively the “Sub-Servicers”), the various CONDUIT PURCHASERS from time to time party hereto, the various COMMITTED PURCHASERS from time to time party hereto, the various LC PARTICIPANTS from time to time party hereto, the various PURCHASER AGENTS from time to time party hereto, PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent, and PNC BANK, NATIONAL ASSOCIATION, a national banking association (“PNC”), as administrator (in such capacity, together with its successors and assigns in such capacity, the “Administrator”) and as issuer of Letters of Credit (in such capacity, together with its successors and assigns in such capacity, the “LC Bank”).

PRELIMINARY STATEMENTS. Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I. References in the Exhibits hereto to the “Agreement” refer to this Agreement, as amended, supplemented or otherwise modified from time to time.

The Seller desires to sell, transfer and assign receivables, and the Purchasers desire to acquire such receivables from time to time on the terms and subject to the conditions set forth herein.

This Agreement amends and restates in its entirety, as of the Closing Date, the Fifth Amended and Restated Receivables Purchase Agreement, dated as of March 25, 2016 (as amended, restated, supplemented or otherwise modified prior to the Closing Date, the “Original Agreement”), among the Seller, the Servicer, the U.S. Sub-Servicers, the various Purchasers and Purchaser Agents party thereto and the Administrator. Notwithstanding the amendment and restatement of the Original Agreement by this Agreement, (i) the Seller and Servicer shall continue to be liable to the Administrator, the Purchasers and Purchaser Agents party to the Original Agreement and any other Indemnified Party or Affected Person (as such terms are defined in the Original Agreement) for fees and expenses which are accrued and unpaid under the Original Agreement on the Closing Date (collectively, the “Original Agreement Outstanding Amounts”) and all agreements to indemnify such parties in connection with events or conditions arising or existing prior to the effective date of this Agreement and (ii) the security interest created under the Original Agreement shall remain in full force and effect as security for such Original Agreement Outstanding Amounts until such Original Agreement Outstanding Amounts shall have been paid in full. Upon the effectiveness of this Agreement, each reference to the Original Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement. Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and/or delivered in connection with the Original Agreement. For the avoidance of doubt, all Capital, Discount, Letters of Credit, Fees and all other amounts outstanding or owing by the Seller under the Original Agreement remain outstanding or owing by the Seller (or the Servicer or U.S. Sub-Servicers, as the case may be) hereunder.

In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

AMOUNTS AND TERMS OF THE INVESTMENTS

Section 1.1 Investment Facility.

(a)

On the terms and subject to the conditions hereof, the Seller may, from time to time before the Facility Termination Date, (i) request that the Purchasers ratably make investments with regard to the Purchased Assets from time to time from the date hereof to the Facility Termination Date in accordance with Section 1.2. Each investment requested by the Seller pursuant to Section 1.2(a) (each, an “Investment”) in the Purchased Assets shall be made ratably by the respective Purchaser Groups, and each Purchaser Group’s ratable share of each Investment shall be made and funded (x) if such Purchaser Group contains a Conduit Purchaser and such Conduit Purchaser elects (in its sole discretion) to make and fund such portion of such Investment, by such Conduit Purchaser, or (y) if such Purchaser Group does not contain a Conduit Purchaser or if the Conduit Purchaser in such Purchaser Group declines (in its sole discretion) to make or fund such portion of such Investment, by the Committed Purchaser in such Purchaser Group and (ii) request that the LC Bank issue or cause to issue Letters of Credit. Subject to Section 1.6(b) concerning reinvestments, at no time will a Conduit Purchaser have any obligation to make an Investment. Each Committed Purchaser severally hereby agrees, on the terms and subject to the conditions hereof, to make Investments from time to time from the Closing Date to the Facility Termination Date, based on the applicable Purchaser Group’s Percentage of each Investment requested pursuant to Section 1.2(a) (and, in the case of each Committed Purchaser, its Commitment Percentage of its Purchaser Group’s Percentage of such Investment) and, on the terms of and subject to the conditions of this Agreement, the LC Bank agrees to issue Letters of Credit in return for (and each LC Participant hereby severally agrees to make participation advances in connection with any draws under such Letters of Credit equal to such LC Participant’s Pro Rata Share of such draws), the Purchased Assets from time to time from the Closing Date to the Facility Termination Date; provided, that under no circumstances shall any Purchaser make any Investment or issue any Letters of Credit hereunder, as applicable, if, after giving effect to such Investment or issuance, the (i) Group Capital of such Purchaser’s Purchaser Group would exceed (A) its Purchaser Group’s Group Commitment (as the same may be reduced from time to time pursuant to Section 1.1(c)) minus (B) the related LC Participant’s Pro Rata Share of the Aggregate LC Participation Amount, (ii) the Aggregate Capital plus the Aggregate LC Participation Amount would exceed the Purchase Limit, (iii) the Aggregate LC Participation Amount would exceed the aggregate of the Commitments of the LC Bank and the LC Participants or (iv) the Purchased Assets Coverage Percentage would exceed 100%.

The Seller may, subject to the requirements and conditions set forth herein, use the proceeds of any Investment or Reinvestment by the Purchasers hereunder, to satisfy its Reimbursement Obligation to the LC Bank and the LC Participants (ratably, based on the outstanding amounts funded by the LC Bank and each such LC Participant) pursuant to Section 1.16 below.

(b)	[Reserved].

(c)

The Seller may, upon at least 30 days’ written notice to the Administrator, irrevocably reduce the Purchase Limit in whole or in part; provided, that each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple of $1,000,000 in excess thereof, and that, unless terminated in whole, the Purchase Limit shall in no event be reduced below $50,000,000. Each reduction in the Commitments hereunder shall be made ratably among the Purchasers in accordance with their respective Purchaser Group’s Percentages and their respective Commitments. The Administrator shall promptly advise the Purchaser Agents of any notice pursuant to this Section 1.1(c); it being understood that (in addition to and without limiting any other requirements for termination, prepayment and/or the funding of any LC Collateral Account hereunder) no such reduction shall be effective unless and until (i) in the case of a reduction of the Purchase Limit in whole to zero ($0), the amount on deposit in each LC Collateral Account is at least equal to the then outstanding Aggregate LC Participation Amount and (ii) in the case of a partial reduction, the amount on deposit in each LC Collateral Account is at least equal to the difference between the then outstanding Aggregate LC Participation Amount and the Purchase Limit

as so reduced by such partial reduction.

In connection with any reduction of the Purchase Limit to zero ($0) pursuant to this Section 1.1(c), the Seller may elect, upon ten (10) Business Days’ prior written notice to the Administrator, each Purchaser Agent and each Purchaser, to repurchase the Purchased Assets on the effective date of the termination of the Purchase Limit designated pursuant to this Section 1.1(c) at a price equal to the outstanding Aggregate Capital plus the Aggregate LC Participation Amount plus all obligations and other amounts owing to the Administrator, each Purchaser Agent, each Purchaser and the other Affected Persons as of the effective date of such repurchase. Upon the prepayment in whole of the outstanding Aggregate Capital and Aggregate LC Participation Amount in accordance with this Section, (i) all right, title and interest of the Administrator, the Purchaser Agents, the Purchasers and the other Affected Persons in, to or under the Purchased Assets shall transfer to the Seller and its successors and assigns, (ii) the right, title and interest of the Administrator, the Purchaser Agents, the Purchasers and the other Affected Persons in the Purchased Assets shall thereupon cease, terminate and become void, (iii) the obligations of the Administrator, the Purchaser Agents and the Purchasers to pay the unpaid Deferred Purchase Price shall terminate and shall be deemed satisfied and discharged, in each case without any further action on the part of any Person, (iv) all obligations under the Transaction Documents shall terminate, except those obligations expressly stated to survive termination and (v) each Purchaser’s Commitment shall be reduced to zero ($0).

Section 1.2 Making Investments; Initial Investment; Joinders; Related Agreements.

(a)

Each request for any Investment hereunder may be made on any day upon the Seller’s irrevocable written notice in the form of Annex B (each, an “Investment Notice”) delivered to the Administrator and each Purchaser Agent in accordance with Section 5.2 (which notice must be received by the Administrator and each Purchaser Agent before 11:00 a.m., New York City time) at least one Business Day before the requested Investment Date, which notice shall specify: (A) the amount requested to be paid to the Seller (such amount, which shall not be less than $300,000 and shall be in integral multiples of $100,000), with respect to each Purchaser Group, (B) the requested date of such Investment (which shall be a Business Day) and (C) the pro forma calculation of the Purchased Assets Coverage Percentage after giving effect to the increase in the Capital.

(b)

On the date of each Investment hereunder, each applicable Purchaser (determined in accordance with Section 1.1(a)) shall, upon satisfaction of the applicable conditions set forth in Exhibit II, make available to the Seller in same day funds, at the account set forth on Schedule VII, an amount equal to the Capital of the Investment being funded by such Purchaser.

Section 1.3 Transfer of Receivables and Other Purchased Assets.

(a)

Sale of Receivables. In consideration of the payment by each applicable Purchaser of the amount of the applicable Purchaser Group’s share of the initial Investment on the date of the initial Investment hereunder, the Committed

Purchasers’ assumption of their respective Commitments and the Administrator’s agreement (on behalf of the applicable Purchasers) to make payments to the Seller from time to time in accordance with Section 1.4 and for other good and valuable consideration, the receipt and sufficiency of which the Seller hereby acknowledges, effective on the Closing Date (without limiting any prior sales pursuant to Section 1.3(a) of the Original Agreement, which prior sales are hereby ratified and affirmed), the Seller hereby sells, conveys, transfers and assigns to the Administrator, on behalf of the Purchasers, all of Seller’s right, title and interest in and to (i) all Pool Receivables existing on the Closing Date or thereafter arising or acquired by the Seller from time to time prior to the Facility Termination Date (including the Seller’s interest as a trust beneficiary in respect of any Trust Receivables) and (ii) all Related Security, whether existing on the Closing Date or thereafter arising at any time and acquired by the Seller.

(b)

Purchase of Purchased Assets. Subject to the terms and conditions hereof, the Administrator (on behalf of the Purchasers) hereby purchases and accepts from the Seller the Seller’s interest in the Pool Receivables and all other Related Security sold, assigned and transferred pursuant to Section 1.3(a) (collectively, the “Purchased Assets”).

(c)

Obligations Not Assumed. The foregoing sale, assignment and transfer does not constitute and is not intended to result in the creation, or an assumption by the Administrator, any Purchaser Agent or any Purchaser, of any obligation of the Seller, any Originator or any other Person under or in connection with the Receivables or any other Related Security, all of which shall remain the obligations and liabilities of the Seller, the Originator and/or such other Person, as applicable.

Section

1.4 Terms and Conditions for Sale, Assignment and Transfer. Subject to the terms and conditions hereof, including Exhibit II, in consideration for the sale, assignment and transfer of the Purchased Assets by the Seller to the Administrator (on behalf of the Purchasers) hereunder:

(a)

Investments. From time to time prior to the Facility Termination Date, on request of the Seller for an Investment in accordance with Section 1.2(a), the applicable Purchasers in each Purchaser Group (determined in accordance with Section 1.1(a)), in accordance with Section 1.2(b), shall pay to the Seller the applicable Purchaser Group’s Percentage of the amount requested by the Seller under Section 1.2(a).

(b)

Reinvestments. On each Business Day prior to the Facility Termination Date, the Servicer, on behalf of the Administrator, shall pay to the Seller, out of Collections of the Pool Receivables, the amount available for reinvestment in accordance with Section 1.6(b)(ii). Each such payment is herein referred to as a “Reinvestment” (and “Reinvest” shall have the correlative meaning). All Reinvestments with respect to the applicable Purchasers shall be made ratably on behalf of the applicable Purchasers in the relevant Purchaser Group in accordance with the respective outstanding portions of the Aggregate Capital funded by them.

(c)

Deferred Purchase Price. The Servicer, on behalf of the Administrator and the Purchasers, shall pay to the Seller, from Collections, the amounts payable to the Seller from time to time pursuant to Section 1.6(b)(ii), Section 1.6(b)(iv) and clause sixth of Section 1.6(d)(ii) (such amounts, the “Deferred Purchase Price” with respect to the Purchased Assets) at the times specified in such Sections, which remittances shall satisfy the obligation (up to the amount actually received by the Seller or Servicer) of the Administrator on behalf of the Purchasers to pay the Deferred Purchase Price with respect to the Purchased Assets to the Seller. The parties hereto acknowledge and agree that the Administrator and the Purchasers shall have the right to, and intend to, set off (i) the Seller’s obligation to pay (or cause to be paid) to the Purchasers (or to the Administrator on their behalf) all Collections on the portion of the Purchased Assets attributable to the Deferred Purchase Price against (ii) the Administrator’s and the Purchasers’ obligations to pay (or cause to be paid) to the Seller the Deferred Purchase Price.

(d)

Seller Payments Limited to Collections. Notwithstanding any provision contained in this Agreement to the contrary, none of the Administrator, the Purchaser Agents or the Purchasers shall be obligated to pay any amount to the Seller as the purchase price of the Purchased Assets pursuant to subsections (b) and (c) above except to the extent of Collections on Receivables available for distribution to the Seller in accordance with this Agreement. Any amount that the Administrator, any Purchaser Agent or any Purchaser does not pay pursuant to the preceding sentence shall not constitute a claim (as defined in § 101 of the Bankruptcy Code) against or corporate obligation of such Person for any such insufficiency unless and until such amount becomes available for distribution to the Seller in accordance with Section 1.6(d)(ii).

(e)

Intent of the Parties. The Seller, the Administrator, the Purchaser Agents and the Purchasers intend that the sale, assignment and transfer of Purchased Assets to the Administrator (on behalf of the Purchasers) shall be treated as a sale for all purposes (other than financial accounting purposes and for federal, state and local income and franchise tax purposes as provided in the following paragraph of this clause (e)). If notwithstanding the intent of the parties, such sale, transfer and assignment is not treated as a sale for such purposes, such sale, assignment and transfer shall be treated as the grant of, and the Seller does hereby grant to the Administrator (for the benefit of the Purchasers) a security interest in the following property to secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent: all of the Seller’s right, title (if any) and interest in (including any beneficial interest in), to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) (A) the Lock-Box Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts and amounts on deposit therein and (B) each LC Collateral Account and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such LC Collateral Account and amounts on deposit therein, (v) all rights (but none of the obligations) of the Seller, including any security interests granted to it, under any Sale Agreement, any Credit Insurance Policy and the Contribution Agreement, (vi) the Servicer Note and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing (collectively, the “Pool Assets”). The Seller hereby authorizes the Administrator to file financing statements against it describing as the collateral covered thereby as “all assets of the debtor, whether now owned or hereafter created, acquired or arising, and all proceeds of the foregoing” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement. The Administrator, for the benefit of the Purchasers, shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Administrator and the Purchasers, all the rights and remedies of a secured party under any applicable UCC or PPSA. The Seller hereby acknowledges and agrees that pursuant to the Original Agreement, the Seller granted to the Administrator a security interest in all of the Seller’s right, title and interest in, to and under the Purchased Assets (as defined in the Original Agreement). The Seller hereby confirms such security interest and acknowledges and agrees that such security interest is continuing and is supplemented and restated by the security interest granted by the Seller pursuant to this Section 1.4(e).

Notwithstanding the foregoing paragraph of this clause (e), the Seller, the Administrator, the Purchaser Agents, the Purchasers and all other parties to this Agreement intend and agree to treat, for U.S. federal, state and local income and franchise tax (in the nature of income tax) purposes only, the sale, assignment and transfer of the Purchased Assets to the Administrator (on behalf of the Purchasers) as a loan to the Seller secured by the Pool Assets. The provisions of this Agreement and all related Transaction Documents shall be construed to further these intentions of the parties.

(f)	[Reserved].

(g)

Additional Purchasers or Purchaser Groups. The Seller may, with the written consent of the Administrator (and, in the case of a new LC Participant, the LC Bank), which consent may be granted or withheld in their sole discretion, add additional Persons as Purchasers (either to an existing Purchaser Group or by creating new Purchaser Groups) or cause an existing Committed Purchaser or related LC Participant to increase its Commitment in connection with a corresponding increase in the Purchase Limit; provided, that the Commitment of any Committed Purchaser or related LC Participant may only be increased with the prior written consent of such Committed Purchaser or related LC Participant. Each new Conduit Purchaser, Committed Purchaser or related LC Participant (or

Purchaser Group) shall become a party hereto, by executing and delivering to the Administrator, each Purchaser Agent and the Seller, an Assumption Agreement in the form of Annex F hereto (which Assumption Agreement shall, in the case of any new Conduit Purchaser, Committed Purchaser or LC Participant, be executed by each Person in such new Purchaser’s Purchaser Group).

(h)

Nature of Obligations; Defaulting Purchasers. Each Committed Purchaser’s and related LC Participant’s obligations hereunder shall be several, such that the failure of any Committed Purchaser or related LC Participant to make a payment in connection with any Investment or drawing under a Letter of Credit hereunder, as the case may be, shall not relieve any other Committed Purchaser or related LC Participant of its obligation hereunder to make payment for any such Investment or drawing. Further, in the event any Committed Purchaser or related LC Participant fails to satisfy its obligation to make an Investment or payment with respect to such drawing as required hereunder, upon receipt of notice of such failure from the Administrator (or any relevant Purchaser Agent), subject to the limitations set forth herein, the non-defaulting Committed Purchasers or related LC Participants in such defaulting Committed Purchaser’s or related LC Participant’s Purchaser Group shall fund the defaulting Committed Purchaser’s or related LC Participant’s Commitment Percentage of the related Investment or drawing pro rata in proportion to their relative Commitment Percentages (determined without regard to the Commitment Percentage of the defaulting Committed Purchaser or related LC Participant; it being understood that a defaulting Committed Purchaser’s or related LC Participant’s Commitment Percentage of any such Investment or drawing shall be first funded by the Committed Purchasers or related LC Participants in such defaulting Committed Purchaser’s or related LC Participant’s Purchaser Group and thereafter if there are no other Committed Purchasers or related LC Participants in such Purchaser Group or if such other Committed Purchasers or related LC Participants are also defaulting Committed Purchasers or related LC Participants, then such defaulting Committed Purchaser’s or related LC Participant’s Commitment Percentage of such Investment or drawing shall be funded by each other Purchaser Group ratably and applied in accordance with this Section 1.4(h)). Notwithstanding the foregoing and for the avoidance of doubt, each Committed Purchaser’s and LC Participant’s obligation to fund any such Investment or drawing pursuant to this Section 1.4(h) shall be subject in all respects to the limitations set forth in the proviso to Section 1.1(a).

Section 1.5 Purchased Assets Coverage Percentage Computation.

The Purchased Assets Coverage Percentage shall be initially computed under this Agreement on the Closing Date. Thereafter, until the Facility Termination Date, such Purchased Assets Coverage Percentage shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day. From and after the occurrence of any Termination Day, the Purchased Assets Coverage Percentage shall (until the event(s) giving rise to such Termination Day are satisfied or are waived in accordance with Section 5.1) be deemed to be 100%. The Purchased Assets Coverage Percentage shall become zero when the Final Payout Date has occurred and the Servicer shall have received the accrued Servicing Fee thereon.

Section 1.6 Settlement Procedures.

(a)

The collection of the Pool Receivables shall be administered by the Servicer in accordance with this Agreement. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Assets Coverage Percentage.

(b)	The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or the Servicer, including pursuant to Section 1.6(g):

(i) set aside and hold in trust (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) for the benefit of the Purchasers, out of such Collections, first, an amount equal to the Aggregate Discount accrued through such day for each Portion of Capital and not previously set aside, second, an amount equal to the Fees accrued and unpaid through such day, and third, to the extent funds are available therefor, an amount equal to the Servicing Fee accrued through such day and not previously set aside,

(ii) subject to Section 1.6(f), if such day is not a Termination Day, remit to the Seller the remainder of such Collections. Such remainder shall, (x) to the extent representing a return of the Aggregate Capital, be automatically reinvested (ratably among the Purchasers according to each Purchaser’s Capital) in Pool Receivables, and in the Related Security, Collections and other proceeds with respect thereto and (y) to the extent not representing a return of the Aggregate Capital, be paid to the Seller in respect of the Deferred Purchase Price for the Purchased Assets; provided, however, that if the Purchased Assets Coverage Percentage would exceed 100%, then the Servicer shall not reinvest or remit to the Seller, but shall set aside and hold in trust for the benefit of the Purchasers (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) a portion of such Collections that, together with the other Collections set aside pursuant to this paragraph, shall equal the amount necessary to reduce the Purchased Assets Coverage Percentage to 100% (determined as if such Collections set aside had been applied to reduce the Aggregate Capital or Aggregate Adjusted LC Participation Amount, as applicable, at such time), which amount shall either (A) be deposited ratably to the Administration Account (for the benefit of the Purchasers) or (B) be deposited in an LC Collateral Account, in each case, as applicable, on the next Settlement Date in accordance with Section 1.6(c); provided, further, that (x) in the case of any Purchaser that is a Conduit Purchaser, if such Purchaser has provided notice (a “Declining Notice”) to its Purchaser Agent, the Administrator, and the Servicer that such Purchaser (a “Declining Conduit Purchaser”) no longer wishes Collections with respect to any Portion of Capital funded or maintained by such Purchaser to be reinvested pursuant to this clause (ii), and (y) in the case of any Purchaser that has provided notice

(an “Exiting Notice”) to its Purchaser Agent of its refusal, pursuant to Section 1.12, to extend its Commitment hereunder (an “Exiting Purchaser”) then in either case (x) or (y), above, such Purchaser’s ratable share (determined according to outstanding Capital) of such remaining Collections shall not be reinvested or remitted to the Seller and shall instead be held in trust for the benefit of such Purchaser and applied in accordance with clause (iii) below (it being understood and agreed that the foregoing clause (x) shall not limit any obligation of a Committed Purchase in a Declining Conduit Purchaser’s Purchaser Group to make purchases and reinvestments hereunder),

(iii) if such day is a Termination Day (or any day following the provision of a Declining Notice or an Exiting Notice), set aside, segregate and hold in trust (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) for the benefit of the Purchasers the entire remainder of such Collections (or in the case of a Declining Conduit Purchaser or an Exiting Purchaser an amount equal to such Purchaser’s ratable share (determined according to outstanding Capital) of such Collections; provided, that solely for the purpose of determining such Purchaser’s ratable share of such Collections, such Purchaser’s Capital shall be deemed to remain constant from the date of the provision of a Declining Notice or an Exiting Notice, as the case may be, until the date such Purchaser’s Capital has been paid in full; it being understood that if such day is also a Termination Day, such Declining Conduit Purchaser’s or Exiting Purchaser’s Capital shall be recalculated taking into account amounts received by such Purchaser in respect of this parenthetical and thereafter Collections shall be set aside for such Purchaser ratably in respect of its Capital (as recalculated)); provided, further, that if amounts are set aside and held in trust on any Termination Day of the type described in clause (a) of the definition of “Termination Day” (or any day following the provision of a Declining Notice or an Exiting Notice) and, thereafter, the conditions set forth in Section 2 of Exhibit II are satisfied or waived by the Administrator and the Majority Purchaser Agents (or in the case of a Declining Notice or an Exiting Notice, such Declining Notice or Exiting Notice, as the case may be, has been revoked by the related Declining Conduit Purchaser or Exiting Purchaser, respectively and written notice thereof has been provided to the Administrator, the related Purchaser Agent and the Servicer), such previously set-aside amounts shall, to the extent representing a return of Aggregate Capital (or the Capital of the Declining Conduit Purchaser or Exiting Purchaser, as the case may be) and ratably (determined according to outstanding Capital), be reinvested and/or paid to the Seller in respect of the Deferred Purchase Price for the Purchased Assets in accordance with clause (ii) above on the day of such subsequent satisfaction or waiver of conditions or revocation of Declining Notice or Exiting Notice, as the case may be, and

(iv) subject to Section 1.6(f), pay to the Seller (on behalf of the Administrator and the Purchasers) for the Seller’s own account and in payment of the Deferred Purchase Price for the Purchased Assets any Collections in excess of: (x) amounts required to be reinvested in accordance with clause (ii) above or the last proviso to clause (iii) above, plus (y) the amounts that are required to be set aside pursuant to clause (i) above, the provisos to clause (ii) and clause (iii) above, plus (z) all reasonable and appropriate out-of-pocket costs and expenses of the Servicer for servicing, collecting and administering the Pool Receivables.

(c)

The Servicer shall, in accordance with the priorities set forth in Section 1.6(d), deposit into the Administration Account (or such other account designated by the Administrator), on each Settlement Date (or, solely with respect to Collections held for the Purchasers pursuant to Section 1.6(f)(iii), such other date approved by the Administrator with at least five (5) Business Days prior written notice to the Administrator of such payment), Collections held for the Purchasers pursuant to Section 1.6(b)(i), (ii) or (iii) or 1.6(f); provided, that if Peabody or an Affiliate thereof is the Servicer, such day is not a Termination Day and the Administrator has not notified Peabody (or such Affiliate) that the right to retain the portion of Collections set aside pursuant to Section 1.6(b)(i) that represents the Servicing Fee is revoked, Peabody (or such Affiliate) may retain the portion of the Collections set aside pursuant to Section 1.6(b)(i) that represents the Servicing Fee in payment in full of the accrued Servicing Fees so set aside. On the last day of each Settlement Period, each Purchaser (or its Purchaser Agent on its behalf) will notify the Servicer by electronic mail of the amount of Discount accrued with respect to each Portion of Capital during such Settlement Period or portion thereof.

(d)	Upon receipt of funds deposited into the Administration Account pursuant to clause (c) above, the Administrator shall cause such funds to be distributed as follows:

(i) if such distribution occurs on a day that is not a Termination Day, on a day that the Purchased Assets Coverage Percentage does not exceed 100% and on a day that the sum of the Aggregate Capital plus the Aggregate LC Participation Amount does not exceed the Purchase Limit, first to the Purchaser Agents (for the benefit of the Purchasers in their respective Purchaser Groups) in payment in full of all accrued Discount and Fees, and second, if the Servicer has set aside amounts in respect of the Servicing Fee pursuant to clause (b)(i) above and has not retained such amounts pursuant to clause (c) above, to the Servicer (payable in arrears on each Settlement Date) in payment in full of the accrued Servicing Fees so set aside, and

(ii) if such distribution occurs on a Termination Day, on a day when the Purchased Assets Coverage Percentage exceeds 100% or on a day when the sum of the Aggregate Capital plus the Aggregate LC Participation Amount exceeds the Purchase Limit, first to the Purchaser Agents (for the benefit of the Purchasers in their respective Purchaser Groups) in payment in full of all accrued Discount and Fees, second to the Purchaser Agents (for the benefit of the Purchasers in their respective Purchaser Groups) in payment in full of Capital (or, if such day is not a Termination Day, the amount necessary to reduce the Purchased Assets Coverage Percentage to 100% or the sum of the Aggregate Capital plus the Aggregate LC Participation Amount to the Purchase Limit, as applicable) (determined as if such Collections had been applied to reduce the aggregate outstanding Capital), third, to the LC Collateral Accounts for the benefit of the LC Bank and the LC Participants, (x) the amount (if any) necessary to cause the amount of cash collateral held in the LC Collateral Accounts (other than amounts representing LC Fee Expectation) to equal the aggregate outstanding amount of the Aggregate LC Participation Amount (or, if such day is not a Termination Day, the amount necessary to reduce the Purchased Assets Coverage Percentage to 100% or the sum of the Aggregate Capital plus the Aggregate LC Participation Amount to the Purchase Limit, as applicable) (determined as if such Collections had been applied to reduce the aggregate outstanding amount of the Aggregate LC Participation Amount) and (y) if such day is a Termination Day or a Termination Event is continuing, an amount equal to the LC Fee Expectation at such time (or such portion thereof not currently on deposit in the LC Collateral Accounts), fourth, to the Servicer in payment in full of all accrued Servicing Fees, fifth, if all amounts owing under clauses first through fourth above have been paid in full, to the Purchaser Agents (for the benefit of such Purchaser Agent and the Purchasers in their respective Purchaser Groups), the Administrator and any other Indemnified Party or Affected Person in payment in full of any other amounts owed thereto by the Seller hereunder, and sixth, after the occurrence of the Final Payout Date, all additional Collections with respect to the Purchased Assets shall be paid to the Seller for its own account in payment of the Deferred Purchase Price for such Purchased Assets.

(e)	For the purposes of this Section 1.6:

(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, discount or other adjustment made by the Seller or any Affiliate of the Seller, or any setoff or dispute between the Seller or any Affiliate of the Seller and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and, if such reduction or adjustment (x) causes the Purchased Assets Coverage Percentage to exceed 100% or (y) occurs after the occurrence of the Facility Termination Date, the Seller shall pay an amount equal to such reduction or adjustment to a Lock-Box Account for the benefit of the Purchasers and their assigns and for application pursuant to Section 1.6 within one Business Day of such reduction or adjustment;

(ii) if on any day any of the representations or warranties in Section l(g) or (m) of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full and, if such breach (x) causes the Purchased Assets Coverage Percentage to exceed 100% (determined on a pro forma basis after giving effect to such breach and subtraction of the Outstanding Balance of such Pool Receivables related to such breach from the Net Receivables Pool Balance) or (y) occurs after the occurrence of the Facility Termination Date, the Seller shall pay any and all such amounts in respect thereof to a Lock-Box Account (or as otherwise directed by the Administrator at such time) for the benefit of the Purchasers and their assigns and for application pursuant to Section 1.6 within one Business Day and, upon receipt of cash payments in full of the amounts specified in this clause (ii) in a Lock-Box Account, all right, title and interest of the

Administrator, any Purchaser Agent or any Purchaser to the relevant Pool Receivable and Related Security shall pass to the Seller (or, to the extent such interest of the Administrator, any Purchaser Agent or any Purchaser is a beneficial interest in the relevant Pool Receivable and Related Security, shall be extinguished); provided, that any such reconveyance or release shall be without representation or warranty, but free and clear of all liens, security interests, charges, and encumbrances created by the Administrator, any Purchaser Agent or any Purchaser;

(iii) except as provided in clause (i) or (ii) above, or as otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor (or Eligible Supporting Letter of Credit Provider or Credit Insurer, as applicable) of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv) if and to the extent the Administrator, any Purchaser Agent or any Purchaser shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by the Administrator, such Purchaser Agent or such Purchaser but rather to have been retained by the Seller and, accordingly, the Administrator, such Purchaser Agent or such Purchaser, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(f)

If at any time the Seller shall wish to cause the reduction of Aggregate Capital (but not to commence the liquidation, or reduction to zero, of the entire Aggregate Capital), the Seller may do so as follows:

(i) the Seller shall give the Administrator, each Purchaser Agent and the Servicer written notice in the form of Annex C (the “Paydown Notice”) at least two Business Days prior to the date of such reduction for any reduction of Aggregate Capital and such notice shall include the amount of such reduction and the proposed date on which such reduction shall commence;

(ii) on the proposed date of the commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of reduction; and

(iii) the Servicer shall hold such Collections in trust for the benefit of the Administrator (for the benefit of each Purchaser), for payment to the Administrator by deposit into the Administration Account on the next Settlement Date immediately following the current Settlement Period or such other date approved by the Administrator and the Majority Purchaser Agents, and Capital shall be deemed reduced in the amount to be paid to the Administrator only when in fact finally so paid;

provided, that the amount of any such reduction shall be not less than $300,000 and shall be an integral multiple of $100,000. Upon receipt by the Administrator in the Administration Account of any amount paid in reduction of the Aggregate Capital pursuant to sub-clause (iii) above, the Administrator shall cause such funds to be distributed to the Purchaser Agents (for the benefit of the Purchasers in their respective Purchaser Groups) in payment of each Purchaser’s outstanding Capital.

(g)

At any time the Administrator is then exercising dominion over the Lock-Box Accounts in accordance with Section 4.3, the Servicer will, at the request of the Administrator, deliver an Interim Report to the Administrator on each Business Day in accordance with Section 2(l)(iv) of Exhibit IV. Upon receipt of such Interim Report, the Administrator shall promptly review such Interim Report to determine if such Interim Report constitutes a Qualifying Interim Report. In the event that the Administrator reasonably determines that such Interim Report constitutes a Qualifying Interim Report, so long as no Termination Event or Unmatured Termination Event has occurred and is continuing and so long as the Facility Termination Date has not yet occurred and the Administrator is then exercising exclusive dominion and control over the Lock-Box Accounts in accordance with Section 4.3, the Administrator shall promptly remit to the Servicer from the Lock-Box Account (or the LC Collateral Accounts, if applicable) the lesser of (i) the amount identified on such Qualifying Interim Report as Collections on deposit in the Lock-Box Account and/or LC Collateral Accounts in excess of the amount necessary to ensure that the Purchased Assets Coverage Percentage does not exceed 100% and (ii) the aggregate amount of available Collections then on deposit in the Lock-Box Accounts and the LC Collateral Accounts. For purposes of this clause (g), “Qualifying Interim Report” shall mean any Interim Report that satisfies each of the following conditions: (A) the Purchased Assets Coverage Percentage as set forth in such Interim Report shall not exceed 100%; (B) such Interim Report is calculated, in the case of a Weekly Report, as of the last Business Day of the immediately preceding week, and, in the case of a Daily Report, as of the immediately prior Business Day and (C) all of the information and calculations set forth in such Interim Report are true and correct. For the avoidance of doubt, the Administrator shall have no obligation to remit funds to the Seller or the Servicer or any Affiliate thereof from the Lock-Box Account (or the LC Collateral Accounts, if applicable) unless the Administrator shall have received a Qualifying Interim Report.

Section 1.7 Fees.

The Seller shall pay to the Administrator, the Purchasers and the Purchaser Agents the fees in the amounts and on the dates set forth in those certain fee letter agreements for each Purchaser Group, in each case, from time to time entered into among Peabody, the Seller and the applicable Purchaser Agent, the Administrator and/or the Structuring Agent (as such letter agreements may be amended, supplemented or otherwise modified from time to time, the “Fee Letters”).

Section 1.8 Payments and Computations, Etc.

(a)	All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than noon (New York City time) on the day when due in same day funds to the Administration Account. All amounts received after noon (New York City time) will be deemed to have been received on the next Business Day. Amounts payable hereunder to or for the benefit of the Administrator, the Purchasers or the Purchaser Agents (or their related Affected Persons or Indemnified Parties) shall be distributed as follows:

(i) Any amounts to be distributed by or on behalf of the Administrator hereunder to any Purchaser Agent, Purchaser or Purchaser Group shall be distributed to the account specified in writing from time to time by the applicable Purchaser Agent to the Administrator, and the Administrator shall have no obligation to distribute any such amounts unless and until it actually receives payment of such amounts by the Seller or the Servicer, as applicable, in the Administration Account. Except as expressly set forth herein (including, without limitation, as set forth in Section 1.6(b)(iii) with respect to Collections held in trust for Declining Conduit Purchasers and Exiting Purchasers), the Administrator shall distribute (or cause to be distributed) such amounts to the Purchaser Agents for the Purchasers within their respective Purchaser Groups ratably (x) in the case of such amounts paid in respect of Discount and Fees, according to the Discount and Fees payable to the Purchasers and (y) in the case of such amounts paid in respect of Capital (or in respect of any other obligations other than Discount and Fees), according to the outstanding Capital funded by the Purchasers.

(ii) Except as expressly set forth herein (including, without limitation, as set forth in Section 1.6(b)(iii) with respect to Collections held in trust for Declining Conduit Purchasers and Exiting Purchasers), each Purchaser Agent shall distribute the amounts paid to it hereunder for the benefit of the Purchasers in its Purchaser Group to the Purchasers within its Purchaser Group ratably (x) in the case of such amounts paid in respect of Discount and Fees, according to the Discount and Fees payable to such Purchasers and (y) in the case of such amounts paid in respect of Capital (or in respect of any other obligations other than Discount and Fees), according to the outstanding Capital funded by such Purchasers.

(b)

The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay to a Lock-Box Account interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to 2.0% per annum above the Base Rate, payable on demand.

(c)

All computations of interest under clause (b) above and all computations of Discount, fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

(d)

On any day when any computation or calculation hereunder requires the aggregation of amounts denominated in more than one currency, all amounts that are denominated in Australian Dollars shall be deemed to be the U.S. Dollar Equivalent thereof on such day for purposes of such computation or calculation.

Section 1.9 Increased Costs.

(a)

If after the Closing Date the Administrator, the LC Bank, any Purchaser Agent, any Purchaser, any Liquidity Bank, any other Program Support Provider or any of their respective Affiliates (each an “Affected Person”) reasonably determines that any Change in Law affects or would affect the amount of capital required or expected to be maintained by such Affected Person, and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make Investments in (or otherwise to maintain the Investments in) Pool Receivables or issue any Letter of Credit related to this Agreement or any related liquidity facility, credit enhancement facility and other commitments of the same type, then, upon demand by such Affected Person or its related Purchaser Agent (with a copy to the Administrator), the Seller shall promptly pay to the Administrator, for the account of such Affected Person, from time to time as specified by such Affected Person or its related Purchaser Agent, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments.

(b)

If due to any Change in Law there shall be any increase after the Closing Date in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchased Assets (or its portion thereof and including, without limitation, funding or maintaining its Capital), then, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs.

(c)

If such increased costs affect the related Affected Person’s portfolio of financing transactions, such Affected Person shall use reasonable averaging and attribution methods to allocate such increased costs to the transactions contemplated by this Agreement.

(d)

A certificate of an Affected Person (or its related Purchaser Agent) setting forth the amount or amounts necessary to compensate such Affected Person and the basis therefor as specified in clause (a) or (b) of this Section and delivered to the Seller and the Administrator, shall be conclusive absent manifest error. The Seller shall pay such Affected Person’s related Purchaser Agent (for the account of such Affected Person) the amount shown as due on the first Settlement Date occurring after the Seller’s receipt of such certificate.

(e)

Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section 1.9 shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Seller shall not be required to compensate an Affected Person pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Affected Person, notifies the Seller of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 1.10 Requirements of Law.

(a)	If, after the Closing Date, any Affected Person determines that any Change in Law:

(i) does or shall subject such Affected Person to any Tax of any kind whatsoever with respect to this Agreement, any purchase of or investment in the Purchased Assets or any increase in the amount of Capital relating thereto, or does or shall change the basis of taxation of payments to such Affected Person on account of Collections, Discount or any other amounts payable hereunder (excluding Indemnified Taxes and Excluded Taxes),

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of the Yield Rate hereunder, or

(iii) does or shall impose on such Affected Person any other condition,

and the result of any of the foregoing is: (A) to increase the cost to such Affected Person of agreeing to purchase or purchasing or maintaining the ownership of, or issuing any Letter of Credit in respect of, the Purchased Assets (or interests therein) or any Portion of Capital, or (B) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred.

(b) A certificate of an Affected Person (or its related Purchaser Agent) setting forth the amount or amounts necessary to compensate such Affected Person and the basis therefor as specified in clause (a) of this Section and delivered to the Seller and the Administrator, shall be conclusive absent manifest error; provided, however, that no Affected Person shall be required to disclose any confidential or tax planning information in any such certificate. The Seller shall pay such Affected Person’s related Purchaser Agent (for the account of such Affected Person) the amount shown as due on each Settlement Date occurring after the Seller’s receipt of such certificate.

(c) Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section 1.10 shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Seller shall not be required to compensate an Affected Person pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Affected Person, notifies the Seller of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 1.11 [Reserved]

Section 1.12 Extension of the Facility Termination Date.

Provided that no Termination Event or Unmatured Termination Event exists and is continuing, the Seller may request the extension of the Facility Termination Date set forth in clause (a) of the definition thereof by providing written notice to the Administrator and each Purchaser Agent; provided such request is made not more than 120 days prior to, and not less than 60 days prior to, the then current Facility Termination Date scheduled to occur pursuant to clause (a) of the definition thereof. In the event that the Purchasers are all agreeable to such extension, the Administrator shall so notify the Seller and the Servicer in writing (it being understood that each Purchaser may accept or decline such a request in its sole discretion and on such terms as it may elect) not less than 30 days prior to the then current Facility Termination Date scheduled to occur pursuant to clause (a) of the definition thereof, and the Seller, the Servicer, the Sub-Servicers, the Administrator, the Purchaser Agents and the Purchasers shall enter into such documents as the Administrator, the Purchaser Agents and the Purchasers may deem necessary or appropriate to reflect such extension, and all reasonable costs and expenses incurred by the Purchasers, the Purchaser Agents and the Administrator in connection therewith (including reasonable Attorney Costs) shall be paid by the Seller. In the event any Purchaser declines the request for such extension, such Purchaser (or its Purchaser Agent) shall so notify the Administrator and the Administrator shall so notify the Seller of such determination; provided, that the failure of the Administrator to notify the Seller of the determination to decline such extension shall not affect the understanding and agreement that the applicable Purchasers shall be deemed to have refused to grant the requested extension in the event the Administrator fails to affirmatively notify the Seller, in writing, of their agreement to accept the requested extension. If the Facility Termination Date is extended with respect to one or more, but less than all Purchasers, then the Purchase Limit shall be reduced ratably with respect to the Purchasers in each Purchaser Group by an amount equal to the Commitment(s) of the Exiting Purchaser(s) and the Commitment Percentages and Group Commitments of the Purchasers within each Purchaser Group shall be appropriately adjusted.

Section 1.13 Letters of Credit.

(a)

Subject to the terms and conditions hereof (including the satisfaction of the applicable conditions set forth in Exhibit II), the LC Bank shall issue or cause the issuance of standby Letters of Credit denominated in either U.S. Dollars or Australian Dollars (“Letters of Credit”) at the Seller’s direction, for the account of the Servicer or any Sub-Servicer (or such of the Servicer’s or any Sub-Servicer’s designee, which designee shall be a Subsidiary of such Sub-Servicer or the Servicer, as applicable); provided, however, that, for the avoidance of doubt, the LC Bank’s obligation to issue a Letter of Credit shall be subject in all respects to the limitations set forth in the last sentence of the first paragraph of Section 1.1(a).

(b)

Notwithstanding anything to the contrary set forth herein or in any other Transaction Document, the LC Bank shall be under no obligation to issue Letters of Credit requested by the Seller which are denominated in Australian Dollars if the LC Bank notifies the Seller on or prior to the date of such issuance that the issuance of such Letter of Credit, or the funding of any draw thereunder has been made or, in the case of a draw, would be made, impracticable or unlawful by compliance by the LC Bank in good-faith with any Applicable Law or any request or directive of any Governmental Authority (whether or not having the force of law).

(c)

Discount shall accrue on all amounts drawn under Letters of Credit for each day on and after the applicable Drawing Date so long as such drawn amounts shall have not been reimbursed to the LC Bank pursuant to the terms hereof.

Section 1.14 Issuance of Letters of Credit.

(a)

The Seller may request the LC Bank, upon two (2) Business Days’ prior written notice submitted on or before 11:00 a.m., New York time, to issue a Letter of Credit by delivering to the Administrator an Investment Notice substantially in the form of Annex B attached hereto and the LC Bank’s form of Letter of Credit Application (the “Letter of Credit Application”), substantially in the form of Annex E attached hereto completed to the satisfaction of the Administrator and the LC Bank; and, such other certificates, documents and other papers and information as the Administrator may reasonably request. The Seller also has the right to give instructions and make agreements with respect to any Letter of Credit Application and the disposition of documents, and to agree with the Administrator upon any amendment, extension or renewal of any Letter of Credit.

(b)

Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance, extension or renewal, as the case may be, and in no event later than twelve (12) months after the Facility Termination Date. The terms of each Letter of Credit may include customary “evergreen” provisions providing that such Letter of Credit’s expiry date shall automatically be extended for additional periods not to exceed twelve (12) months unless, not less than thirty (30) days (or such longer period as may be specified in such Letter of Credit) (the “Notice Date”) prior to the applicable expiry date, the LC Bank delivers written notice to the beneficiary thereof declining such extension; provided, however, that if (x) any such extension would cause the expiry date of such Letter of Credit to occur after the date that is twelve (12) months after the Facility Termination Date determined pursuant to clause (a) of the definition thereof or (y) the LC Bank determines that any condition precedent to issuing such Letter of Credit hereunder are not satisfied (other than any such condition requiring the Seller to submit an Investment Notice or Letter of Credit Application in respect thereof), then the LC Bank, in the case of clause (x) above, may (or at the written direction of any LC Participant, shall) or, in the case of clause (y) above, shall, use reasonable efforts in accordance with (and to the extent permitted by) the terms of such Letter of Credit to prevent the extension of such expiry date (including notifying the Seller and the beneficiary of such Letter of Credit in writing prior to the Notice Date that such expiry date will not be so extended). Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the LC Bank or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the LC Bank, as determined by the LC Bank.

(c)

Immediately upon the issuance by the LC Bank of any Letter of Credit (or any amendment to a Letter of Credit increasing the amount thereof), the LC Bank shall be deemed to have sold and transferred to each LC Participant, and each LC Participant shall be deemed irrevocably and unconditionally to have purchased and received from the LC Bank, without recourse or warranty, an undivided interest and participation, to the extent of such LC Participant’s Pro Rata Share, in such Letter of Credit, each drawing made thereunder and the obligations of the Seller hereunder with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Pro Rata Shares of the LC Participants pursuant to this Agreement, it is hereby agreed that, with respect to all outstanding Letters of Credit and unreimbursed drawings thereunder, there shall be an automatic adjustment to the participations pursuant to this Section 1.14(c) to reflect the new Pro Rata Shares of the assignor and assignee LC Participant or of all LC Participants with Commitments, as the case may be. In the event that the LC Bank makes any payment under any Letter of Credit and the Seller shall not have reimbursed such amount in full to the LC Bank pursuant to Section 1.16(a), each LC Participant shall be obligated to make Participation Advances with respect to such Letter of Credit in accordance with

Section 1.16(b).

Section 1.15 Requirements For Issuance of Letters of Credit.

The Seller shall authorize and direct the LC Bank to name the Seller, the Servicer or any Sub-Servicer (or such the Servicer’s or any Sub-Servicer’s, as applicable, designee, which designee shall be a Subsidiary of such Sub-Servicer or the Servicer, as applicable) as the “Applicant” or “Account Party” of each Letter of Credit.

Section 1.16 Disbursements, Reimbursement.

(a)

In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the LC Bank will promptly notify the Administrator and the Seller of such request. The Seller shall reimburse (such obligation to reimburse the LC Bank shall sometimes be referred to as a “Reimbursement Obligation”) the LC Bank in U.S. Dollars prior to noon (New York City time), on each date that an amount is paid by the LC Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the U.S. Dollar Equivalent (determined as of the applicable Drawing Date) of the amount so paid by the LC Bank. Such Reimbursement Obligation shall be satisfied by the Seller (i) first, by the remittance by the Administrator to the LC Bank of any available amounts denominated in the same currency as the Letter of Credit relating to such Reimbursement Obligation then on deposit in any LC Collateral Account, (ii) second, by the remittance by or on behalf of the Seller to the LC Bank of any other funds of the Seller then available for disbursement and (iii) third, by the remittance by the Administrator to the LC Bank of any available amounts then on deposit in the LC Collateral Account denominated in a currency other than the currency of the Letter of Credit relating to such Reimbursement Obligation; provided, that at the time of such remittance, such amounts shall be converted to the currency of the Letter of Credit relating to such Reimbursement Obligation. In the event the Seller fails to reimburse the LC Bank for the full U.S. Dollar Equivalent of the amount of any drawing under any Letter of Credit by noon (New York City time) on the Drawing Date (including because the conditions precedent to an Investment requested by the Seller pursuant to Section 1.2 shall not have been satisfied), the LC Bank will promptly notify each LC Participant thereof. Any notice given by the LC Bank pursuant to this Section may be oral if promptly confirmed in writing; provided that the lack of such a prompt written confirmation shall not affect the conclusiveness or binding effect of such oral notice.

(b)

Each LC Participant shall upon any notice pursuant to clause (a) above make available to the LC Bank an amount in U.S. Dollars in immediately available funds equal to its Pro Rata Share of the U.S. Dollar Equivalent (determined as of the applicable Drawing Date) of the amount of the drawing (a “Participation Advance”), whereupon the LC Participants shall each be deemed to have made an Investment in U.S. Dollars in that amount. If any LC Participant so notified fails to make available to the LC Bank the amount in U.S. Dollars of such LC Participant’s Pro Rata Share of such U.S. Dollar Equivalent amount by no later than 2:00 p.m., New York time on the Drawing Date, then interest shall accrue on such LC Participant’s obligation to make such payment, from the Drawing Date to the date on which such LC Participant makes such payment (i) at a rate per annum equal to the Overnight Bank Funding Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the Base Rate on and after the fourth day following the Drawing Date. The LC Bank will promptly give notice of the occurrence of the Drawing Date, but failure of the LC Bank to give any such notice on the Drawing Date or in sufficient time to enable any LC Participant to effect such payment on such date shall not relieve such LC Participant from its obligation under this clause (b). Each LC Participant’s Commitment shall continue until the last to occur of any of the following events: (A) the LC Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Persons (other than the Seller) have been fully reimbursed for all payments made under or relating to Letters of Credit.

Section 1.17 Repayment of Participation Advances.

(a)

Upon (and only upon) receipt by the LC Bank for its account of immediately available funds from the Seller (i) in reimbursement of any payment made by the LC Bank under a Letter of Credit with respect to which any LC Participant has made a Participation Advance to the LC Bank, or (ii) in payment of Discount on the Investments made or deemed to have been made in connection with any such draw, the LC Bank will pay to each LC Participant, ratably (based on the outstanding drawn amounts funded by each such LC Participant in respect of such Letter of Credit), in the same funds as those received by the LC Bank; it being understood, that the LC Bank shall retain a ratable amount of such funds that were not the subject of any payment in respect of such Letter of Credit by any LC Participant.

(b)

If the LC Bank is required at any time to return to the Seller, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Seller to the LC Bank pursuant to this Agreement in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each LC Participant shall, on demand of the LC Bank, forthwith return to the LC Bank the amount of its Pro Rata Share of any amounts so returned by the LC Bank plus interest at the Overnight Bank Funding Rate from the date the payment was first made to such LC Participant through, but not including, the date the payment is returned by such LC Participant.

(c)

If any Letters of Credit are outstanding and undrawn on the Facility Termination Date, the LC Collateral Accounts shall be funded from Collections (or, in the Seller’s sole discretion, by other funds available to the Seller) in an amount (which amount may be held in U.S. Dollars or Australian Dollars and is subject to conversion by the Administrator in accordance with Section 1.23) equal to the U.S. Dollar Equivalent of the aggregate undrawn face amount of such Letters of Credit plus the U.S. Dollar Equivalent of all related fees to accrue through the stated expiration dates thereof, including any customary presentation, amendment and other processing fees, and other standard costs and charges, of the LC Bank relating to letters of credit (such fees to accrue, as reasonably estimated by the LC Bank, the “LC Fee Expectation”).

Section 1.18 Documentation.

The Seller agrees to be bound by and shall cause the Servicer or any Sub-Servicer (or such the Servicer’s or any Sub-Servicer’s, as applicable, designee, which designee shall be a Subsidiary of such Sub-Servicer or the Servicer, as applicable) named as the “Applicant” or “Account Party” of any Letter of Credit to agree to be bound by the terms of the Letter of Credit Application and by the LC Bank’s interpretations of any Letter of Credit issued for the Seller and by the LC Bank’s written regulations and customary practices relating to letters of credit, though the LC Bank’s interpretation of such regulations and practices may be different from the Seller’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct by the LC Bank, the LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Seller’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto. In addition to any other fees or expenses owing under the Fee Letter or any other Transaction Document or otherwise pursuant to any Letter of Credit Application, the Seller shall pay to the LC Bank for its own account any customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the LC Bank relating to letters of credit as from time to time in effect. Such customary fees shall be due and payable upon demand and shall be nonrefundable.

Section 1.19 Determination to Honor Drawing Request.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

Section 1.20 Nature of Participation and Reimbursement Obligations.

Each LC Participant’s obligation in accordance with this Agreement to make Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Seller to reimburse the LC Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Article I under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such LC Participant may have against the LC Bank, the Administrator, any Purchaser Agent, any Purchaser, the Seller or any other Person for any reason whatsoever;

(ii) the failure of the Seller or any other Person to comply with the conditions set forth in this Agreement for the making of an Investment, Reinvestments, requests for Letters of Credit or otherwise, it being acknowledged that such conditions are not required for the making of Participation Advances hereunder;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by the Seller, the LC Bank or any LC Participant against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which the Seller, the LC Bank or any LC Participant may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the LC Bank, any LC Participant, any Purchaser Agent, any Purchaser or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Seller or any Subsidiaries of the Seller or any Affiliates of the Seller and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, even if the Administrator or the LC Bank has been notified thereof;

(vi) payment by the LC Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit other than as a result of the gross negligence or willful misconduct of the LC Bank;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the LC Bank or any of the LC Bank’s Affiliates to issue any Letter of Credit in the form requested by the Seller, unless the LC Bank has received written notice from the Seller of such failure within three Business Days after the LC Bank shall have furnished the Seller a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any Material Adverse Effect on the Seller, any Originator or any Affiliates thereof;

(x) any breach of this Agreement or any Transaction Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to the Seller, any Originator or any Affiliate thereof;

(xii) the fact that a Termination Event or an Unmatured Termination Event shall have occurred and be continuing;

(xiii) the fact that this Agreement or the obligations of Seller or Servicer hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Nothing in this Section 1.20 shall relieve the LC Bank from liability for its gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction.

Section 1.21 Indemnity.

In addition to other amounts payable hereunder, the Seller hereby agrees to protect, indemnify, pay and save harmless the Administrator, the LC Bank, each LC Participant and any of the LC Bank’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, penalties, interest, judgments, losses, costs, charges and expenses (including Attorney Costs) which the Administrator, the LC Bank, any LC Participant or any of their respective Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit (including any losses resulting from the amount of any Australian Dollars purchased by the LC Bank with the proceeds of U.S. Dollars received from the Seller or any LC Participant in connection with any drawing under a Letter of Credit denominated in Australian Dollars for any reason falling short of the amount of the Australian Dollars paid by the LC Bank in connection with such drawing), other than as a result of (a) the gross negligence or willful misconduct of the party to be indemnified as determined by a final judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the LC Bank or any of its Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”). This Section 1.21 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim pursuant to this Section 1.21.

Section 1.22 Liability for Acts and Omissions.

As between the Seller, on the one hand, and the Administrator, the LC Bank, the LC Participants, the Purchaser Agents and the Purchasers, on the other, the Seller assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, (x) the respective beneficiaries or (y) the Servicer or any Sub-Servicer (or such the Servicer’s or any Sub-Servicer’s, as applicable, designee, which designee shall be a Subsidiary of such Sub-Servicer or the Servicer, as applicable) named as the “Applicant” or “Account Party” of such Letters of Credit. In furtherance and not in limitation of the respective foregoing, none of the Administrator, the LC Bank, the LC Participants, the Purchaser Agents or the Purchasers shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the LC Bank shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Seller against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Seller and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrator, the LC Bank, the LC Participants, the Purchaser Agents and the Purchasers, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the LC Bank’s rights or powers hereunder. Nothing in the preceding sentence shall relieve the LC Bank from liability for its gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Administrator, the LC Bank, the LC Participants, the Purchaser Agents, the Purchasers or their respective Affiliates, be liable to the Seller or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Administrator, the LC Bank, the LC Participants, the Purchaser Agents, the Purchasers and each of their respective Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the LC Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrator, the LC Bank, the LC Participants, the Purchaser Agents, the Purchasers or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the LC Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, shall not put the LC Bank under any resulting liability to the Seller, any LC Participant or any other Person.

Section 1.23 LC Collateral Accounts.

(a)

Provided that no Termination Event or Unmatured Termination Event has occurred and is continuing and the Facility Termination Date has not occurred the Seller may from time to time advise the Administrator and each Purchaser Agent in writing of its desire to convert certain amounts that are on deposit in an LC Collateral Account and that are denominated in one currency to another currency that is either denominated in U.S. Dollars or Australian Dollars. Following receipt of such request, the Administrator shall notify the Seller in writing whether or not the Administrator is agreeable to such conversion; provided, however, that if the Administrator fails to so notify the Seller within one Business Day, the Administrator shall be deemed to have declined such conversion request. In the event that the Administrator has so notified the Seller in writing that it is agreeable to such conversion, the Seller and the Administrator shall enter into such documents as the Administrator may deem necessary or appropriate to effect such conversion, and such conversion shall occur at such exchange rate as agreed to in writing between the Administrator and the Seller.

(b)

At any time that a Termination Event or Unmatured Termination Event has occurred and is continuing, at any time on or after the occurrence of the Facility Termination Date, at any time on or after the occurrence of a Minimum Cash

Liquidity Event or at any time a Reimbursement Obligation is then owing, so long as the Adjusted Australian Dollar LC Participation Amount is greater than zero, the Administrator may, in its sole discretion, convert any amounts that are on deposit in an LC Collateral Account and that are denominated in one currency to U.S. Dollars or Australian Dollars. Any such conversion shall occur at the exchange rate reasonably determined by the Administrator to exist at such time of conversion and which is available to the Administrator at such time of conversion.

(c)

In connection with any such conversion occurring pursuant to this Section 1.23, the Seller shall promptly pay the Administrator all customary fees and expenses as well as standard costs and charges of the Administrator in connection with such conversion as well as all out-of-pocket documented costs and expenses incurred by the Administrator in connection therewith. The proceeds of any such conversion shall be deposited by the Administrator into the applicable LC Collateral Account.

Section 1.24 Discount and Fees.

(a) Fees. On each Settlement Date, the Seller shall, in accordance with the terms and priorities for payment set forth in Section 1.16, pay to each Purchaser, the Administrator and the Structuring Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Seller, the Purchasers and/or the Administrator or the Structuring Agent (each such fee letter agreement is collectively referred to herein as the “Fee Letter”).

(b) Discount and Fees. The Capital of each Purchaser shall accrue Discount on each day when such Capital remains outstanding at the then-applicable Discount Rate for such Purchaser’s related Capital. The Seller shall pay all Discount and Fees accrued during each Discount Period on the first Settlement Date occurring after the end of such Discount Period in accordance with the terms and priorities for payment set forth in Section 1.16. For the avoidance of doubt, Discount accrued during each Discount Period shall be due and payable on the first Settlement Date after such Discount Period without regard to the availability of Collections for payment thereof.

(c) Highest Lawful Rate. If at any time the designated rate of Discount applicable to any Capital funded by any Purchaser exceeds such Purchaser’s highest lawful rate, the rate of Discount on such Purchaser’s Capital shall be limited to such Purchaser’s highest lawful rate.

(d) Selection of Daily 1M SOFR and Term SOFR Rate; Rate Quotations.

(i) So long as no Termination Event is continuing, the Seller may, by written notice to the Administrator, elect for all or any portion of the Aggregate Capital to accrue Discount by reference to the Term SOFR Rate (rather than Daily 1M SOFR)

during any Discount Period. Any such notice must specify the amount of the Aggregate Capital subject of such election and must be delivered not later than two (2) Business Days prior to the first day of the affected Discount Period. Any such portion of the Aggregate Capital that is subject to such an election shall be apportioned among the respective Purchasers’ Capital ratably. Notwithstanding the foregoing, (x) the Seller shall not make such an election if, as a result thereof, more than five Portions of Capital would exist and (y) each Portion of Capital for Capital accruing Discount by reference to the Term SOFR Rate shall be not be less than $300,000 and shall be an integral multiple of $100,000. For the avoidance of doubt, if a Termination Event is then continuing, the Discount Rate for any Capital (and any portion of Capital thereof) shall be determined pursuant to the definition of Discount Rate notwithstanding any otherwise applicable election by the Seller.

(ii) The Seller may call the Administrator on or before the date on which an Investment Notice is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrator or the Purchasers nor affect the rate of yield which thereafter is actually in effect when the election is made.

(e) Conforming Changes Relating to Daily 1M SOFR and the Term SOFR Rate. With respect to Daily 1M SOFR and the Term SOFR Rate, the Administrator will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document; provided that, with respect to any such amendment effected, the Administrator shall provide notice to the Seller and the Purchasers each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

(f) Discount After Default. To the extent permitted by Law, upon the occurrence of an Termination Event and until such time such Termination Event shall have been cured or waived, at the discretion of the Administrator or upon written demand by the Majority Purchaser Agents to the Administrator:

(i) Discount Rate. The Discount Rate applicable to any Capital shall be increased by 2.50% per annum;

(ii) Other Obligations. Each other obligation of Seller and its Affiliates hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the Base Rate plus an additional 2.50% per annum from the time such obligation becomes due and payable until the time such obligation is paid in full; and

(iii) Acknowledgment. The Seller acknowledges that the increase in rates referred to in this Section 1.24(f) reflects, among other things, the fact that such Capital or other amounts have become a substantially greater risk given their default status and that the Purchasers are entitled to additional compensation for such risk; and all such Discount shall be payable upon demand by Administrator or (if earlier) on the first Settlement Date occurring after such Discount accrues.

Section 1.25 Daily 1M SOFR or Term SOFR Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.

(a)	Unascertainable; Increased Costs. If, on or prior to the first day of a Discount Period:

(i) the Administrator shall have determined (which determination shall be conclusive and binding absent manifest error) that (x) Daily 1M SOFR or the Term SOFR Rate cannot be determined pursuant to the definition thereof; or (y) a fundamental change has occurred with respect to Daily 1M SOFR or the Term SOFR Rate (including, without limitation, changes in national or international financial, political or economic conditions); or

(ii) any Purchaser determines that for any reason that Daily 1M SOFR or the Term SOFR Rate for any requested Discount Period does not adequately and fairly reflect the cost to such Purchaser of funding such Purchaser’s Capital, and such Purchaser has provided notice of such determination to the Administrator;

then the Administrator shall have the rights specified in Section 1.25(c).

(b)

Illegality. If at any time any Purchaser shall have determined that the making, maintenance or funding of any Capital accruing Discount by reference to Daily 1M SOFR or the Term SOFR Rate has been made impracticable or unlawful, by compliance by such Purchaser in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law), then the Administrator shall have the rights specified in Section 1.25(c).

(c)

Administrator’s and Purchaser’s Rights. In the case of any event specified in Section 1.25(a), the Administrator shall promptly so notify the Purchasers and the Seller thereof, and in the case of an event specified in Section 1.25(b), such Purchaser shall promptly so notify the Administrator and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrator shall promptly send copies of such notice and certificate to the other Purchasers and the Seller.

Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Purchasers, in the case of such notice given by the Administrator, or (ii) such Purchaser, in the case of such notice given by such Purchaser, to allow the Seller to select, convert to or renew a Capital accruing Discount by reference to Daily 1M SOFR or the Term SOFR Rate shall be suspended (to the extent of the affected Discount Rate or the applicable Discount Periods) until the Administrator shall have later notified the Seller, or such Purchaser shall have later notified the Administrator, of the Administrator’s or such Purchaser’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.

If at any time the Administrator makes a determination under Section 1.25(a), (A) if the Seller has delivered an Investment Request for an affected Capital that has not yet been made, such Investment Request shall be deemed to request Base Rate Capital and (B) any outstanding affected Capital shall be deemed to have been converted into Base Rate Capital at the end of the applicable Discount Period.

If any Purchaser notifies the Administrator of a determination under Section 1.25(b) above, the Seller shall, subject to the Seller’s indemnification obligations under Section 3.1, as to any Capital of the Purchaser to which a Term SOFR Rate applies, on the date specified in such notice either convert such Capital to a Base Rate Capital or prepay such Capital. Absent due notice from the Seller of conversion or prepayment, such Capital shall automatically be converted to a Base Rate Capital upon such specified date.

(d)	Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. Eastern Time on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Purchasers without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrator has not received, by such time, written notice of objection to such Benchmark Replacement from Purchaser Agents comprising the Majority Purchaser Agents.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrator may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrator will promptly notify the Seller and the Purchasers of (A) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement and (C) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrator will notify the Seller of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrator or, if applicable, any Purchaser (or group of Purchasers) pursuant to this Section 1.25(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document except, in each case, as expressly required pursuant to this Section 1.25(d).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrator in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrator may modify the definition of “Discount Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrator may modify the definition of “Discount Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Seller may revoke any pending request for Capital bearing Discount based on Daily 1M SOFR or the Term SOFR Rate, conversion to or continuation of Capital bearing Discount based on Daily 1M SOFR or the Term SOFR Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Seller will be deemed to have converted any such request into a request for Base Rate Capital. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current

Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi) Definitions. As used in this Section 2.04(d):

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of a Discount Period pursuant to this Agreement or (y) otherwise, any payment period for Discount calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of Discount calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Discount Period” pursuant to clause (iv) of this Section 1.25(d).

“Benchmark” means, initially, Daily 1M SOFR and the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to Daily 1M SOFR, the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrator for the applicable Benchmark Replacement Date:

(1) the sum of: (A) Daily Simple SOFR and (B) the SOFR Adjustment; and

(2) the sum of (A) the alternate benchmark rate that has been selected by the Administrator and the Seller, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction

Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrator in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrator and the Seller, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrator, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrator, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrator, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrator announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 1.25(d) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 1.25(d).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification,

amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or, if no floor is specified, zero.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Section 1.26 Records of Investments. Each Purchaser shall record in its records, the date and amount of each Investment made by such Purchaser hereunder, the Discount rate with respect thereto, the Discount accrued thereon and each repayment and payment thereof. Subject to Section 5.4(b)(vi), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Seller hereunder or under the other Transaction Documents to repay the Capital of each Purchaser, together with all Discount accruing thereon and all other Seller Obligations.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES; COVENANTS; TERMINATION EVENTS

Section 2.1 Representations and Warranties; Covenants.

Each of the Seller, Peabody and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III and IV, respectively.

Section 2.2 Termination Events.

If any of the Termination Events set forth in Exhibit V shall occur, the Administrator may (with the consent of the Majority Purchaser Agents) or shall (at the direction of the Majority Purchaser Agents), by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (f) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Administrator, the Purchaser Agents and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the New York UCC, the PPSA and under other Applicable Law, which rights and remedies shall be cumulative.

ARTICLE III.

INDEMNIFICATION

Section 3.1 Indemnities by the Seller.

Without limiting any other rights that the Administrator, the Purchaser Agents, the Purchasers, the Liquidity Banks, any Program Support Provider or any of their respective Affiliates, employees, officers, directors, agents, counsel, successors, transferees or permitted assigns (each, an “Indemnified Party”) may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, expenses, costs, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement (whether directly or indirectly), the use of proceeds of Investments or Reinvestments, the ownership of any portion of the Purchased Assets, or any interest therein, or in respect of any Receivable, Related Security or Contract, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or its employees, officers, directors, agents, counsel, successors, transferees or permitted assigns. Without limiting or being limited by the foregoing, and subject to the exclusions set forth in the preceding sentence, the Seller shall pay on demand (which demand shall be accompanied by documentation of the Indemnified Amounts, in reasonable detail) to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i) the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable, the failure of any information contained in an Information Package or Interim Report to be true and correct on the date thereof (or, if such information is stated therein to be as of a different date, on such different date), or the failure of any other information provided to any Purchaser or the Administrator with respect to Receivables or this Agreement to be true and correct on the date so provided (or, if such information is stated therein to be as of a different date, on such different date),

(ii) the failure of any representation, warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made in all respects when made,

(iii) the failure by the Seller to comply with any Applicable Law with respect to any Pool Receivable or the related Contract, or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law,

(iv) the failure to vest in the Administrator (on behalf of the Purchasers) a valid and enforceable first priority perfected ownership or security interest in the Pool Assets, free and clear of any Adverse Claim,

(v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC or PPSA of any applicable jurisdiction or other Applicable Laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets against Peabody, the Seller or any Originator, whether at the time of any Investment or Reinvestment or at any subsequent time,

(vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Seller or any of its Affiliates acting as Servicer or by any agent or independent contractor retained by the Seller or any of its Affiliates),

(vii) any failure of the Seller (or any of its Affiliates acting as the Servicer) to perform its duties or obligations in accordance with the provisions hereof or under the Contracts,

(viii) any products liability or other claim, investigation, litigation or proceeding arising out of or in connection with merchandise, insurance or services that are the subject of any Contract,

(ix) the commingling of Collections at any time with other funds,

(x) the use of proceeds of Investments or Reinvestments,

(xi) any reduction in Capital as a result of the distribution of Collections pursuant to Section 1.6(d), if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason;

(xii) any failure by the Seller to pay any premium or other amount when due under the terms of any Credit Insurance Policy, to keep any Credit Insurance Policy in force or to make or perfect any claim for reimbursement under any Credit Insurance Policy; or

(xiii) any insurance premium payments paid by the Administrator on any Credit Insurance Policy in accordance with this Agreement.

This Section 3.1 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim pursuant to this Section 3.1.

Section 3.2 Indemnities by the Servicer.

Without limiting any other rights that any Indemnified Party may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained in an Information Package or Interim Report to be true and correct on the date thereof (or, if such information is stated therein to be as of a different date, on such different date), or the failure of any other information provided to any such Indemnified Party by, or on behalf of, the Servicer to be true and correct on the date so provided (or, if such information is stated therein to be as of a different date, on such different date), (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made in all respects when made, (c) the failure by the Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Receivable, or (e) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof; excluding, however: (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or its employees, officers, directors, agents, counsel, successors, transferees or permitted assigns or (b) Indemnified Amounts arising due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Servicer for uncollectible Receivables (except as otherwise specifically provided in this Agreement).

ARTICLE IV.

ADMINISTRATION, COLLECTIONS AND INSURANCE OF RECEIVABLES

Section 4.1 Appointment of the Servicer.

(a)

The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section. Until the Administrator gives notice to Peabody (in accordance with this Section) of the designation of a new Servicer, Peabody is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of a Termination Event, the Administrator may designate as Servicer any Person (including itself) to succeed Peabody or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b)

Upon the designation of a successor Servicer as set forth in clause (a) above, Peabody agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrator determines will facilitate the transition of the performance of such activities to the new Servicer, and Peabody shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of related records and use by the new Servicer of all licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security.

(c)

Peabody acknowledges that, in making their decision to execute and deliver this Agreement, the Administrator and the Purchasers have relied on Peabody’s agreement to act as Servicer hereunder. Accordingly, Peabody agrees that it will not voluntarily resign as Servicer.

(d)

The Servicer may and hereby does delegate its duties and obligations hereunder to the Sub-Servicers; provided, that, in such delegation: (i) each such Sub-Servicer shall and hereby does agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrator, the Purchaser Agents and the Purchasers shall have the right to look solely to the Servicer for performance, and (iv) the terms of any agreement with any Sub-Servicer shall and hereby do provide that the Administrator may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer); provided, however, that if any such delegation is to any Person other than any Person party hereto as a “Sub-Servicer”, the Administrator shall have consented in writing in advance to such delegation; provided, further, any Australian Sub-Servicer will not have any duty or obligation with respect to any U.S. Originator Receivable.

Section 4.2 Duties of the Servicer.

(a)

The Servicer shall take or cause to be taken all such action as may be commercially reasonable to administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Servicer shall set aside, for the accounts of the Seller, the Administrator, the Purchaser Agents and the Purchasers, the amount of the Collections to which each is entitled in accordance with Article I. The Servicer may, in accordance with the applicable Credit and Collection Policy, extend the maturity of any Pool Receivable and extend the maturity or adjust the Outstanding Balance of any Defaulted Receivable as the Servicer may determine to be appropriate to maximize Collections thereof; provided, however, that: for the purposes of this Agreement, (i) such extension shall not change the number of days such Pool Receivable has remained unpaid from the date of the invoice date related to such Pool Receivable, (ii) such extension or adjustment shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any of the Purchasers, the Purchaser Agents or the Administrator under this Agreement and (iii) if a Termination Event has occurred and is continuing and Peabody or an Affiliate thereof is serving as the Servicer, Peabody or such Affiliate may make such extension or adjustment only upon the prior approval of the Administrator. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Administrator (individually and for the benefit of the Purchasers), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, the Administrator may direct the Servicer (whether the Servicer is Peabody or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security.

(b)

The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any item that is not a Pool Receivable or other Pool Asset or any related security thereof, less, if Peabody or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than Peabody or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c)	The Servicer’s obligations hereunder shall terminate on the Final Payout Date.

After such termination, if Peabody or an Affiliate thereof was not the Servicer on the date of such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

Section 4.3 Lock-Box Arrangements.

Subject to Section 5.21, prior to the Closing Date, the Seller shall have entered into Lock-Box Agreements with all of the Lock-Box Banks and delivered executed counterparts thereof to the Administrator. At the Administrator’s discretion, the Administrator may (and shall, at the direction of the Majority Purchaser Agents), at any time give notice to each Lock-Box Bank that the Administrator is exercising its rights under the Lock-Box Agreements to do any or all of the following: (a) to exercise exclusive dominion and control (for the benefit of the Purchasers) over each of the Lock-Box Accounts and all funds on deposit therein and (b) to take any or all other actions permitted under the applicable Lock-Box Agreement. The Seller and the Servicer each hereby agree that if the Administrator at any time takes any action set forth in the preceding sentence, the Administrator shall have exclusive control (for the benefit of the Purchasers) of the proceeds (including Collections) of all Pool Receivables and the Seller and the Servicer hereby further agree to take any other action that the Administrator may reasonably request to transfer such control or to ensure that the Administrator maintains such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrator. If the Administrator has taken exclusive dominion and control over each of the Lock-Box Accounts and no Termination Event or Unmatured Termination Event exists, the Administrator shall instruct the Lock-Box Banks to make the relevant distributions to the Servicer pursuant to Section 1.6(g) on each applicable date and following such distributions, if any, to the Servicer on such day pursuant to Section 1.6(g), the Administrator in its discretion may instruct the Lock-Box Banks to transfer the remainder to the LC Collateral Accounts.

The Administrator shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Accounts. Amounts, if any, on deposit in the LC Collateral Accounts on the Final Payout Date shall be remitted by the Administrator to the Seller.

The Administrator shall, on each Settlement Date (if such date occurs on a Termination Day), remove any available amounts then on deposit in the LC Collateral Accounts and deposit such amounts into each Purchaser Agent’s account in accordance with the priorities set forth in Section 1.6(d), to the extent that any amounts are then due and owing under clauses first through second of Section 1.6(d)(ii) after giving effect to the distribution, if any, by the Servicer on such date in accordance with Section 1.6(d).

Section 4.4 Enforcement Rights.

(a)	At any time following the occurrence and during the continuation of a Termination Event:

(i) the Administrator may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrator or its designee (on behalf of the Purchasers),

(ii) the Administrator may instruct the Seller or the Servicer to give notice of the Purchasers’ interest in Pool Receivables (other than, in the case of an Australian Originator, Pool Receivables which are Trust Receivables) to each Obligor, which notice shall direct that payments be made directly to the Administrator or its designee (on behalf of the Purchasers), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrator, the Administrator (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors, and

(iii) the Administrator may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrator or its designee (for the benefit of the Purchasers) at a place selected by the Administrator, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the Administrator and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee (on behalf of the Purchasers);

and

(iv) the Administrator may replace the Person then acting as Servicer.

(b)

The Seller hereby authorizes the Administrator, and irrevocably appoints the Administrator as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable following the occurrence and during the continuation of a Termination Event, in the determination of the Administrator, to collect any and all amounts or portions thereof due under any and all Pool Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(c)	For the purposes of the power of attorney granted under Section 8.5 of the Australian Sale Agreement:

(i) the Contributor nominates each of the Seller and the Administrator as its nominees, and each Australian Originator acknowledges that each of the Seller and the Administrator are the nominees of the Contributor and therefore each of the Contributor, the Seller and the Administrator severally are an attorney of each Australian Originator; and

(ii) at any time following a “Title Perfection Event” (under and as defined in the Australian Sale Agreement, the Administrator may instruct the Seller or Contributor to enforce any rights granted under Article VIII of the Australian Sale Agreement.

Section 4.5 Responsibilities of the Seller.

(a)

Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if such Pool Receivables had not been transferred hereunder, and the exercise by the Administrator, any Purchaser Agent or any Purchaser of their respective rights hereunder shall not relieve the Seller from such obligations, and (ii) pay when due any taxes, including any sales taxes, payable in connection with the Pool Receivables and their creation and satisfaction. Neither the Administrator nor any Purchaser Agent nor any Purchaser shall have any obligation or liability with respect to any Pool Asset, nor shall any of them be obligated to perform any of the obligations of the Seller, Peabody or any Originator thereunder.

(b)	Peabody hereby irrevocably agrees that if at any time it shall cease to be the

Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Peabody shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Peabody conducted such data-processing functions while it acted as the Servicer.

Section 4.6 Servicing Fee.

(a)

Subject to clause (b), the Servicer shall be paid a fee equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables. Such fee shall be paid through the distributions contemplated by Section 1.6(d).

(b)

If the Servicer ceases to be Peabody or an Affiliate thereof, the servicing fee shall be the greater of: (i) the amount calculated pursuant to clause (a), and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.

Section 4.7 Agents.

(a)	Appointment and Authorization.

(i) Each Purchaser and Purchaser Agent hereby irrevocably designates and appoints PNC Bank, National Association, as the “Administrator” hereunder and authorizes the Administrator to take such actions and to exercise such powers as are delegated to the Administrator hereby and to exercise such other powers as are reasonably incidental thereto. The Administrator shall hold, in its name, for the benefit of each Purchaser, ratably, the Purchased Assets. The Administrator shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser or Purchaser Agent, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrator. The Administrator does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller, the Servicer or any Sub-Servicer. Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, in no event shall the Administrator ever be required to take any action which exposes the Administrator to personal liability or which is contrary to the provision of any Transaction Document or Applicable Law.

(ii) Each Purchaser hereby irrevocably designates and appoints the respective institution identified as the Purchaser Agent for such Purchaser’s Purchaser Group on the signature pages hereto or in the Assumption Agreement or Transfer Supplement pursuant to which such Purchaser becomes a party hereto, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Administrator, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.

(iii) Except as otherwise specifically provided in this Agreement, the provisions of this Section 4.7 are solely for the benefit of the Purchaser Agents, the Administrator and the Purchasers, and none of the Seller, the Servicer or any Sub-Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Section 4.7, except that this Section 4.7 shall not affect any obligations which any Purchaser Agent, the Administrator or any Purchaser may have to the Seller, the Servicer or any Sub-Servicer under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.

(iv) In performing its functions and duties hereunder, the Administrator shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, the Servicer or any Sub-Servicer or any of their successors and assigns. In performing its functions and duties hereunder, each Purchaser Agent shall act solely as the agent of its respective Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, the Servicer, any Sub-Servicer any other Purchaser, any other Purchaser Agent or the Administrator, or any of their respective successors and assigns.

(b)

Delegation of Duties. The Administrator may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrator shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(c)

Exculpatory Provisions. None of the Purchaser Agents, the Administrator or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Majority Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitment of such Purchaser Group) or (ii) in the absence of such Person’s gross negligence or willful misconduct. The Administrator shall not be responsible to any Purchaser, Purchaser Agent or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, the Servicer, any Sub-Servicer, any Originator or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, the Servicer, any Sub-Servicer, any Originator or any of their

Affiliates to perform any obligation hereunder or under the other Transaction Documents to which it is a party (or under any Contract), or (iv) the satisfaction of any condition specified in Exhibit II. The Administrator shall not have any obligation to any Purchaser or Purchaser Agent to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, the Servicer, any Sub-Servicer, any Originator or any of their respective Affiliates.

(d)	Reliance by Agents.

(i) Each Purchaser Agent and the Administrator shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller or the Servicer), independent accountants and other experts selected by the Administrator. Each Purchaser Agent and the Administrator shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitment of such Purchaser Group), and assurance of its indemnification, as it deems appropriate.

(ii) The Administrator shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Purchaser Agents or the Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Administrator and Purchaser Agents.

(iii) The Purchasers within each Purchaser Group with a majority of the Commitment of such Purchaser Group shall be entitled to request or direct the related Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of all of the Purchasers within such Purchaser Group. Each Purchaser Agent also shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent’s Purchasers.

(iv) Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect of which such Purchaser Agent is identified as being the “Purchaser Agent” in the definition of “Purchaser Agent” hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal, resignation and replacement of such Purchaser Agent. Each Purchaser shall promptly notify the Seller, the Servicer and the Administrator in writing of any removal, resignation or replacement of such Purchaser’s Purchaser Agent.

(e)

Notice of Termination Events. Neither any Purchaser Agent nor the Administrator shall be deemed to have knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event unless such Purchaser Agent or the Administrator, as applicable, has received notice from any Purchaser, Purchaser Agent, the Servicer, any Sub-Servicer or the Seller stating that a Termination Event or an Unmatured Termination Event has occurred hereunder and describing such Termination Event or Unmatured Termination Event. In the event that the Administrator receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each such Purchaser Agent shall promptly give notice thereof to its related Purchasers. In the event that a Purchaser Agent receives such a notice (other than from the Administrator), it shall promptly give notice thereof to the Administrator. The Administrator shall take such action concerning a Termination Event or an Unmatured Termination Event as may be directed by the Majority Purchaser Agents (unless such action otherwise requires the consent of all Purchasers, the LC Bank and/or the Required LC Participants), but until the Administrator receives such directions, the Administrator may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrator deems advisable and in the best interests of the Purchasers and the Purchaser Agents.

(f)

Non-Reliance on Administrator, Purchaser Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Administrator, the Purchaser Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrator, or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller, the Servicer, any Sub-Servicer, any Originator or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by the Administrator or such Purchaser Agent, as applicable. Each Purchaser represents and warrants to the Administrator and the Purchaser Agents that, independently and without reliance upon the Administrator, Purchaser Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Servicer, the Sub-Servicers, the Originators and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Administrator shall not have any duty or responsibility to provide any Purchaser Agent or any Purchaser with any information concerning the Seller, the Servicer, the Sub-Servicers, the Originators

or any of their Affiliates that comes into the possession of the Administrator or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

(g)

Administrators and Affiliates. Each of the Purchasers, the Purchaser Agents and the Administrator and any of their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, entity or other business with the Seller, the Servicer, any Sub-Servicer, any Originator or any of their Affiliates. With respect to the acquisition of the Eligible Receivables pursuant to this Agreement, each of the Purchaser Agents and the Administrator shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include, to the extent applicable, each of the Purchaser Agents and the Administrator in their individual capacities.

(h)

Indemnification. Each LC Participant and Committed Purchaser shall indemnify and hold harmless the Administrator (solely in its capacity as Administrator) and the LC Bank (solely in its capacity as LC Bank) and their respective officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller, the Servicer, any Sub-Servicer or any Originator and without limiting the obligation of the Seller, the Servicer, any Sub-Servicer or any Originator to do so), ratably (based on its Commitment) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, settlements, costs, expenses or disbursements of any kind or nature whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrator, the LC Bank or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrator, the LC Bank or such Person as a result of, or related to, any action taken or omitted by the Administrator or the LC Bank under the Transaction Documents, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrator, the LC Bank or such Person as determined by a final non-appealable judgment of a court of competent jurisdiction). Without limiting the generality of the foregoing, each LC Participant agrees to reimburse the Administrator and the LC Bank, ratably according to its Pro Rata Share, promptly upon demand, for any out of pocket expenses (including reasonable counsel fees) incurred by the Administrator or the LC Bank in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of, its rights and responsibilities under this Agreement.

(i)	Successor Administrator. The Administrator may, upon at least thirty (30) days’ notice to the Seller, the Servicer and each Purchaser Agent, resign as

Administrator. Such resignation shall not become effective until a successor Administrator is appointed by the Majority Purchaser Agents, with the consent of the Seller (which consent shall not be unreasonably withheld or delayed and which consent shall not be required if a Termination Event shall have occurred and is continuing), and has accepted such appointment. Upon such acceptance of its appointment as Administrator hereunder by a successor Administrator, such successor Administrator shall succeed to and become vested with all the rights and duties of the retiring Administrator, and the retiring Administrator shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Administrator’s resignation hereunder, the provisions of Sections 3.1 and 3.2 and this Section 4.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrator.

(j)

Security Interest Filings. Each of the Seller, the Purchaser Agents and the Purchasers expressly recognizes and agrees that the Administrator may be listed as the assignee or secured party of record on the various UCC or PPSA filings required to be made hereunder in order to perfect the sale of the Purchased Assets from the Seller to the Purchasers, that such listing shall be for administrative convenience only in creating a record or nominee owner to take certain actions hereunder on behalf of the Purchasers and that such listing will not affect in any way the status of the Purchasers as the owners of the Purchased Assets. In addition, such listing shall impose no duties on the Administrator other than those expressly and specifically undertaken in accordance with this clause (j).

Section 4.8 Credit Insurance Policies.

(a)	At all times prior to the Final Payout Date while any Pool Receivables are being reported as Insured Receivables:

(i) The Seller shall maintain the Credit Insurance Policy with respect thereto in full force and effect;

(ii) the Seller shall pay all premiums and other amounts due by the Seller from time to time under such Credit Insurance Policy when due in accordance with the terms thereof;

(iii) the Seller and the Servicer shall refrain from taking any action or omitting to take any action which could reasonably be expected to prejudice or limit the Seller’s or the Administrator’s rights to payment under such Credit Insurance Policy with respect to the Pool Receivables insured thereby;

(iv) the Seller and the Servicer shall enforce the obligations of the applicable Credit Insurer under such Credit Insurance Policy;

(v) the Seller and the Servicer shall maintain all records and documents that may be necessary to make claims for reimbursement under such Credit

Insurance Policy;

(vi) the Seller shall, and the Servicer shall cause the Seller to, perform all its other obligations under such Credit Insurance Policy in accordance with the terms thereof (including, without limitation, delivering information regarding the relevant Pool Receivables and notices of insolvency with respect to Obligors when required pursuant to the terms of such Credit Insurance Policy);

(vii) the Seller and Servicer shall advise promptly the Administrator of any payment the Seller receives directly under any Eligible Insurance Policy, any denial of coverage under any such policy, any cancelation of such policy or any other information received in connection with any such policy which is material to the payment of any claim thereunder;

(viii) Neither the Seller nor Servicer shall amend, modify or waive (or consent to any such amendment, modification or waiver of) any provision of any Eligible Insurance Policy which is material to the payment of any claim thereunder without the consent of the Administrator and Majority Purchaser Agents; and

(ix) The Seller and Servicer shall deliver any additional instruments, certificates and documents, provide such other information and take such other actions as may be necessary or desirable, in the reasonable opinion of the Administrator, to give further assurances of any of the rights granted or provided for herein or under any Eligible Insurance Policy (including, without limitation, providing copies of invoices, purchase orders, and the proof of delivery of products as may be requested by the insurer thereunder).

(b)

If the Seller fails to pay any premium or other amount due under any Credit Insurance Policy, the Administrator may (in its discretion) pay such premium or other amount from the Purchased Assets or from its own funds in order to keep such Credit Insurance Policy in force. Any amount so paid by the Administrator from its own funds shall constitute an Indemnified Amount payable by the Seller to the Administrator hereunder.

(c)

As to any Insured Receivables only, in the event that any Obligor defaults on the payment of any of its Pool Receivables, becomes subject to an Insolvency Proceeding or becomes subject to any other event that gives rise to a claim for reimbursement under a Credit Insurance Policy, the Seller and the Servicer shall, promptly (but not later than the later of (x) twenty (20) Business Days after such event or (y) the first date on which such a claim may be filed pursuant to the terms of such Credit Insurance Policy), file a claim for such reimbursement (with a copy thereof to the Administrator) in accordance with the terms of such Credit Insurance Policy and shall take any other actions required under the terms of such Credit Insurance Policy to obtain such reimbursement (including, without limitation, providing the applicable Credit Insurer with itemized statements, invoices, bills of lading, purchase orders, summaries of collections efforts, evidence of debt or other documentation that may be required under the terms of such Credit Insurance Policy). The Seller and the Servicer shall cause any amounts paid by a Credit Insurer under any Credit Insurance Policy to be paid directly to a Lock-Box Account owned by the Seller and to be applied as a Collection in accordance with the terms of this Agreement.

(d)

In the event that a Credit Insurer pays a claim under a Credit Insurance Policy with respect to a Pool Receivable and the Seller is required to subrogate it rights, claims, guaranties, security, collateral or defenses to such Credit Insurer in respect of such Pool Receivable, the Seller shall (and the Servicer shall cause Seller to) so subrogate such rights, claims, guaranties, security, collateral or defenses in accordance with the terms of such Credit Insurance Policy. Simultaneously with receipt of such a payment in a Lock-Box Account and upon such subrogation, the Administrator shall be automatically deemed to have released to the Seller any ownership or security interest it may have hereunder (on behalf of itself and the Purchasers) in such rights, claims, guaranties, security, collateral or defenses so subrogated, to the extent necessary to permit such subrogation and shall execute such documents to evidence the same as shall be reasonably requested by the Seller, in each case at the sole expense of the Seller; provided, however, that the Administrator shall not be deemed to have released any such ownership or security interest it may have in related rights under such Credit Insurance Policy (including, without limitation, any right of the Seller to receive ratable or other allocations of Collections or other recoveries in respect of the related Pool Receivables).

(e)

If any Credit Insurance Policy ceases to be Eligible Credit Insurance, the Seller and the Servicer shall furnish to the Administrator and each Purchaser Agent written notice thereof, together with a statement of the actions the Seller plans to take to remedy such situation, if any, promptly but not later than five (5) Business Days thereafter.

(f)

Any Collections received by the Administrator pursuant to the Credit Insurance Policy (including as an additional insured thereunder) shall be distributed in accordance with the priority of payments set forth in Section 1.6.

Notwithstanding anything in this Agreement to the contrary, failure to maintain Eligible Credit Insurance shall not constitute a Termination Event or Unmatured Termination Event. For the avoidance of doubt, no Receivable shall constitute an Insured Receivable at any time the Credit Insurance Policy relating thereto shall cease to constitute Eligible Credit Insurance.

Section 4.9 Erroneous Payments

(a)

If the Administrator (x) notifies a Purchaser or Purchaser Agent, or any Person who has received funds on behalf of a Purchaser or Purchaser Agent (any Purchaser, Purchaser Agent or other recipient, a “Payment Recipient”) that the Administrator has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrator or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Purchaser, Purchaser Agent or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrator pending its return or repayment as contemplated below in this Section 4.9 and held in trust for the benefit of the Administrator, and such Purchaser or Purchaser Agent shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrator may, in its sole discretion specify in writing), return to the Administrator the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrator in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrator in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrator to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)

Without limiting immediately preceding clause (a), each Purchaser or Purchaser Agent, or any Person who has received funds on behalf of a Purchaser or Purchaser Agent, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrator (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrator (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrator (or any of its Affiliates), or (z) that such Purchaser or Purchaser Agent, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case:

(i)

It acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrator to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)

such Purchaser or Purchaser Agent shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrator of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrator pursuant to this Section 4.9(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrator pursuant to this Section 4.9(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 4.9(a) or on whether or not an Erroneous Payment has been made.

(c)

Each Purchaser or Purchaser Agent hereby authorizes the Administrator to set off, net and apply any and all amounts at any time owing to such Purchaser or Purchaser Agent under any Transaction Document, or otherwise payable or distributable by the Administrator to such Purchaser or Purchaser Agent from any source, against any amount that the Administrator has demanded to be returned under immediately preceding clause (a).

(d)

In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrator for any reason, after demand therefor by the Administrator in accordance with immediately preceding clause (a), from any Purchaser or Purchaser Agent that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrator’s notice to such Purchaser or Purchaser Agent at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto (i) such Purchaser or Purchaser Agent shall be deemed to have assigned its Investments (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrator may specify) (such assignment of the Investments (but not Commitments) the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrator in such instance), and is hereby (together with the Seller) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Purchaser or Purchaser Agent shall deliver any Notes evidencing such Investments to the Seller or the Administrator, (ii) the Administrator as the assignee Purchaser shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrator as the assignee Purchaser shall become a Purchaser, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Purchaser or assigning Purchaser Agent shall cease to be a Purchaser or Purchaser Agent, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Purchaser or assigning Purchaser Agent,

(iv) the Administrator and the Seller shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment and (v) the Administrator will reflect in the Register its ownership interest in the Investments subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Purchaser and such Commitments shall remain available in accordance with the terms of this Agreement.

(e)

Subject to Section 5.3 (but excluding in all events, any assignment, consent or approval requirements (whether from the Seller or otherwise)), the Administrator may, in its discretion, sell any Purchase acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Purchaser shall be reduced by the net proceeds of the sale of such Purchase (or portion thereof), and the Administrator shall retain all other rights, remedies and claims against such Purchaser (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Purchaser (x) shall be reduced by the proceeds of prepayments or repayments of Capital, received by the Administrator on or with respect to any such Purchase acquired from such Purchaser pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Purchases are then owned by the Administrator) and (y) may, in the sole discretion of the Administrator, be reduced by any amount specified by the Administrator in writing to the applicable Purchaser from time to time.

(f)

The parties hereto agree that (x) irrespective of whether the Administrator may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrator shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Purchaser, to the rights and interests of such Purchaser) under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”); provided that the Seller’s obligations under the Transaction Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of any Seller obligations in respect of Purchases that have been assigned to the Administrator under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Seller obligations owed by the Seller; provided that this Section 4.9 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Seller obligations of the Seller relative to the amount (and/or timing for payment) of the Seller obligations that would have been payable had such Erroneous Payment not been made by the Administrator; provided further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrator from the Seller or any other Credit Party for the purpose of making such Erroneous Payment.

(g)

To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrator for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

(h)

Each party’s obligations, agreements and waivers under this Section 4.9 shall survive the resignation or replacement of the Administrator, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Transaction Document.

ARTICLE V.

MISCELLANEOUS

Section 5.1 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller, the Servicer or any Sub-Servicer therefrom, shall be effective unless in a writing signed by the Administrator, the LC Bank, the Majority Purchaser Agents and the Majority LC Participants and (if an amendment) the Seller and the Servicer, and if such amendment or waiver materially and adversely affects the obligations of the Sub-Servicers, the affected Sub-Servicers consent in writing thereto; provided, however, that no such amendment shall (i) decrease the outstanding amount of, or extend the repayment of or any scheduled payment date for the payment of, any Discount in respect of any Portion of Capital or any Fees owed to a Purchaser without the prior written consent of such Purchaser; (ii) forgive or waive or otherwise excuse any repayment of Capital without the prior written consent of each Purchaser affected thereby; (iii) increase the Commitment of any Purchaser without its prior written consent; (iv) amend or modify the Pro Rata Share of any LC Participant without its prior written consent; (v) amend or modify the provisions of this Section 5.1 or the definition of “Majority Purchaser Agents”, “Majority LC Participants”, “Eligible Credit Insurance”, or “Required LC Participants” without the prior written consent of all Purchaser Agents, the LC Bank and all LC Participants; (vi) [Reserved]; (vii) without the prior written consent of all Purchasers affected thereby, extend the Facility Termination Date or waive, amend or otherwise modify the definition of Facility Termination Date; (viii) amend, modify or otherwise affect the rights or duties of the Administrator, any Purchaser Agent or the LC Bank hereunder without the prior written consent of the Administrator, such Purchaser Agent or the LC Bank, as the case may be; and (ix) amend, waive or modify any definition or provision expressly requiring the consent of the Required LC Participants without the prior written consent of the LC Bank and the Required LC Participants, and, in the case of any amendment, by the other parties thereto; and

then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Administrator, any Purchaser Agent or any Purchaser to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 5.2 Notices, Etc.

All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (including facsimile or electronic mail communication) and shall be personally delivered or sent by facsimile or electronic mail, or by overnight mail, to the intended party at the mailing address, e-mail address or facsimile number of such party set forth on Schedule VI hereto (or in any other document or agreement pursuant to which it is or became a party hereto), or at such other mailing address, e-mail address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or electronic mail, when sent, receipt confirmed by telephone or electronic means.

Section 5.3 Successors and Assigns; Assignability; Participations.

(a)

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided in Section 4.1(d), neither the Seller nor the Servicer may assign or transfer any of its rights or delegate any of its duties hereunder or under any Transaction Document without the prior consent of the Administrator, the LC Bank, the Required LC Participants and the Purchaser Agents.

(b)

Participations. (i) Except as otherwise specifically provided herein, any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, the Servicer, each Purchaser Agent and the Administrator shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment or waiver of this Agreement or any other Transaction Document, except such amendments or waivers that require the consent of all Purchasers; provided, that no such agreement between any Purchaser and any such Participant shall be binding upon the other parties hereto. (ii) Notwithstanding anything contained in paragraph (a) or clause (i) of paragraph (b) of this Section 5.3, each of the LC Bank and each LC Participant may sell participations in all or any part of any Investment made by such LC Participant to another bank or other entity so long as (i) no such sale of a participation shall, without the consent of the Seller, require the Seller to file a registration statement with the SEC and (ii) no holder of any such participation shall be entitled to require such LC Participant to take or omit to take any action hereunder except that such LC Participant may agree with such participant that, without such

Participant’s consent, such LC Participant will not consent to an amendment, modification or waiver referred to in Section 5.1. Any such Participant shall not have any rights hereunder or under the Transaction Documents. Each Purchaser that sells a participation shall, acting solely for this purpose as an agent of the Seller, maintain a register on which it enters the name and address of each Participant and the Investments (and Discount, fees and other similar amounts under this Agreement) of each Participant’s interest in the interests of such Purchaser under the Transaction Documents (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any interest of a Purchaser hereunder or other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such interest or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrator (in its capacity as the Administrator) shall have no responsibility for maintaining a Participant Register.

(c)

Assignments by Certain Committed Purchasers. Any Committed Purchaser may assign to one or more Persons (each a “Purchasing Committed Purchaser”), reasonably acceptable to the Administrator, the LC Bank and the related Purchaser Agent in its sole discretion, any portion of its Commitment (which shall be inclusive of its Commitment as an LC Participant) pursuant to a supplement hereto, substantially in the form of Annex G with any changes as are reasonably acceptable to the Administrator (each, a “Transfer Supplement”), executed by each such Purchasing Committed Purchaser, such selling Committed Purchaser, such related Purchaser Agent and the Administrator and with the consent of the Seller (provided, that the consent of the Seller shall not be unreasonably withheld or delayed and that no such consent shall be required if a Termination Event or Unmatured Termination Event has occurred and is continuing; provided, further, that no consent of the Seller shall be required if the assignment is made by any Committed Purchaser to the Administrator, to any Purchaser Agent, to any other Committed Purchaser, to any Affiliate of the Administrator or any Committed Purchaser, to any Program Support Provider or any Person which (i) is in the business of issuing commercial paper notes and (ii) is associated with or administered by the Administrator or any Affiliate of the Administrator). Any such assignment by Committed Purchaser may not be for an amount less than $10,000,000. Upon (i) the execution of the Transfer Supplement, (ii) delivery of an executed copy thereof to the Seller, the Servicer, such related Purchaser Agent and the Administrator and (iii) payment by the Purchasing Committed Purchaser to the selling Committed Purchaser of the agreed purchase price, if any, such selling Committed Purchaser shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Committed Purchaser shall for all purposes be a Committed Purchaser party hereto and shall have all the rights and obligations of a Committed Purchaser hereunder to the same extent as if it were an original party hereto. The amount of the Commitment of the selling Committed Purchaser allocable to such Purchasing Committed Purchaser shall be equal to the amount of the Commitment of the selling Committed Purchaser transferred regardless of the purchase price, if any, paid therefor.

(d)

Assignments to Liquidity Banks and other Program Support Providers. Any Conduit Purchaser may at any time grant to one or more of its Liquidity Banks or other Program Support Providers, interests in its portion of the Purchased Assets. In the event of any such grant by such Conduit Purchaser of an interest to a Liquidity Bank or other Program Support Provider, such Conduit Purchaser shall remain responsible for the performance of its obligations hereunder. The Seller agrees that each Liquidity Bank and Program Support Provider of any Conduit Purchaser hereunder shall be entitled to the benefits of Sections 1.9 and 1.10.

(e)

Other Assignment by Conduit Purchasers. Each party hereto agrees and consents (i) to any Conduit Purchaser’s assignment, grant of security interests in or other transfers of any portion of its interest in the Purchased Assets, including without limitation to any collateral agent in connection with its commercial paper program and (ii) to the complete assignment by any Conduit Purchaser of all of its rights and obligations hereunder to any other Person, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties, if any, hereunder; provided, that such Conduit Purchaser may not, without the prior consent of its Committed Purchasers, make any such transfer of its rights hereunder unless the assignee (i) is principally engaged in the purchase of assets similar to the assets being purchased hereunder, (ii) has as its Purchaser Agent the Purchaser Agent of the assigning Conduit Purchaser and (iii) issues commercial paper or other Notes with credit ratings substantially comparable to the ratings of the assigning Conduit Purchaser. Any assigning Conduit Purchaser shall deliver to any assignee a Transfer Supplement with any changes as have been approved by the parties thereto, duly executed by such Conduit Purchaser, assigning any portion of its interest in the Purchased Assets to its assignee. Such Conduit Purchaser shall promptly (i) notify each of the other parties hereto of such assignment and (ii) take all further action that the assignee reasonably requests in order to evidence the assignee’s right, title and interest in such interest in the Purchased Assets and to enable the assignee to exercise or enforce any rights of such Conduit Purchaser hereunder. Upon the assignment of any portion of its interest in the Purchased Assets, the assignee shall have all of the rights hereunder with respect to such interest (except that the Discount therefor shall thereafter accrue at the rates determined with respect to the assigning Conduit Purchaser unless the Seller, the related Purchaser Agent and the assignee shall have agreed upon a different Discount).

(f)	Opinions of Counsel. If required by the Administrator or the applicable Purchaser

Agent, each Transfer Supplement or other assignment and acceptance agreement must be accompanied by an opinion of counsel of the assignee as to such matters as the Administrator or such Purchaser Agent may reasonably request.

(g)

In addition to the foregoing and notwithstanding any otherwise applicable limitations on, or requirements for, pledges, assignments and participations set forth in this Section 5.3, any Purchaser may pledge, participate or assign any of its rights (including, without limitation, rights to payment of Capital and Discount) under this Agreement or the other Transaction Documents to any Federal Reserve Bank (including any grant of a security interest in such rights to secure such Purchaser’s obligations to such Federal Reserve Bank) without notice to or consent of any other party to this Agreement or to the other Transaction Documents; provided that no such pledge, participation or assignment shall release such Purchaser from any of its obligations hereunder or substitute any such pledge, participant or assignee for such Purchaser as a party hereto.

Section 5.4 Costs, Expenses and Taxes.

(a)

In addition to the rights of indemnification granted under Sections 1.21 and 3.1, the Seller agrees to pay on demand (which demand shall be accompanied by documentation thereof in reasonable detail) all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including periodic internal audits by the Administrator of Pool Receivables, provided that at any time when no Termination Event exists and is continuing, the Seller shall not be required to pay the costs and expenses of more than one such audit (or, at any time following the occurrence of a Minimum Cash Liquidity Event, two such audits) per year) of this Agreement, the other Transaction Documents and the other documents and agreements ~~(including the Confirmation Order and any other court filings in connection therewith)~~ to be delivered hereunder (and all reasonable costs and expenses in connection with any amendment, waiver or modification of any thereof), including: (i) Attorney Costs for the Administrator, the Purchaser Agents, the Purchasers and their respective Affiliates and agents with respect thereto and with respect to advising the Administrator, the Purchaser Agents, the Purchasers and their respective Affiliates and agents as to their rights and remedies under this Agreement and the other Transaction Documents, (ii) fees, costs and expenses payable by the Conduit Purchasers or their Affiliates to any nationally recognized statistical rating agency in connection with the transactions contemplated by the Transaction Documents and (iii) all reasonable costs and expenses (including Attorney Costs), if any, of the Administrator, the Purchaser Agents, the Purchasers and their respective Affiliates and agents in connection with the enforcement of this Agreement and the other Transaction Documents.

(b)

(i) The Seller agrees that any and all payments by the Seller under this

Agreement shall be made free and clear of and without deduction for any and all current or future taxes, stamp or other taxes, levies, imposts, deductions, charges or withholdings, and all penalties, interest and other liabilities with respect thereto (collectively, “Taxes”), except as required by Applicable Law. If the Seller shall be required by Applicable Law to withhold or deduct any Taxes from or in respect of any sum payable hereunder to any Recipient (as determined in the good faith discretion of the Seller or the Administrator) and such Tax is an Indemnified Tax, then the sum payable shall be increased by the amount necessary to yield to such Recipient (after payment of all Taxes) an amount equal to the sum it would have received had no such withholding or deductions been made. Whenever any such Taxes are payable by the Seller, the Seller agrees that, as promptly as possible thereafter, the Seller shall send to the Administrator for its own account or for the account of any Purchaser or Purchaser Agent a certified copy of an original official receipt showing payment thereof or such other evidence of such payment as may be available to the Seller and acceptable to the taxing authorities having jurisdiction over such Recipient. If any such Recipient pays or is liable for any Indemnified Taxes, the Seller shall reimburse such Recipient for that payment or indemnify such Recipient for such liability, as applicable (increased in either case by Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section), within 10 days after demand therefor, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant tax authority. A certificate as to the amount of such payment or liability delivered to the Seller by a Purchaser or Purchaser Agent (with a copy to the Administrator), or by the Administrator on its own behalf or on behalf of a Purchaser or Purchaser Agent, shall be conclusive absent manifest error. If the Seller fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrator the required receipts or other required documentary evidence, the Seller shall indemnify the Administrator and/or any other Affected Person, as applicable, for any Indemnified Taxes that may become payable by such party as a result of any such failure.

(ii) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Servicer (on behalf of the Seller), at the time or times reasonably requested by the Seller or the Administrator and at the time or times required by Applicable Law, such properly completed and executed documentation reasonably requested by the Servicer as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Servicer, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by such Recipient as will enable the Servicer to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.4(b)(ii)(A), (B) and (D)) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient. Without limiting the generality of the foregoing,

(A) any Recipient that is a “United States Person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Servicer and the Administrator on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Servicer or the Administrator and at the time or times required by Applicable Law), executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax;

(B) any Recipient that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall, to the extent it is legally entitled to do so, deliver to the Servicer and the Administrator (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Recipient becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Seller or the Administrator and at the time or times required by Applicable Law),

(1) in the case of a Recipient claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Recipient claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Recipient is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Peabody within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Recipient is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, certifications as to the matters in Section 5.4(b)(ii)(B)(3) on its own behalf and on behalf of its direct or indirect partners claiming the portfolio interest exemption, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable;

(C) any Recipient shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrator (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Recipient becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Seller or the Administrator and at the time or times required by Applicable Law), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Servicer or the Administrator to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Servicer and the Administrator at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Servicer or the Administrator such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Seller or the Administrator as may be necessary for the Seller and the Administrator to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.4(b)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Seller and the Administrator shall treat (and the Purchasers hereby authorize the Administrator to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(E) Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller and the Administrator in writing of its legal inability to do so.

(iii) The Seller shall pay on demand any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and shall save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

(iv) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.4(b) (including by the payment of additional amounts pursuant to this Section 5.4(b)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.4(b) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant taxing authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.4(b)(iii) (plus any penalties, interest or other charges imposed by the relevant taxing authority) in the event that such indemnified party is required to repay such refund to such taxing authority. Notwithstanding anything to the contrary in this Section 5.4(b)(iii), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.4(b)(iii) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(v) If any Recipient requests compensation under Section 1.10, or requires the Seller to pay any Indemnified Taxes or additional amounts to any Recipient or any taxing authority for the account of any Recipient pursuant to this Section 5.4(b), then such Recipient shall (at the request of the Seller) use reasonable efforts to designate a different lending office for funding or booking its Investments hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Recipient, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 1.10 or this Section 5.4(b), as the case may be, in the future, and (ii) would not subject such Purchaser to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Recipient. The Seller hereby agrees to pay all reasonable costs and expenses incurred by any Purchaser in connection with any such designation or assignment.

(vi) The Administrator, on Seller’s behalf, shall maintain a register for the recordation of the names and addresses of the Purchasers, and the Investments (and Discount, fees and other similar amounts under this Agreement) pursuant to the terms hereof from time to time (the “Register”), including any participant and/or assignee. The entries in the Register shall be conclusive absent manifest error, and to the extent applicable, the parties hereto shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a lender solely for U.S. federal income tax purposes. The Register shall be available for inspection by the Purchaser, from time to time upon reasonable prior notice.

Section 5.5 No Proceedings; Limitation on Payments.

Each of the Seller, Peabody, the Servicer, the Administrator, each Purchaser Agent, the Purchasers and each assignee of the Purchased Assets or any interest therein, and each Person that enters into a commitment to purchase or make Investments in the Purchased Assets or any interest therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by such Conduit Purchaser is paid in full. The provision of this Section 5.5 shall survive any termination of this Agreement.

Section 5.6 Confidentiality.

Each of the Seller and the Servicer agrees to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts thereof) in communications with third parties and otherwise; provided, that this Agreement and the other Transaction Documents may be disclosed to: (a) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrator,

(b) the Seller’s legal counsel and auditors if they agree to hold it confidential, and (c) as otherwise required by Applicable Law (including applicable SEC requirements); and provided, further, however, that the Seller and the Servicer may disclose this Agreement and the other Transaction Documents (other than the Fee Letters or any such Transaction Document that discloses the Fees) to other financial institutions and their affiliates in connection with a replacement of the receivables securitization facility represented by this Agreement and the other Transaction Documents with a new receivables securitization facility. The Seller and the Servicer shall cause any financial institution and its affiliates described in the foregoing proviso to maintain the confidentiality of the Transaction Documents in accordance with the Seller’s and the Servicer’s obligations under this Section 5.6; provided, however, that any such financial institution and its affiliates may disclose this Agreement and the other Transaction Documents it receives in accordance with the immediately preceding sentence to their legal counsel and auditors if they agree to hold them confidential and to any regulatory authorities having jurisdiction over such financial institution or its affiliates. Unless otherwise required by Applicable Law, each of the Administrator, the Purchaser Agents and the Purchasers agrees to maintain the confidentiality of non-public financial information regarding Peabody and its Subsidiaries and Affiliates; provided, that such information may be disclosed to: (i) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to Peabody, (ii) legal counsel and auditors of the Administrator, the Purchaser Agents and the Purchasers if they agree to hold it confidential, (iii) the rating agencies rating the Notes, (iv) any Program Support Provider or potential Program Support Provider (if they agree to hold it confidential), (v) any placement agent placing the Notes (if they agree to hold it confidential) and (vi) any regulatory authorities having jurisdiction over PNC, any Purchaser Agent, any Purchaser or any Program Support Provider.

Section 5.7 GOVERNING LAW AND JURISDICTION.

(a)

THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b)

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING

OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 5.8 Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

Section 5.9 Survival of Termination; Non-Waiver.

The provisions of Sections 1.9, 1.10, 1.21, 1.22, 3.1, 3.2, 4.7, 5.4, 5.5, 5.6, 5.7, 5.10 and 5.14 shall survive any termination of this Agreement.

Section 5.10 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 5.11 Entire Agreement.

This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 5.12 Headings.

The captions and headings of this Agreement and any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

Section 5.13 Sharing of Recoveries.

Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof (including, without limitation, Section 1.8(a) hereof), then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Capital or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchaser in such recovery. If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 5.14 Purchaser Groups’ Liabilities.

The obligations of each Purchaser Agent and each Purchaser under the Transaction Documents are solely the corporate obligations of such Person. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Administrator, any Purchaser Agent or any Purchaser, no claim may be made by the Seller or the Servicer or any other Person against the Administrator, any Purchaser Agent or any Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document or any act, omission or event occurring in connection therewith; and each of Seller and Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 5.15 Right of Setoff.

Each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, (i) the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured) and (ii) the Servicer against amounts owing by the Servicer hereunder (even if contingent or unmatured).

Section 5.16 USA Patriot Act.

Each of the Administrator and each of the other Purchasers hereby notifies the Seller, the Servicer and each Sub-Servicer that pursuant to the requirements of the USA Patriot Act, the

Administrator and the other Purchasers may be required to obtain, verify and record information that identifies the Seller, the Originators, the Contributor, the Servicer, the Sub-Servicer and the Performance Guarantor, which information includes the name, address, tax identification number and other information regarding the Seller, the Originators, the Contributor, the Servicer, the Sub-Servicer and the Performance Guarantor that will allow the Administrator, the Purchaser Agents and the other Purchasers to identify the Seller, the Originators, the Contributor, the Servicer, the Sub-Servicer and the Performance Guarantor in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act. Each of the Seller, the Servicer and Sub-Servicers agrees to provide the Administrator and each other Purchaser, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act.

Section 5.17 Severability.

Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 5.18 Mutual Negotiations.

This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

Section 5.19 Currency.

Each reference in this Agreement to U.S. Dollars or to Australian Dollars (the “relevant currency”) is of the essence. To the fullest extent permitted by law, the obligation of the Seller in respect of any amount due in the relevant currency under this Agreement shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the Administrator or any Purchaser entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such party receives such payment. If the amount in the relevant currency so purchased for any reason falls short of the amount originally due in the relevant currency, the Seller shall pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligations of the Seller not discharged by such payment shall, to the fullest extent permitted by Applicable Law, be due as a separate and independent obligation and, until discharged as provided herein, shall continue in full force and effect.

Section 5.20 Currency Equivalence.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Seller on the Seller’s obligations in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties agree that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrator could purchase the specified currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Seller in respect of any such sum due to the Administrator or any Purchaser on the Seller’s obligations shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by the Administrator or such Purchaser, as applicable, of any sum adjudged to be so due in such other currency, the Administrator or such Purchaser, as applicable, may in accordance with normal banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to the Administrator or such Purchaser in the specified currency, the Seller agrees to the extent such amount was originally due from the Seller, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrator or such Purchaser, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the amount originally due to the Administrator or such Purchaser in the specified currency, the Administrator or such Purchaser, as the case may be, agrees to remit such excess to the Seller.

Section 5.21 Post-Closing Covenant.

(a) Notwithstanding the requirements set forth in Sections 1(g) and 1(j) of Exhibit III of this Agreement and Sections 1(j) and 2(h) of Exhibit IV of this Agreement, the Servicer shall (i) on or prior to the 60th day after the Closing Date (or such later day as agreed to in writing by the Administrator) either: (A) (x) transfer ownership of deposit account listed in Schedule II(c) (such account, the “New NAB Lock-Box Account”) to the Seller and (y) cease making or permitting payments to be made from the New NAB Lock-Box Account other than in accordance with the Transaction Documents or (B) direct Obligors to cease remitting payments to the New NAB Lock-Box Account and begin remitting payments to another Lock-Box Account and (ii) on or prior to the 120th day after the Closing Date (or such later day as agreed to in writing by the Administrator), either: (A) (x) deliver to the Administrator a duly executed Lock-Box Agreement entered into with National Australia Bank Limited as Lock-Box Bank, relating to the New NAB Lock-Box Account reasonably satisfactory to the Administrator, and (y) deliver to the Administrator an updated Schedule II hereto or (B) direct Obligors to cease remitting payments to the New NAB Lock-Box Account and begin remitting payments to another Lock-Box Account.

(b) Notwithstanding the requirements set forth in Sections 1(g) and 1(j) of Exhibit III of this Agreement and Sections 1(j) and 2(h) of Exhibit IV of this Agreement, the Servicer shall (i) on or prior to the 60th day after the Closing Date (or such later day as agreed to in writing by the Administrator) either: (A) (x) transfer ownership of the deposit accounts listed on Schedule II(b) (such account, the “New BOA Lock-Box Account”) to the Seller and (y) cease making or permitting payments to be made from the New BOA Lock-Box Account other than in accordance with the Transaction Documents or (B) direct Obligors to cease remitting payments to the New BOA Lock-Box Account and begin remitting payments to another Lock-Box Account and (ii) on or prior to the 120th day after the Closing Date (or such later day as agreed to in writing by the Administrator), either: (A) (x) deliver to the Administrator a duly executed Lock-Box Agreement entered into with Bank of America, N.A. as Lock-Box Bank, relating to the New BOA Lock-Box Account reasonably satisfactory to the Administrator, and (y) deliver to the Administrator an updated Schedule II hereto or (B) direct Obligors to cease remitting payments to the New BOA Lock-Box Account and begin remitting payments to another Lock-Box Account.

(c) Notwithstanding the requirements set forth in Sections 1(j) and 2(h) of Exhibit IV of this Agreement, the Servicer shall on or prior to the 30th day after the Closing Date (or such later day as agreed to in writing by the Administrator) instruct all Persons to cease making payments of amounts that do not constitute Collections to Lock-Box Accounts.

(d) The Servicer shall on or prior to July 3, 2017 (or such later day as agreed in writing by the Administrator) (the “CMJV Notice End Date”) deliver to the Administrator a copy of the duly executed notice in form and substance reasonably acceptable to the Administrator (the “CMJV Notice”) from Peabody Coppabella of its updated notice details for the purposes of clause 28 (Notice) of the governing document of the joint venture to which Peabody Coppabella is a party entitled the “Coppabella and Moorvale Joint Venture Agreement” originally dated December 11, 2003 as amended and restated from time to time (the “CMJV Agreement”), which notice details shall have been delivered by Peabody Coppabella to the other joint venture participants in accordance with the CMJV Agreement and shall provide that any notice or correspondence given to Peabody Coppabella in connection with any actual or potential “Event of Default” relating to Peabody Coppabella (including any “Default Notice” and any notice of the type that is contemplated in paragraph (a) of the definition of “Event of Default”) (as each such term is defined in the CMJV Agreement) shall be copied to the Administrator. Notwithstanding anything in this Agreement to the contrary, in the event that the Servicer does not deliver the CMJV Notice by the CMJV Notice End Date, each Pool Receivable originated by Peabody Coppabella from and after the CMJV Notice End Date shall not be considered an Eligible Receivable notwithstanding such Pool Receivable meets the definition of “Eligible Receivable”. For the avoidance of doubt, all Pool Receivables originated by Peabody Coppabella prior to the CMJV Notice End Date that meet the criteria for Eligible Receivables shall be considered Eligible Receivables.

(e) Failure by the Servicer to timely satisfy the conditions set forth in clauses (a), (b) or (c) above shall constitute a breach of a covenant by the Servicer under this Agreement

Section 5.22 Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 1.7. Each party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under the Transaction Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE SELLER:

P&L RECEIVABLES COMPANY, LLC, as Seller

By:
Name: James A. Tichenor
Title: Vice President & Treasurer

THE SERVICER:

PEABODY ENERGY CORPORATION, as initial Servicer

By:
Name: Walter L. Hawkins, Jr.
Title: Senior Vice President, Finance

Amended and Restated

Receivables Purchase Agreement

THE SUB-SERVICERS:

COALSALES II, LLC
PEABODY ARCLAR MINING, LLC
PEABODY BEAR RUN MINING, LLC
PEABODY CABALLO MINING, LLC
PEABODY COALSALES, LLC
PEABODY COALTRADE, LLC
PEABODY GATEWAY NORTH MINING, LLC
PEABODY HOLDING COMPANY, LLC
PEABODY MIDWEST MINING, LLC
PEABODY POWDER RIVER MINING, LLC
PEABODY WILD BOAR MINING, LLC
TWENTYMILE COAL, LLC

By:
Name: Walter L. Hawkins, Jr.
Title: Senior Vice President, Finance

PEABODY WESTERN COAL COMPANY

By:
Name: Robert F. Bruer
Title: Vice President

Amended and Restated

Receivables Purchase Agreement

Signed for and on behalf of Millennium Coal Pty Ltd ACN 089 566 021 by its attorney under a power of attorney dated 24 March 2017 in the presence of:

Signature of witness	Signature of attorney who declares that the attorney has not received any notice of the revocation of the power of attorney

Full name of witness	Full name of attorney

Signed for and on behalf of Peabody (Bowen) Pty Ltd ACN 010 879 526 by its attorney under a power of attorney dated 24 March 2017 in the presence of:

Signature of witness	Signature of attorney who declares that the attorney has not received any notice of the revocation of the power of attorney

Full name of witness	Full name of attorney

Signed for and on behalf of Peabody COALSALES Pacific Pty Ltd ACN 146 797 408 by its attorney under a power of attorney dated 24 March 2017 in the presence of:

Signature of witness	Signature of attorney who declares that the attorney has not received any notice of the revocation of the power of attorney

Full name of witness	Full name of attorney

Amended and Restated

Receivables Purchase Agreement

Signed for and on behalf of Peabody Coppabella Pty Ltd ACN 095 976 042 by its attorney under a power of attorney dated 24 March 2017 in the presence of:

Signature of witness	Signature of attorney who declares that the attorney has not received any notice of the revocation of the power of attorney

Full name of witness	Full name of attorney

Signed for and on behalf of Wambo Coal Pty Ltd ACN 000 668 057 by its attorney under a power of attorney dated 24 March 2017 in the presence of:

Signature of witness	Signature of attorney who declares that the attorney has not received any notice of the revocation of the power of attorney

Full name of witness	Full name of attorney

Signed for and on behalf of Wilpinjong Coal Pty Ltd ACN 104 594 057 by its attorney under a power of attorney dated 24 March 2017 in the presence of:

Signature of witness	Signature of attorney who declares that the attorney has not received any notice of the revocation of the power of attorney

Amended and Restated

Receivables Purchase Agreement

Full name of witness	Full name of attorney

Amended and Restated

Receivables Purchase Agreement

PNC’S PURCHASER GROUP:

PNC BANK, NATIONAL ASSOCIATION, as Purchaser Agent for its Purchaser Group and as Committed Purchaser

By:

Name:
Title:

Amended and Restated

Receivables Purchase Agreement

PNC BANK, NATIONAL ASSOCIATION, as an LC Participant for its Purchaser Group and as the LC Bank

By:

Name:
Title:

Amended and Restated

Receivables Purchase Agreement

THE ADMINISTRATOR:

PNC BANK, NATIONAL ASSOCIATION, as Administrator

By:

Name:
Title:

Amended and Restated

Receivables Purchase Agreement

THE STRUCTURING AGENT:

PNC CAPITAL MARKETS LLC, as Structuring Agent

By:
Name:
Title:

Amended and Restated

Receivables Purchase Agreement

EXHIBIT I

DEFINITIONS

As used in the Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to the Agreement.

“2028 Convertible Notes” has the meaning set forth in the Credit Agreement.

“Adjusted Australian Dollar LC Participation Amount” means, at any time of determination, the greater of (i) the Australian Dollar LC Participation Amount less the amount of cash collateral denominated in Australian Dollars held in an LC Collateral Account at such time and (ii) zero (AUD 0).

“Adjusted U.S. Dollar LC Participation Amount” means, at any time of determination, the greater of (i) the U.S. Dollar LC Participation Amount less the amount of cash collateral denominated in U.S. Dollars held in an LC Collateral Account at such time and (ii) zero ($0).

“Administration Account” means the account from time to time designated in writing by the Administrator to the Seller and the Servicer.

“Administrator” has the meaning set forth in the preamble to the Agreement.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement other than Permitted Liens.

“Affected Person” has the meaning set forth in Section 1.9 of the Agreement.

“Affiliate” means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, with respect to each Conduit Purchaser, Affiliate shall mean the holder(s) of its capital stock or membership interests, as the case may be. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors or managers of such Person, or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Affiliate Excluded Receivable” means each Receivable (determined without regard to the proviso to the definition thereof), the Obligor of which is any member of the Peabody Group.

“Aggregate Adjusted LC Participation Amount” means, at any time, the greater of (i) the Aggregate LC Participation Amount less the U.S. Dollar Equivalent of all cash collateral held in the LC Collateral Accounts at such time and (ii) zero ($0).

“Aggregate Capital” means at any time the aggregate outstanding Capital of all

Purchasers at such time.

“Aggregate Discount” at any time, means the sum of the aggregate for each Purchaser of the accrued and unpaid Discount with respect to each such Purchaser’s Capital at such time.

“Aggregate LC Participation Amount” means, at any time of determination, the aggregate U.S. Dollar Equivalent of all LC Participation Amounts at such time.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the ~~UK~~U.K. Bribery Act 2010, ~~and any other similar~~as amended, and any other applicable Law relating to anti-bribery or anti-corruption ~~Laws or regulations administered or enforced~~ in any jurisdiction in which the Contributor or any of its Subsidiaries ~~conduct~~is located or doing business.

~~“Anti-Terrorism Law” means any Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B.~~

“Anti-Money Laundering Laws” means the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001 and any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which the Contributor or any of its Subsidiaries is located or doing business.

“Applicable Law” means, with respect to any Person, any Law (x) that is applicable to such Person or any of its property, (y) to which such Person is a party or (z) by which any of such Person’s property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Approved Bill of Exchange Obligor” means each Person from time to time approved in writing by the Administrator. As of February 13, 2023, the following Persons are Approved Bill of Exchange Obligors: BBVA, ING Bank and Banco Santander, S.A.

“Assumption Agreement” means an agreement substantially in the form set forth in Annex F to this Agreement.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Australian Contract” means each Contract with respect to an Australian Originator Receivable.

“Australian Dollar” or “AUD” means the lawful currency of the Commonwealth of

Australia.

“Australian Dollar LC Participation Amount” means at any time of determination, the aggregate LC Participation Amount with respect to Letters of Credit denominated in Australian Dollars.

“Australian Dollar AR Volatility Reserve” means, at any time of determination, the product of (a) the Outstanding Balance of all Eligible Receivables denominated in Australian Dollars, multiplied by (b) the Australian Dollar VaR Percentage.

“Australian Dollar LC Volatility Reserve” means, at any time of determination, the product of (a) the U.S. Dollar Equivalent of the Adjusted Australian Dollar LC Participation Amount, multiplied by (b) the Australian Dollar VaR Percentage.

“Australian Dollar VaR Percentage” means the value at risk percentage determined by the Administrator in its commercially reasonable judgment from time to time with respect to Australian Dollars, and which shall on the Closing Date be 8.00%.

“Australian Originator” means each Person that is a party to the Australian Sale Agreement as an “Originator” thereunder.

“Australian Originator Excluded Receivable” means (i) each Queensland Receivable, (ii) if the Administrator has delivered five days’ written notice to the Seller and Servicer that Receivables the Originator of which is Peabody Coppabella shall constitute “Australian Originator Excluded Receivables” (which determination shall be made at the sole discretion of the Administrator), each Receivable (determined without regard to the proviso to the definition thereof) the Originator of which is Peabody Coppabella and (iii) each Receivable (determined without regard to the proviso to the definition thereof) for which the related Contract prohibits such Receivable’s sale, transfer or assignment and the declaration or creation of a trust in respect of such Receivable pursuant to the Australian Purchase and Sale Agreement; provided that, for purposes of clause (iii), no Receivable identified as an Eligible Receivable in any Information Package or Interim Report shall constitute an Australian Originator Excluded Receivable.

“Australian Originator Receivable” means each Receivable originated by an Australian Originator.

“Australian Sale Agreement” means the Australian Purchase and Sale Agreement, dated as of the Closing Date, between the Contributor and the Australian Originators as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Australian Sub-Servicer” has the meaning set forth in the preamble to this Agreement.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of

Missouri.

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.50%, (ii) the Prime Rate, and (iii) Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Base Rate Capital” means, at any time, any Capital (or portion thereof) on which Discount accrues by reference to the Base Rate.

“Benchmark Replacement” has the meaning set forth in Section 1.27(c).

“BBVA” means Banco Bilbao Vizcaya Argentaria S.A Paris Branch.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any employee benefit pension plan as defined in Section 3(2) of ERISA in respect of which the Seller, any Originator, Peabody or any ERISA Affiliate is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Bill of Exchange Receivable” means any indebtedness and other obligations owed to the Seller (as assignee of the Contributor and any Originator), the Contributor or any Originator by, or any right of the Seller, the Contributor or any Originator to payment from or on behalf of, an Approved Bill of Exchange Obligor, arising in connection with the discounting, sale or assignment of any Qualifying Bill of Exchange.

“Bloomberg” means Bloomberg Index Services Limited (or a successor administrator).

“Breakage Fee” means (i) for any Discount Period for which Interest is computed by reference to the Term SOFR Rate and a reduction of Capital is made for any reason on any day other than a Settlement Date or (ii) to the extent that the Seller shall for any reason, fail to borrow on the date specified by the Seller in connection with any request for funding pursuant to Article I of this Agreement, the amount, if any, by which (A) the additional Interest (calculated without taking into account any Breakage Fee or any shortened duration of such Discount Period pursuant to the definition thereof) which would have accrued during such Discount Period on the reductions of Capital relating to such Discount Period had such reductions not been made (or, in the case of clause (ii) above, the amounts so failed to be borrowed or accepted in connection with any such request for funding by the Seller), exceeds (B) the income, if any, received by the applicable Purchaser from the investment of the proceeds of such reductions of Capital (or such amounts failed to be borrowed by the Seller). A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Purchaser to the Seller and shall be presumed correct absent manifest error.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Pittsburgh, Pennsylvania or New York City, New York;

provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Capital” means, with respect to any Purchaser, the aggregate amounts (i) paid to (or for the benefit of) the Seller in respect of Investments by such Purchaser pursuant to Section 1.2 of this Agreement, (ii) paid by such Purchaser, as an LC Participant, to the LC Bank in respect of a Participation Advance made by such Purchaser to the LC Bank pursuant to Section 1.16 and (iii) with respect to the Purchaser that is the LC Bank, paid by the LC Bank with respect to all drawings under a Letter of Credit to the extent such drawings have not been reimbursed by the Seller or funded by Participation Advances, in each case, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 1.6(d) of the Agreement; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Cash Liquidity” means, as of each Cash Liquidity Reporting Date, the sum of the U.S. Dollar Equivalent of Peabody Group’s “Unrestricted Cash” and “Investments” permitted by Section ~~7.02~~8.3 of the Credit Agreement (each as defined in the Credit Agreement as in effect on the ~~date hereof~~Tenth Amendment Effective Date without giving effect to any amendments or modifications to, or terminations of, the Credit Agreement occurring after the date hereof), plus, to the extent the conditions set forth in Section 2 of Exhibit II to the Agreement are then satisfied, the unused portion of the Purchase Limit, plus, to the extent the conditions to funding set forth in any revolving credit facility or refinancing, including the Credit Agreement) are then satisfied, any amounts then available to be drawn under such facility or refinancing.

“Cash Liquidity Reporting Date” means (a) with respect to each Information Package, the last Business Day of the related calendar month, (b) with respect to each Weekly Report, the last Business day of the related calendar week and (c) with respect to each Daily Report, the previous Business Day.

“Certificate of Beneficial Ownership” means, for the Seller, a certificate in form and substance acceptable to the Administrator (as amended or modified by the Administrator from time to time in its sole discretion), regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Change in Control” means (a) Peabody ceases to own, directly or indirectly, 100% of the membership interests of the Seller free and clear of all Adverse Claims; (b) a “Change of Control” as defined in the ~~Priority Lien Notes Indenture~~Credit Agreement or (c) with respect to any Originator, Peabody ceases to be the beneficial owner (as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of at least 75% of the outstanding shares of voting securities of such Originator without the prior written consent of the Administrator, such consent not to be unreasonably withheld. ~~For purposes of this definition, “Priority Lien Notes Indenture” means the Indenture, dated as of February 15, 2017, among Peabody, the Persons party thereto as “Guarantors”, and Wilmington Trust, National Association, as the Priority Lien Notes Trustee and the Collateral Trustee, as in~~

~~effect on April 3, 2017 without giving effect to any subsequent amendment, modification or termination thereof.~~

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

~~“Chapter 11 Cases” means the Chapter 11 cases of the Peabody Group jointly administered under Case No. 16-42529-399 in the U.S. Bankruptcy Court for the Eastern District of Missouri.~~

~~“Chapter 11 Debtors” means Peabody and certain of its Subsidiaries that were debtors in any of the Chapter 11 Cases.~~

“Closing Date” means April 3, 2017.

“CMJV Agreement” has the meaning set forth in Section 5.21.

“CMJV Notice” has the meaning set forth in Section 5.21.

“CMJV Notice End Date” has the meaning set forth in Section 5.21.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, Peabody, the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including (i) purchase price, finance charges, interest and all other charges and (ii) discount, sale and assignment proceeds with respect to Bill of Exchange Receivables), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all amounts deemed to have been received pursuant to Section 1.6(e) of the Agreement, (c) all other proceeds of such Pool Receivable (including payments by guarantors and drawings under any Eligible Supporting Letter of Credit or any other letter of credit in favor of any Originator, the Seller or the Servicer with respect to such Receivable) and (d) all amounts paid by or on behalf of a Credit Insurer under any Credit Insurance Policy or in respect of any claim thereunder.

“Commitment” means, with respect to any Committed Purchaser, LC Participant or LC Bank, as applicable, the maximum aggregate amount which such Purchaser is obligated to pay hereunder on account of all Investments and all drawings under all Letters of Credit, on a combined basis, as set forth on Schedule V hereto or in the Assumption Agreement or other agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 5.3(c) or in connection with a change in the Purchase Limit pursuant to Section 1.1(c). As the context so requires, “Commitment” with respect to any Committed Purchaser, LC Participant or LC Bank, as applicable, shall also be deemed to include such Committed Purchaser’s, LC Participant’s or LC Bank’s obligation hereunder to make Investments, Reinvestments or Participation Advances to the LC Bank or, in the case of the LC Bank, to issue Letters of Credit, as applicable, on the terms and subject to the conditions set forth herein.

“Commitment Percentage” means, for each Committed Purchaser or related LC Participant in a Purchaser Group, the Commitment of such Committed Purchaser or related LC Participant, as the case may be, divided by the total of all Commitments of all Committed Purchasers or related LC Participants, as the case may be, in such Purchaser Group.

“Committed Purchaser” means each Person listed as such on the signature pages of this Agreement or in any Assumption Agreement or Transfer Supplement.

“Concentration Percentage” means: (a) for any Group A Obligor, 20.00%, (b) for any Group B Obligor, 12.00%, (c) for any Group C Obligor, 10.00% and (d) for any Group D Obligor, 8.00%.

“Concentration Reserve” means the product of (a) the Aggregate Capital plus the Aggregate Adjusted LC Participation Amount, and (b)(i) the Concentration Reserve Percentage divided by (ii) 1 minus the Concentration Reserve Percentage.

“Concentration Reserve Percentage” means, at any time, the largest of: (a) the sum of the Obligor Percentages of the Top Five Group D Obligors at such time, (b) the sum of the three (3) largest Obligor Percentages of the Group C Obligors at such time, (c) the two (2) largest Obligor Percentage of the Group B Obligors at such time and (d) the one (1) largest Obligor Percentage of the Group A Obligors at such time; provided, that, for purposes of determining the Concentration Reserve Percentage, with respect to any Eligible Receivable that is supported by an Eligible Supporting Letter of Credit or is an Insured Receivable, the “Obligor” thereof (including for purposes of determining such Obligor’s Obligor Percentage and status as a Group A Obligor, Group B Obligor, Group C Obligor or Group D Obligor) shall be deemed to be the related Eligible Supporting Letter of Credit Provider or Eligible Credit Insurance Provider, as applicable; provided, further that (x) if any Pool Receivable is partially supported by an Eligible Supporting Letter of Credit, then the “Obligor” thereof shall be deemed to be (i) with respect to the Unsupported Outstanding Balance of such Pool Receivable, the Obligor of such Pool Receivable and (ii) with respect to the Supported Outstanding Balance of such Pool Receivable, the related Eligible Supporting Letter of Credit and (y) with respect to any Insured Receivable, the “Obligor” thereof shall be deemed to be (i) with respect to the Insured Amount of the Outstanding Balance of any Insured Receivable, the related Eligible Credit Insurance Provider and (ii) with respect to the remaining Outstanding Balance, if any, the Obligor of such Insured Receivable.

“Conduit Purchaser” means each commercial paper conduit that is a party to this

Agreement, as a purchaser, or that becomes a party to this Agreement, as a purchaser pursuant to an Assumption Agreement or otherwise.

~~“Confirmation Order” means the final order confirming the Plan of Reorganization entered by the Bankruptcy Court on March 17, 2017, which, among other things, approves the transactions described in this Agreement and the other Transaction Documents.~~

“Conforming Changes” means, with respect to the Term SOFR Rate, Daily 1M SOFR, Daily Simple SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Discount Period” or “Settlement Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrator decides may be appropriate to reflect the adoption and implementation of Term SOFR Rate, Daily 1M SOFR, Daily Simple SOFR or such Benchmark Replacement and to permit the administration thereof by the Administrator in a manner substantially consistent with market practice (or, if the Administrator decides that adoption of any portion of such market practice is not administratively feasible or if the Administrator determines that no market practice for the administration of the Term SOFR Rate, Daily 1M SOFR, Daily Simple SOFR or the Benchmark Replacement exists, in such other manner of administration as the Administrator decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Contribution Agreement” means that certain Amended and Restated Contribution Agreement, dated as of the date hereof, by and between the Contributor and the Seller, as the same may be amended from time to time.

“Contributor” means Peabody Energy Corporation, a Delaware corporation.

“Covered Entity” means (a) each of the Seller, the Servicer, each Sub-Servicer, the Performance Guarantor, the Contributor and each Originator and their respective Subsidiaries, and (b) each Person that, directly or indirectly, controls a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Agreement” means that certain Credit Agreement, dated as of ~~April 3~~January 18, ~~2017~~2024 , among Peabody, as the borrower, the several lenders and other parties from time to time parties thereto, ~~Goldman Sachs~~PNC Bank ~~USA~~, National Association, as administrative agent, and the other parties party thereto~~,~~ as amended by Amendment No. 1, dated as of November 25, 2024, and shall include, except as otherwise expressly provided herein, such agreement as further amended, restated and/or otherwise modified from time to time in accordance with the terms thereof, and any extension, replacement, substitution, and/or refinancing thereof.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the date of the Agreement and described in Schedule I to the Agreement, as modified in compliance with the Agreement.

“Credit Insurance Policy” means a credit insurance policy naming the Seller as insured and the Administrator as an additional insured, which policy insures the payment of Pool Receivables owing by one or more Obligors.

“Credit Insurer” means each insurance company that provides a Credit Insurance Policy to the Seller.

“Daily 1M SOFR” means, for any day, the rate per annum determined by the Administrator by dividing (the resulting quotient rounded upwards, at the Administrator’s discretion, to the nearest 1/100th of 1%) (a) the Term SOFR Reference Rate for such day for a one (1) month period, as published by the Term SOFR Administrator, by (b) a number equal to 1.00 minus the SOFR Reserve Percentage; provided, that if Daily 1M SOFR, determined as provided above, would be less than the SOFR Floor, then Daily 1M SOFR shall be deemed to be the SOFR Floor. Such rate of interest will be adjusted automatically as of each Business Day based on changes in Daily 1M SOFR without notice to the Seller.

“Daily Report” has the meaning set forth in Section 2(l)(iv) of Exhibit IV to this Agreement.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrator by dividing (the resulting quotient rounded upwards, at the Administrator’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Seller, effective on the date of any such change.

“Days’ Sales Outstanding” means, at any time, an amount computed as of the last day of each calendar month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent calendar months ended on the last day of such calendar month divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the three calendar months ended on or before the last day of such calendar month divided by (ii) 90.

“Debt” means: (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases that shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above.

“Declining Conduit Purchaser” has the meaning set forth in Section 1.6(b)(ii) of the Agreement.

“Declining Notice” has the meaning set forth in Section 1.6(b)(ii) of the Agreement.

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such month (other than Receivables that became Defaulted Receivables as a result of an Event of Bankruptcy with respect to the Obligor thereof during such month), by (b) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the month that is three calendar months before such month.

“Defaulted Receivable” means a Receivable:

(a) as to which any payment, or part thereof, remains unpaid for more than 60 days from the due date for such payment (which shall be determined without regard to any credit memos or credit balances available to the Obligor); or

(b) without duplication (i) as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto, or (ii) that has been written off the Seller’s books as uncollectible.

“Deferred Purchase Price” has the meaning set forth in Section 1.4(c) of the Agreement.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days from the due date for such payment.

“Dilution Component Reserve” means at any time the product of (a) the sum of the Aggregate Capital and the Aggregate Adjusted LC Participation Amount multiplied by (b) (i) the Dilution Component Reserve Percentage on such date divided by (ii) 100% minus the Dilution Component Reserve Percentage.

“Dilution Component Reserve Percentage” means on any date, the product of (a) the average Dilution Ratio for the twelve preceding calendar months multiplied by (b) the Dilution Horizon.

“Dilution Horizon” means, for any calendar month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/l000th of 1% rounded upward) computed as of the last day of such calendar month of: (a) the sum of (x) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the most recent calendar month plus (y) the product of 0.25 and the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the second most recent calendar month to (b) the Net Receivables Pool Balance at the last day of the most recent calendar month.

“Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each calendar month by dividing: (a) the aggregate U.S. Dollar Equivalent of the amount of payments required to be made by the Seller pursuant to Section 1.6(e)(i) of the Agreement during such calendar month (other than those amounts arising during the December 2019 calendar month related to certain Receivables that arose from the sale of coal mined from the Kayenta mine) (b) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the month that is one month prior to the current month.

“Dilution Reserve” means, on any date, an amount equal to: (a) the sum of the Aggregate Capital plus the Aggregate Adjusted LC Participation Amount at the close of business of the Seller on such date multiplied by (b) (i) the Dilution Reserve Percentage on such date, divided by (ii) 100% minus the Dilution Reserve Percentage on such date.

“Dilution Reserve Percentage” means on any date, the product of (i) the Dilution Horizon multiplied by (ii) the sum of (x) 2.25 times the average of the Dilution Ratio for the twelve most recent calendar months and (y) the Spike Factor.

“Discount” means, for each Portion of Capital for any Discount Period (or portion thereof), the amount of discount accrued on such Portion of Capital during such Discount Period (or portion thereof) in accordance with Section 1.24.

“Discount Period” means each Settlement Period.

“Discount Rate Option” means, subject to Sections 1.24 and 1.25, for any day in any Discount Period for any Capital:

(a) if no Termination Event is then continuing, the sum of (i) either (x) if the Seller has elected for such Capital (or any portion thereof) to accrue interest by reference to the Term SOFR Rate during such Discount Period in accordance with Section 1.24(d)(i), the Term SOFR Rate for such day, or (y) in any other case (including if no such election has been made), Daily 1M SOFR plus (ii) the SOFR Adjustment; or

(b) if a Termination Event is then continuing, the greater of (x) the sum of the Daily 1M SOFR for such day plus the SOFR Adjustment, and (y) the Base Rate for such day (in either case, plus any additional margin or spread imposed pursuant to Section 1.24(f)).

For the avoidance of doubt, if any Capital is converted to, or deemed to be, Base Rate Capital pursuant to the terms hereof, the Discount Rate for such Capital shall be the Base Rate as in effect from time to time (plus any additional margin or spread imposed pursuant to Section 1.24(f)).

“Discount Reserve” means, on any date, an amount equal to: (a) the sum of the Aggregate Capital plus the Aggregate Adjusted LC Participation Amount at the close of business of the Seller on such date multiplied by (b) (i) the Discount Reserve Percentage on such date divided by (ii) 100% minus the Discount Reserve Percentage on such date.

“Discount Reserve Percentage” means at any time:

(BR+SFR) x l.5 x DSO
360

where:

BR	=	the Base Rate computed for the most recent Settlement Period,

DSO	=	Days’ Sales Outstanding, and

SFR	=	the Servicing Fee Rate

“Drawing Date” has the meaning set forth in Section 1.16 of the Agreement.

“Eligible Assignee” means any bank or financial institution acceptable to the LC Bank and the Administrator.

“Eligible Credit Insurance” means a Credit Insurance Policy issued by an Eligible Credit Insurance Provider, which policy (a) is a Credit Insurance Policy that (i) is the Great American Insurance Company Policy or (ii) the Administrator and the Purchaser Agents (in their sole discretion) have approved in writing, (b) is in full force and effect, and (c) with respect to which, all due and payable premiums have been paid in full. For the avoidance of doubt, if the Credit Insurer of such a Credit Insurance Policy ceases to be an Eligible Credit Insurance Provider, such policy shall cease to constitute Eligible Credit Insurance unless, with respect to any Credit Insurance Policy issued by multiple insurance providers, the Administrator (in its sole discretion) elects to apply a weighted average rating to such insurer group, elects to apply a proportionate reduction in the Insured Amount with respect to receivables insured by such insurer or otherwise consents in writing.

“Eligible Credit Insurance Provider” means an insurance company in the business of issuing commercial credit insurance (a) which company is not an Affiliate of the Peabody Group and (b) with respect to which, it has not had any credit rating assigned by any of Moody’s, Standard Poor’s or A.M. Best Company, Inc. to it reduced by two or more ratings “notches” since the time any Credit Insurance Policy written by such Credit Insurer became Eligible Credit Insurance hereunder; provided, that, with respect to any Credit Insurance Policy issued by multiple insurance providers, the Administrator may elect (in its sole discretion) to treat such syndicate as a single insurer and apply a weighted average credit rating.

“Eligible Foreign Obligor” means an Obligor (or (x) with respect to any Receivable that is supported by an Eligible Supporting Letter of Credit, such Eligible Supporting Letter of Credit Provider, (y) with respect to any Insured Receivable, the related Eligible Credit Insurance Provider, or (z) if such Receivable is unconditionally guaranteed in full by an Affiliate of such Obligor, such Affiliate) which is organized under the laws of any country (or (x) with respect to an Eligible Credit Insurance Provider, the country in which the office from which it is obligated to make payment with respect to such Eligible Credit Insurance is located or (y) with respect to an Eligible Supporting Letter of Credit Provider, the country in which the office from which it is obligated to make payment with respect to such Eligible Supporting Letter of Credit is located) (other than the United States) that has (i) a foreign currency rating of at least “A” by Standard and Poor’s and “A2” by Moody’s, and (ii) a transfer and convertibility assessment of at least “A” by Standard and Poor’s.

“Eligible Receivable” means, at any time, (I) any Pool Receivable (other than a Bill of Exchange Receivable):

(a) the Obligor of which is (i) organized under the laws of the United States (or a subdivision thereof) or if such Obligor is not organized under the laws of the United States (or a subdivision thereof): (A) such Pool Receivable results from goods sold and shipped from (x) a U.S. Originator in the United States and payment for such goods is denominated and payable only in U.S. Dollars to a U.S. Originator at a Lock-Box Account or (y) an Australian Originator in Australia and payment for such goods is denominated and payable only in Australian Dollars or U.S. Dollars to an Australian Originator at a Lock-Box Account (or in the case of Peabody Coppabella, payable to its agent and transferred to a Lock-Box Account in accordance with Section 1(j) of Exhibit IV), and (B) such Obligor is an Eligible Foreign Obligor, (ii) not subject to any action of the type described in paragraph (f) of Exhibit V to the Agreement, (iii) not an Affiliate of Peabody or any other Originator, (iv) not a Sanctioned Obligor and (v) not an Obligor as to which the Administrator, in its reasonable business judgment, has notified the Seller and the Servicer that such Obligor is not acceptable,

(b) that is denominated and payable (i) if a U.S. Originator Receivable, only in U.S. Dollars to a U.S. Originator at a Lock-Box Account or (ii) if an Australian Originator Receivable, only in U.S. Dollars or Australian Dollars to an Australian Originator at a Lock-Box Account (or in the case of Peabody Coppabella, payable to its agent and transferred to a Lock-Box Account in accordance with Section 1(j) of Exhibit IV),

(c) (i) if a U.S. Originator Receivable does not have a stated maturity which is more than 30 days after the original invoice date of such Receivable, or (ii) if an Australian Originator Receivable, that does not have a stated maturity which is more than 60 days after the original invoice date of such Receivable,

(d) that arises under a duly authorized Contract for the sale and delivery of goods or services in the ordinary course of the Originator’s business,

(e) that arises under a Contract that has been duly authorized by the relevant Originator that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms,

(f) that conforms in all material respects with all Applicable Law in effect,

(g) that is not the subject of any asserted dispute, offset, hold back defense, Adverse Claim or other claim, provided, that, with respect to any Receivable which is subject to any such a claim, the amount of such Receivable which shall be treated as an Eligible Receivable shall equal the excess of the amount of such Receivable over the amount of such claim asserted by or available to the account party or other obligor,

(h) that satisfies all applicable requirements of the applicable Credit and Collection Policy,

(i) that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2 of the Agreement,

(j) if (i) a U.S. Originator Receivable, in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable by the Seller (including without any consent of the related Obligor) or (ii) an Australian Originator Receivable, in which the Seller holds a beneficial interest, free and clear of any Adverse Claims, and such beneficial interest (or any other interest of the Seller, if applicable) is freely assignable by the Seller (including without any consent of the related Obligor),

(k) if (i) a U.S. Originator Receivable, for which the Administrator (on behalf of the Purchasers) shall have a valid and enforceable ownership or security interest and a valid and enforceable first priority perfected ownership or security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim or (ii) an Australian Originator Receivable, for which the

Administrator (on behalf of the Purchasers) shall have a valid and enforceable first priority perfected ownership or security interest in the beneficial interest (or any other interest of the Seller, if applicable) in such Receivable and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim,

(l) that constitutes an “account” as defined in the UCC, and that is not evidenced by “instruments” or “chattel paper”,

(m) that is neither a Defaulted Receivable nor a Delinquent Receivable,

(n) for which neither the Originator thereof, the Seller nor the Servicer has established any offset arrangements with the related Obligor,

(o) for which Defaulted Receivables of the related Obligor do not exceed 25% of the Outstanding Balance of all such Obligor’s Receivables,

(p) that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof,

(q) that if such Receivable has not yet been billed, the related coal has been shipped within the last 60 days,

(r) if an Australian Originator Receivable, the related Contract for which is a Permitted Australian Contract, and

(s) if the Originator of which is Peabody Coppabella, (i) at any time after the CMJV Notice End Date, the CMJV Agreement shall not have been amended, modified or supplemented in any manner relating to the substance of the CMJV Notice or otherwise adverse to the Administrator without the prior written consent of the Administrator and (ii) the Administrator has not delivered five days’ written notice to the Seller and Servicer that Receivables the Originator of which is Peabody Coppabella shall cease to constitute “Eligible Receivables”, which determination shall be made at the sole discretion of the Administrator.

and (II) any Pool Receivable constituting a Bill of Exchange Receivable:

(a) the Obligor of which is an Approved Bill of Exchange Obligor and such Approved Bill of Exchange Obligor is not then either (i) a Sanctioned Obligor or (ii) subject to any action of the type described in paragraph (f) of Exhibit V to the Agreement,

(b) that is denominated and payable only in U.S. Dollars to the applicable Originator at a Lock-Box Account,

(c) that does not have a stated maturity exceeding 55 days after the date on which such Bill of Exchange has been discounted without recourse to the related Approved Bill of Exchange Obligor,

(d) that arises under a duly authorized contract or instrument that is in full force and effect and that is a legal, valid and binding obligation of the related Approved Bill of Exchange Obligor, enforceable against such Approved Bill of Exchange Obligor in accordance with its terms,

(e) that conforms in all material respects with all Applicable Law in effect,

(f) that is not subject to revocation by the related Approved Bill of Exchange Obligor, not the subject of any asserted dispute, offset, hold back defense, Adverse Claim or other claim,

(g) that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2 of the Agreement,

(h) in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable by the Seller (including without any consent of the related Approved Bill of Exchange Obligor),

(i) for which the Administrator (on behalf of the Purchasers) shall have a valid and enforceable first priority perfected ownership or security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim,

(j) that constitutes an “account” or “payment intangible” as defined in the UCC, and that is not evidenced by “instruments” or “chattel paper”,

(k) that is neither a Defaulted Receivable nor a Delinquent Receivable,

(l) for which neither the Originator thereof, the Seller nor the Servicer has established any offset arrangements with the Approved Bill of Exchange Obligor,

(m) for which Defaulted Receivables of the related Approved Bill of Exchange Obligor do not exceed 25% of the Outstanding Balance of all such Approved Bill of Exchange Obligor’s Receivables,

(n) that represents amounts earned and payable by the related Approved Bill of Exchange Obligor that are not subject to the performance of additional services by the Originator thereof, and

(o) with respect to which the Servicer maintains records sufficient (as determined by the Administrator in its sole discretion) to permit the daily identification and segregation of such Bill of Exchange Receivables and Qualifying Bill of Exchange Drawee Excluded Receivables.

“Eligible Supporting Letter of Credit” means, with respect to any Pool Receivables of an Obligor, an unconditional (except for any draft or documentation required to be presented as a condition to drawings thereunder), irrevocable standby or commercial letter of credit, at all times in form and substance acceptable to the Administrator in its sole discretion, issued or confirmed by an Eligible Supporting Letter of Credit Provider, which letter of credit (i) supports the payment of such Pool Receivables, (ii) names the Originator of such Pool Receivables as the sole beneficiary thereof and (iii) is payable in (a) with respect to any Pool Receivable denominated in U.S. Dollars, U.S. Dollars and (b) with respect to any Pool Receivable denominated in Australian Dollars, Australian Dollars. In the event that any Eligible Supporting Letter of Credit is drawn on with respect to a Pool Receivable and the Seller or related Originator is required to subrogate or assign its rights, claims, guaranties, security, collateral or defenses to the applicable Eligible Supporting Letter of Credit Provider in respect of such Pool Receivable or in respect of any Eligible Supporting Letter of Credit issued by an Eligible Supporting Letter of Credit Provider (in circumstances where a confirmation issued in respect of that Eligible Supporting Letter of Credit is drawn on with respect to a Pool Receivable), the Seller shall (and the Servicer shall cause Seller to) so subrogate or assign such rights, claims, guaranties, security, collateral or defenses in accordance with the terms of such Eligible Supporting Letter of Credit (or take such steps as are necessary so that the related Originator can effect such subrogation or assignment in accordance with such terms). Simultaneously with receipt of such a payment in a Lock-Box Account and upon such subrogation or assignment, the Administrator shall be automatically deemed to have released and reconveyed to the Seller, and the Seller shall be automatically deemed to have released and reconveyed to the Contributor (for reconveyance to the related Originator), any ownership or security interest it may have hereunder or otherwise (in the Administrator’s case, on behalf of itself and the Purchasers) in such rights, claims, guaranties, security, collateral or defenses so subrogated or assigned, to the extent necessary to permit such subrogation or assignment and shall execute such documents to evidence the same as shall be reasonably requested by the Seller, in each case at the sole expense of the Seller; provided, however, that (x) the Administrator shall not be deemed to have released any such ownership or security interest it may have in related rights under such Eligible Supporting Letter of Credit which has been drawn on (including, without limitation, any right of the Seller to receive ratable or other allocations of Collections or other recoveries in respect of the related Pool Receivables) and (y) any release of claims or interests in any Receivable by the Seller, the Contributor or any Originator to the applicable Eligible Supporting Letter of Credit Provider in an exchange for payment of an amount less than the Outstanding Balance of the related Receivable shall constitute a reduction to the Outstanding Balance of such Receivable by the Seller, Contributor or applicable Originator and the amount of any such reduction shall be a deemed collection payable pursuant to Section 1.6(e).

“Eligible Supporting Letter of Credit Provider” means a bank so designated in writing by the Administrator to the Servicer (in the sole discretion of the Administrator); provided, at any time after the long-term unsecured senior debt obligation of such bank is withdrawn or falls below a rating of (a) “BBB-” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, or (b) “Baa3” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities, that the Administrator may revoke (in the sole discretion) any such designation by written notice, which revocation shall be effective on the date so designated, and on such effective date, each letter of credit issued or confirmed by such bank shall cease to be an Eligible Supporting Letter of Credit.

“Embargoed Property” means any property; (a) beneficially owned, directly or indirectly, by a Sanctioned Person; (b) that is due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) that is located in a Sanctioned Jurisdiction; or (e) that otherwise would cause any actual or possible violation by the Purchasers or the Administrator of any applicable Anti-Terrorism Law if the Administrator were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

“Encumbrance” means any:

(a) security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, power or title retention or flawed deposit arrangement and any “security interest” as defined in sections 12(1) or (2) of the PPSA;

(b) right, interest or arrangement which has the effect of giving another person a preference, priority or advantage over creditors including any right of set-off;

(c) right that a person (other than the owner) has to remove something from land (known as a profit à prendre), easement, public right of way, restrictive or positive covenant, lease, or licence to use or occupy; or

(d) third party right or interest or any right arising as a consequence of the enforcement of a judgment, or

(e) any agreement to create any of preceding or allow any of preceding to exist.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller, any Originator or Peabody, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller, any Originator or Peabody, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, any Originator, Peabody, any corporation described in clause (a) or any trade or business described in clause (b).

“Event of Bankruptcy” means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person or any composition, marshalling of assets for creditors of a Person, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Excess Concentration” means the sum of the following, without duplication:

(a) the sum of the amounts (if any) by which the aggregate Outstanding

Balance of Eligible Receivables of each Obligor, then in the Receivables Pool exceeds an amount equal to the product of (i) the Concentration Percentage for such Obligor, multiplied by (ii) the Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(b) the amount (if any) by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, the Obligors of which are organized under the laws of any single country (other than United States of America), exceeds (i) in the case of Australia, 15.00%, (ii) in the case of any country (other than Australia or Japan) that has a foreign currency rating of at least “AA” by Standard and Poor’s and “Aa2” by Moody’s, 20.00%, (iii) in the case of Japan, 20.00% or (iv) in any other case, 15.00%, in each case, of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(c) the amount (if any) by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, the Obligors of which are Eligible Foreign Obligors but which are not organized under the laws of Australia (or a subdivision thereof), exceeds 40.00% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(d) the amount (if any) by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, the Obligors of which are governments, governmental subdivisions, affiliates or agencies other than the TVA, exceeds 10.00% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(e) the amount (if any) by which the aggregate Outstanding Balance of all Eligible Receivables considered to be “quality accruals” (as reported on the monthly Information Package), exceeds 5.00% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(f) the amount (if any) by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool the coal with respect to which has been shipped but not yet billed, exceeds 15.00% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(g) the amount (if any) by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool the Obligors of which are Top Five Group D Obligors, exceeds 20% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

provided, that, for purposes of determining the “Excess Concentration Amount” pursuant to clauses (a), (d) and (g) above, with respect to any Eligible Receivable that is supported by an Eligible Supporting Letter of Credit or is an Insured Receivable, the “Obligor” thereof shall be deemed to be the related Eligible Supporting Letter of Credit Provider or Eligible Credit Insurance Provider, as applicable, provided, further that, for purposes of determining the “Excess Concentration Amount” pursuant to clauses (b) and (c) above, with respect to any Eligible

Receivable that is supported by an Eligible Supporting Letter of Credit, is an Insured Receivable or unconditionally guaranteed in full by an Affiliate of such Obligor, the “Obligor” thereof shall be deemed to be the related Eligible Supporting Letter of Credit Provider, Eligible Credit Insurance Provider or such Affiliate guarantor, as applicable, (and, with respect to any Eligible Receivable that is supported by an Eligible Supporting Letter of Credit or is an Insured Receivable, such Obligor shall be deemed to be organized under the laws of the country in which the office from which it is obligated to make payment with respect to such Eligible Supporting Letter of Credit or Eligible Credit Insurance is located) and provided, further that (x) if any Pool Receivable is partially supported by an Eligible Supporting Letter of Credit, then the “Obligor” thereof shall be deemed to be (i) with respect to the Unsupported Outstanding Balance of such Pool Receivable, the Obligor of such Pool Receivable and (ii) with respect to the Supported Outstanding Balance of such Pool Receivable, the related Eligible Supporting Letter of Credit Provider and (y) with respect to any Insured Receivable, the “Obligor” thereof shall be deemed to be (i) with respect to the Insured Amount of such Insured Amount of the Outstanding Balance of any Insured Receivable, the related Eligible Credit Insurance Provider and (ii) with respect to the remaining Outstanding Balance, if any, the Obligor of such Insured Receivable.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to any Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in an Investment or Commitment pursuant to a law in effect on the date on which (i) such Purchaser acquires such interest in the Investment or Commitment or (ii) such Purchaser changes its lending office, except in each case to the extent that, pursuant to Section 5.4, amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.4(b)(ii) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exiting Notice” has the meaning set forth in Section 1.6(b)(ii) of the Agreement.

“Exiting Purchaser” has the meaning set forth in Section 1.6(b)(ii) of the Agreement.

“Facility Termination Date” means the earliest to occur of: (a) with respect to each Purchaser, January ~~28, 2025~~18, 2028; provided, however, if any 2028 Convertible Notes are outstanding as of December 1, 2027, the Facility Termination Date shall be December 1, 2027, subject, in each case, to any extension thereof pursuant to Section 1.12, (b) the date determined pursuant to Section 2.2 of the Agreement, (c) the date the Purchase Limit reduces to zero pursuant to Section 1.1(c) of the Agreement, and (d) with respect to each Purchaser Group, the date that the commitment of all of the Committed Purchasers of such Purchaser Group terminate pursuant to Section 1.12.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreement between the United States of America and any non-U.S. jurisdiction with respect to the foregoing and any law, regulation, or practice adopted pursuant to such intergovernmental agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letters” has the meaning set forth in Section 1.7 of the Agreement.

“Fees” means the fees payable by the Seller pursuant to the Fee Letters. For the avoidance of doubt, “Fees” excludes any Servicing Fees.

“Final Payout Date” means the date on or after the Facility Termination Date on which (i) the Purchase Limit and all Commitments have been reduced to zero ($0), (ii) the Aggregate Capital has been reduced to zero ($0), (iii) the Aggregate Discount has been paid in full, (iv) all accrued Fees have been paid in full, (v) the Aggregate Adjusted LC Participation Amount has been reduced to zero ($0) and no Letters of Credit issued hereunder remain outstanding and undrawn (unless backstopped or cash-collateralized in a manner agreed to in writing by the LC Bank and the Majority LC Participants in their sole and absolute discretion) and (vi) all other amounts owing by the Seller and the Servicer to the Administrator, the Purchaser Agents, the Purchasers, the Indemnified Parties and the other Affected Persons hereunder and under the other Transaction Documents have been paid in full.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Great American Insurance Company Policy” means that certain Comprehensive Credit Insurance Policy (Policy No. 122919), dated as of April 25, 2018, by and between Great American Insurance Company and the Seller, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Group A Obligor” means any Obligor with a short-term rating of at least: (a) “A1” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “A+” or better by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Al” or better by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities, and any Special Group A Obligor.

“Group B Obligor” means an Obligor, not a Group A Obligor, with a short-term rating of at least: (a) “A-2” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB+” to “A” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baal” to “A2” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities, and any Special Group B Obligor.

“Group C Obligor” means an Obligor, not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A-3” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB-” to “BBB” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” to “Baa2” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities, and any Special Group C Obligor.

“Group Capital” means with respect to any Purchaser Group, an amount equal to the aggregate of all Capital of the Purchasers within such Purchaser Group.

“Group Commitment” means, with respect to any Purchaser Group at any time, the aggregate Commitments of all Committed Purchasers (solely in such capacity) within such Purchaser Group.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor, and any Special Group D Obligor.

“Indemnified Amounts” has the meaning set forth in Section 3.1 of the Agreement.

“Indemnified Party” has the meaning set forth in Section 3.1 of the Agreement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment or disbursement by the Seller or Servicer under any Transaction Document and (b) any incremental U.S. federal income or withholding Taxes or state or local Taxes arising because an Investment or the Purchased Assets is not treated for U.S. federal, state and local income and franchise Tax purposes as intended under Section 1.4(e) and any reasonable expenses (other than Taxes) arising out of, relating to, or resulting from, the foregoing.

“Independent Director” has the meaning set forth in paragraph 3(c) of Exhibit IV to the Agreement.

“Information Package” means a report, in substantially the form of Annex A to the Agreement, furnished to the Administrator and each Purchaser Agent pursuant to the Agreement.

“Insolvency Proceeding” means: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Insured Amount” means, with respect to any Insured Receivable, the excess, if any, of (a) the Outstanding Balance of such Receivable, over (b) the total amount of deductibles and coinsurance with respect to a claim in an amount equal to the Outstanding Balance of such Insured Receivable and such other amounts as determined by the Administrator (in its sole and absolute discretion) likely to diminish any recovery for a related claim under the related Eligible Credit Insurance (including, without limitation, fees associated with claims, any discount to present value based on the expected timing of such recovery, other “haircut” amounts based on the likelihood of recovery under the related Eligible Credit Insurance or proportionate reductions in circumstances in which a Credit Insurance Policy is issued by multiple insurers and one or more insurers in the syndicate (considered individually) is not an Eligible Credit Insurance Provider).

“Insured Receivable” means each Receivable of an Obligor for which the Outstanding Balance (when aggregated with each other Receivables owing by such Obligor that was originated prior to such Receivable) is equal to or less than the then-effective maximum amount available for payments established for such Obligor for all claims relating to such Obligor during the related policy period under and pursuant to Eligible Credit Insurance; provided, that no Receivable shall constitute an Insured Receivable at any time the Credit Insurance Policy relating thereto shall cease to constitute Eligible Credit Insurance; provided, further, that, no Receivable shall constitute an Insured Receivable unless (i) such Receivable and the related Contract (pursuant to its express terms) is governed by the laws of Australia, Singapore, Japan, the United States or England and Wales and (ii) under such related Contract, the related Obligor expressly submits to the jurisdiction of the courts or binding arbitration body, in either case, in Australia, Singapore, Japan, the United States or England and Wales for purposes of any litigation, arbitration or similar proceeding with respect to any dispute regarding such Receivable.

“Interim Report” means each Daily Report and Weekly Report.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.

“International Trade Laws” means the laws of the United States and Australia relating to trade embargoes, export controls, customs and anti-boycott measures.

“Investment” has the meaning set forth in Section 1.1(a) of the Agreement.

“Investment Date” means the date on which an Investment or a Reinvestment is made pursuant to this Agreement.

“Investment Notice” has the meaning set forth in Section 1.2(a) of this Agreement.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation,

rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic.

“LC Bank” has the meaning set forth in the preamble to the Agreement.

“LC Collateral Account” means each account designated as an LC Collateral Account established and maintained by the Administrator (for the benefit of the LC Bank and the LC Participants), or such other account(s) as may be so designated as such by the Administrator.

“LC Commitment” means the “Commitment” of each LC Participant party hereto as set forth on Schedule V hereto or as set forth in any Assumption Agreement pursuant to which it became a party hereto.

“LC Fee Expectation” has the meaning set forth in Section 1.17(c) of the Agreement.

“LC Participant” means each Person listed as such (and its respective Commitment) for each Purchaser Group as set forth on the signature pages of this Agreement or in any Assumption Agreement or Transfer Supplement.

“LC Participation Amount” means at any time of determination, and with respect to any currency, the sum of the amounts then available to be drawn under all outstanding Letters of Credit denominated in such currency.

“LCR Security” means any commercial paper or security (other than equity securities issued to Parent or any Originator that is a consolidated subsidiary of Parent under GAAP) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

“Letter of Credit” shall mean any stand-by letter of credit issued by the LC Bank for the account of the Seller pursuant to the Agreement.

“Letter of Credit Application” has the meaning set forth in Section 1.14 of the Agreement.

“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Bank agrees to make purchases or advances to, or purchase assets from, any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s Investments.

“Liquidity Bank” means each bank or other financial institution that provides liquidity support to any Conduit Purchaser pursuant to the terms of a Liquidity Agreement.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of P&L Receivables Company, LLC.

“Lock-Box Account” means an account in the name of the Seller (or that will be transferred to the Seller or established by the Seller pursuant to Section 5.21 within the time period specified therein) and maintained by the Seller at a bank or other financial institution for the purpose of receiving Collections.

“Lock-Box Agreement” means an agreement, in form and substance satisfactory to the Administrator, among the Seller, the Servicer, the Administrator and a Lock-Box Bank.

“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts; provided, however, that such bank or other financial institution shall be a Permitted Lock-Box Bank.

“Loss Reserve” means, on any date, an amount equal to: (a) the sum of the Aggregate Capital plus the Aggregate Adjusted LC Participation Amount at the close of business of the Seller on such date multiplied by (b) (i) the Loss Reserve Percentage on such date divided by (ii) 100% minus the Loss Reserve Percentage on such date.

“Loss Reserve Percentage” means, on any date, the product of (i) 2.25 times (ii) the highest average of the Default Ratios for any three consecutive calendar months during the twelve most recent calendar months and (iii) (A) the sum of (x) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the four most recent calendar months plus (y) the product of 0.25 and the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the fifth most recent calendar months divided by (B) the Net Receivables Pool Balance as of such date.

“Majority LC Participants” means, at any time, LC Participants whose Pro Rata Shares aggregate 51% or more.

“Majority Purchaser Agents” means, at any time, the Purchaser Agents which in their related Purchaser Group have Committed Purchasers whose Commitments aggregate more than 50% of the aggregate of the Commitments of all Committed Purchasers in all Purchaser Groups; provided, that so long as any one Committed Purchaser’s Commitment is greater than 50% of the aggregate Commitments and there is more than one Purchaser Group, then “Majority Purchaser Agents” shall mean a minimum of two Purchaser Agents which in their related Purchaser Group have Committed Purchasers whose Commitments aggregate more than 50% of the aggregate Commitment of all Committed Purchasers in all Purchaser Groups.

“Material Adverse Effect” means with respect to any event or circumstance, a material adverse effect on:

(a) the assets, operations, business or financial condition of (i) the Seller, or (ii) Peabody and its Subsidiaries taken as a whole,

(b) the ability of any of the Originators, the Contributor, the Servicer, any of the Sub-Servicers, Peabody or the Seller to perform its obligations under the Agreement or any other Transaction Document to which it is a party,

(c) the validity or enforceability of the Agreement or any other Transaction Document, or the validity, enforceability or collectibility of a material portion of the Pool

Receivables, or

(d) the status, perfection, enforceability or priority of the Administrator’s, the Purchasers’ or the Seller’s interest in the Pool Assets.

“Member” shall have the meaning set forth in Schedule A to the LLC Agreement.

“Minimum Cash Liquidity Event” means the occurrence of a Minimum Cash Liquidity Trigger Event for a period of thirty consecutive days during which no Information Package or Interim Report is delivered on any Cash Liquidity Reporting Date during such period showing Cash Liquidity equal to or greater than $500,000,000 as of the applicable Cash Liquidity Reporting Date.

“Minimum Cash Liquidity Trigger Event” means, with respect to any Cash Liquidity Reporting Date, that the aggregate of Cash Liquidity is less than $500,000,000 as of such date.

“Monthly Settlement Date” means the twenty-third day of each calendar month occurring after the Closing Date (or the next succeeding Business Day if such day is not a Business Day).

“Moody’s” means Moody’s Investors Service, Inc.

“Navajo Project” means that certain joint venture that developed, built and operates the Navajo Electric Generating Station located in Page, Arizona, which joint venture is owned by Nevada Power Company, Salt River Project Agricultural Improvement and Power District, United States of America Bureau of Reclamation - Lower Colorado Region, Arizona Public Service Co., and Tucson Gas and Electric Co.

“Net Receivables Pool Balance” means, at any time: (a) the Outstanding Balance of Eligible Receivables then in the Receivables Pool minus (b) Excess Concentration.

“New NAB Lock-Box Account” has the meaning set forth in Section 5.21(a) of this Agreement.

“New BOA Lock-Box Account” has the meaning set forth in Section 5.21(b) of this Agreement.

“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

“Notice Date” has the meaning set forth in Section 1.14 of this Agreement.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Obligor Group” means any of the following: Group A Obligor, Group B Obligor, Group C Obligor or Group D Obligor.

“Obligor Percentage” means, at any time, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor at such time less the amount (if any) then included in the calculation of the Excess Concentration pursuant to clause (a) and clause (g) of the definition thereof with respect to such Obligor, and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“Order” has the meaning set forth in Section 1.22 of the Agreement.

“Original Agreement” has the meaning set forth in the preliminary statements of the Agreement.

“Original Agreement Outstanding Amounts” has the meaning set forth in the preliminary statements of the Agreement.

“Originator” means any Australian Originator or U.S. Originator, as applicable.

“Originator Performance Guaranty” means the Amended and Restated Originator Performance Guaranty, dated as of the Closing Date, by the U.S. Originators in favor of the Administrator for the benefit of the Purchasers, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Investment or Transaction Document).

“Other Material Financing Agreement” has the meaning set forth in paragraph (j) of Exhibit V of the Agreement.

“Outstanding Balance” of any Receivable at any time means the then U.S. Dollar Equivalent of the outstanding principal balance thereof.

“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrator for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrator at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Seller.

“Participant” has the meaning set forth in Section 5.3(b) of this Agreement.

“Participant Register” has the meaning set forth in Section 5.3(b) of this Agreement.

“Participation Advance” has the meaning set forth in Section 1.16(b) of this Agreement.

“Paydown Notice” has the meaning set forth in Section 1.6(f)(i) of the Agreement.

“Peabody” has the meaning set forth in the preamble to the Agreement.

“Peabody Coppabella” means Peabody Coppabella Pty Ltd.

“Peabody Group” means, collectively, Peabody together with the rest of its consolidated subsidiaries.

“Percentage” means, for each Purchaser Group, a fraction (expressed as a percentage), (a) the numerator of which is such Purchaser Group’s Group Commitment and (b) the denominator of which is the aggregate Group Commitments of all Purchaser Groups.

“Performance Guarantor” means Peabody.

“Performance Guaranty” means the Amended and Restated Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrator for the benefit of the Purchasers, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Performance Reserve” means the sum of the Loss Reserve and the Dilution Reserve.

“Permitted Australian Contract” means, as of any date of determination, each Australian Contract that (a) as of the Closing Date is set forth on Schedule IX hereto, is a Standard Australian Contract, is not a Pre-Review Australian Contract or has been approved in writing by the Administrator in its sole discretion and (b) at any time after the Closing Date, (i) is a Standard Australian Contract, (ii) if not a Standard Australian Contract, (A) if a Pre-Review Australian Contract, is set forth on Schedule IX hereto or the Administrator has otherwise consented to such Contract in writing in its sole discretion, and in each case, with the exception of Permitted Amendments, has not subsequently been amended, restated, supplemented or otherwise modified in any respect without the prior written consent of the Administrator and (B) if not a Pre-Review Australian Contract, the Administrator has not provided written notice to the Seller and the Servicer within 15 days after knowledge by the Administrator of such Contract (including, disclosure by the Servicer of such Contract in an Information Package or Interim Report) that such Contract is not permitted. Solely for purposes of this definition, “Permitted Amendments” shall mean amendments and modifications (i) solely with respect to pricing, (ii) solely with respect to modification of length of payments terms, provided that the payment terms as amended shall not be longer than 60 days after the original invoice date or (iii) that could not reasonably be expected to have an adverse effect on any of the following: (a) the validity or enforceability of such Contract, (b) the validity, enforceability or collectability of the related

Receivables or any Related Rights or (c) the status, perfection, enforceability or priority of the Administrator’s, the Purchasers’ or the Seller’s interest in such Contract, the related Receivables or the Related Rights; provided, that no amendment or modification affecting (x) the related Originator’s, Contributor’s or Seller’s right to sell, assign, transfer, pledge or otherwise deal with its rights under such Contract, (y) the identity of the related Obligor or (z) the governing law of such Contract, shall constitute a Permitted Amendment.

“Permitted Liens” means (i) a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement in favor of, or assigned to, the Administrator (for the benefit of the Purchasers), (ii) the retention by the Australian Originators of legal title to Australian Originator Receivables and Related Security (but not a beneficial interest therein) in accordance with the Australian Sale Agreement shall not constitute an Adverse Claim; provided, that, at any time after the occurrence of a “Title Perfection Event” (under and as defined in the Australian Sale Agreement), any such retention of legal title to Australian Originator Receivables not constituting Trust Receivables contrary to the instructions of the Administrator, the Seller or the Contributor, shall constitute an Adverse Claim and (iii) solely to the extent relating to Related Security, each of (a) any Encumbrance granted by Peabody Coppabella Pty Ltd pursuant to the deed entitled “Deed of Cross Charge (Coppabella and Moorvale Joint Venture)” originally between Peabody Coppabella Pty Ltd, CITIC Australia Coppabella Pty Ltd, Mapella Pty Ltd, Winview Pty Ltd, KC Resources Pty Ltd, NS Coal Pty Ltd, Peabody Energy Australia PCI (C&M Management) Pty Ltd, dated December 11, 2003, and currently between Peabody Coppabella Pty Ltd ACN 095 976 042, CITIC Australia Coppabella Pty Ltd ACN 067 547 442, Mapella Pty Ltd ACN 082 873 961, KC Resources Pty Ltd ACN 081 887 130, NS Coal Pty Ltd ACN 082 900 972 and Peabody Energy Australia PCI (C&M Management) Pty Ltd and (b) [reserved]; it being understood and agreed that any Encumbrance described in this clause (iii) shall not constitute a Permitted Lien to the extent such Encumbrance relates to any Receivable.

“Permitted Lock-Box Bank” means (i) PNC or an Affiliate thereof, (ii) Bank of America, National Association, (iii) National Australia Bank Limited or (iv) any other bank approved by the Administrator.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

~~“Plan of Reorganization” shall mean the chapter 11 plan of reorganization of the Chapter 11 Debtors confirmed by the Confirmation Order.~~

“PNC” has the meaning set forth in the preamble to the Agreement.

“Pool Assets” has the meaning set forth in Section 1.4(e) of the Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means specified portions of Investments outstanding as follows: (a) any Investments to which the Term SOFR Rate applies under the same Investment Notice by the Seller and which have the same Discount Period shall constitute one Portion of Capital, (b) all Investments to which Daily 1M SOFR applies shall constitute one Portion of Capital and (c)

all Investments to which a Base Rate Option applies shall constitute one Portion of Capital.

“PPSA” means the Australian Personal Property Securities Act 2009 (Cth) and includes any regulations made at any time under that Act.

“Pre-Review Australian Contract” means, at any time of determination, any Australian Contract that satisfies both of the following: (i) any related Receivable has a stated maturity that is more than 15 days after the original invoice date of such Receivable and (ii) such Australian Contract relates to two or more deliveries of goods.

“Prime Rate” means the interest rate per annum announced from time to time by the Administrator at its main offices in Pittsburgh, Pennsylvania as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrator and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Pro Rata Share” means, as to any LC Participant, a fraction, the numerator of which equals the Commitment of such LC Participant at such time and the denominator of which equals the aggregate of the Commitments of all LC Participants at such time.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which any Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by any Conduit Purchaser to any Program Support Provider of the Purchased Assets (or portions thereof) and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s securitization program contemplated in the Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes, with respect to any Conduit Purchaser, any Liquidity Bank and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.

“Purchase Limit” means $225,000,000, as such amount may be reduced pursuant to Sections 1.1(c) or 1.12 of the Agreement. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the sum of the Aggregate Capital plus the Aggregate LC Participation Amount.

“Purchased Assets” has the meaning set forth in Section 1.3(b) of the Agreement.

“Purchased Assets Coverage Percentage” means, at any time and subject to Section 1.5 of the Agreement, the percentage computed as:

     Aggregate Capital + Aggregate Adjusted LC Participation Amount + Total Reserves

Net Receivables Pool Balance

The Purchased Assets Coverage Percentage shall be determined from time to time in accordance with Section 1.5 of the Agreement.

“Purchaser” means each Conduit Purchaser, each Committed Purchaser, the LC Bank and each LC Participant.

“Purchaser Agent” means each Person acting as agent on behalf of a Purchaser Group and designated as a Purchaser Agent for such Purchaser Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Purchaser Agent pursuant to an Assumption Agreement or a Transfer Supplement.

“Purchaser Group” means, (i) for any Conduit Purchaser, such Conduit Purchaser, together with such Conduit Purchaser’s Committed Purchasers, related Purchaser Agent and related LC Participants and (ii) for any other Purchaser that does not have a related Conduit Purchaser, such Purchaser, together with its Purchaser Agent and each other Purchaser for which such Purchaser Agent acts as a Purchaser Agent hereunder and, in the case of PNC as a Purchaser, the LC Bank.

“Purchasing Committed Purchaser” has the meaning set forth in Section 5.3(c) of the Agreement.

“Qualifying Bill of Exchange” means a bill of exchange (i) the drawer of which is an Originator, (ii) the drawee of which is a Qualifying Bill of Exchange Drawee, (iii) which has been duly accepted by the drawee in favor of the drawer and duly endorsed by the drawer to the order of the related Approved Bill of Exchange Obligor, (iv) which has been discounted without recourse (or otherwise sold, conveyed or transferred) to the related Approved Bill of Exchange Obligor and (v) relates to Qualifying Bill of Exchange Drawee Excluded Receivables.

“Qualifying Bill of Exchange Drawee” means each Person from time to time approved in writing by the Administrator. As of February 13, 2023, the following Persons are Qualifying Bill of Exchange Drawees: ArcelorMittal Sourcing SCA.

“Qualifying Bill of Exchange Drawee Excluded Receivable” means each Receivable (determined without regard to the proviso to the definition thereof) the Obligor of which is a Qualifying Bill of Exchange Drawee.

“Queensland Receivable” means a Receivable in respect of which the Obligor resides in Queensland for the purposes of the Duties Act 2001 (Qld).

“Receivable” means (i) any Bill of Exchange Receivable and (ii) any indebtedness and other obligations owed to the Seller (as assignee of the Contributor and each Originator), the Contributor or any Originator by, or any right of the Seller, the Contributor or any Originator to payment from or on behalf of, an Obligor, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by any Originator, and includes the obligation to pay any finance charges, fees and other charges with respect thereto; provided, that (x) no Qualifying Bill of Exchange Drawee Excluded

Receivable shall constitute a Receivable, (y) no Affiliate Excluded Receivable shall constitute a Receivable and (z) no Australian Originator Excluded Receivable shall constitute a Receivable. Indebtedness and other obligations arising from any one transaction, including indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

“Receivables Pool” means, at any time, all of the then outstanding Receivables purchased by or held on trust for the Seller pursuant to the Contribution Agreement prior to the Facility Termination Date.

“Recipient” means any Administrator, Purchaser or Purchaser Agent, as applicable.

“Register” has the meaning set forth in Section 5.4(b)(vi) of the Agreement.

“Reimbursement Obligation” has the meaning set forth in Section 1.16 of the Agreement.

“Reinvestment” has the meaning set forth in Section 1.4(b) of the Agreement.

“Related Security” means,

(a)

all of the Seller’s, the Contributor’s and each Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable,

(b)	all instruments and chattel paper that may evidence such Receivable,

(c)

all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable (including any Eligible Credit Insurance or Eligible Supporting Letter of Credit and any other supporting letter of credit or any proceeds of any drawings thereunder), whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements, PPSA financing statements or similar filings made against the relevant Obligor relating thereto, and

(d)

all of the Seller’s, the Contributor’s and each Originator’s rights, interests and claims under the Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise including, without limitation, any Credit Insurance Policy covering all or any portion of such Receivable.

“Reportable Compliance Event” means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, or enters into a settlement with ~~an~~a Governmental Authority in connection with any ~~economic sanctions or other Anti-Terrorism Law or Anti-Corruption law~~Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or any predicate crime to any ~~anti-Terrorism Law or Anti-Corruption~~Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any ~~Anti-Terrorism Law or~~ Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (b) any Covered Entity engages in a transaction that has caused or may ~~cause the Purchasers or the~~reasonably be expected to cause a Purchaser or Administrator to be in violation of any ~~Anti-Terrorism Laws~~Anti-Corruption Law or International Trade Law, including a Covered Entity’s use of any proceeds of the facilities to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Person or Sanctioned Jurisdiction; (c) any Pool Asset becomes Embargoed Property; or (d) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the representations~~, warranties or covenants set forth in Section 1(t), Section 1(y), Section 2(n) or Section 2(r) of Exhibit III or Section 1(r) or Section 2(m) of Exhibit IV of~~ or covenant (including any negative covenant) of this Agreement.

“Required LC Participants” means, at any time, the LC Participants whose Pro Rata Shares aggregate 66 2⁄3% or more.

“Responsible Officer” means, with respect to each Originator, the Contributor, the Servicer, and the Seller, any president, vice president, treasurer, assistant treasurer, secretary, assistant secretary, chief financial officer, controller or any other officer or director of any such Person charged with the responsibility for administration of any Transaction Document.

“Restricted Payments” has the meaning set forth in Section 1(n) of Exhibit IV of the Agreement.

“Sale Agreements” means the Australian Sale Agreement and the U.S. Sale Agreement.

“Sanctioned Jurisdiction” means any country, territory, or region that is the subject of comprehensive U.S. sanctions ~~administered by OFAC~~.

“Sanctioned Obligor” means an Obligor which (i) if a natural person, is either (A) organized in or maintains its principal place of business in a Sanctioned Jurisdiction or (B) a Sanctioned Person or (ii) if a corporation or other business organization, is organized under the laws of a Sanctioned Jurisdiction or any political subdivision thereof.

“Sanctioned Person” means (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State ~~(“State”)~~, including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the Laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC~~;~~ or other applicable sanctions authority; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the

E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; ~~or~~ (d) a Person that is the subject of sanctions imposed by ~~any~~the Federal Government of Australia; or (e) a Person that is the subject of sanctions imposed by any other Governmental Authority of a jurisdiction whose Laws apply to this Agreement.

“Seller” has the meaning set forth in the preamble to the Agreement.

“Servicer” has the meaning set forth in the preamble to the Agreement.

“Servicer Note” means that certain Amended and Restated Promissory Note, dated as of January 25, 2010, made by Peabody in favor of the Seller, as the same may be amended from time to time.

“Servicing Fee” means the fee referred to in Section 4.6 of the Agreement.

“Servicing Fee Rate” means the rate referred to in Section 4.6 of the Agreement.

“Settlement Date” means with respect to any Portion of Capital for any Settlement Period, (i) prior to the Facility Termination Date, the Monthly Settlement Date and (ii) on and after the Facility Termination Date, each day selected from time to time by the Administrator (with the consent or at the direction of the Majority Purchaser Agents); it being understood that the Administrator may select such Settlement Date to occur as frequently as daily, or, in the absence of such selection, the Monthly Settlement Date.

“Settlement Period” means: (a) before the Facility Termination Date, each period commencing on the second Business Day prior to each Monthly Settlement Date and ending on (but not including) the second Business Day prior to the next Monthly Settlement Date, and (b) on and after the Facility Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrator or, in the absence of any such selection, each period of 30 days from the last day of the preceding Settlement Period.

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” means ten basis points (0.10%).

“SOFR Floor” means a rate of interest per annum equal to zero basis points (0.00%).

“SOFR Reserve Percentage” means, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

“Solvent” means, with respect to any Person at any time, a condition under which:

(i)

the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;

(ii)

the fair value and present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

(iii)	such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and

(iv)	such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this definition:

(A) the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

(B) the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

(C) the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to purchase such asset under ordinary selling conditions; and

(D) the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.

“Special Member” has the meaning set forth in Schedule A to the LLC Agreement.

“Special Obligor” means (i) the Navajo Project, for so long as, with respect to such Navajo Project, (a) the agreement among the project participants requires that upon the default of any participant, the non-defaulting participants are required to cure any such default, and (b) Peabody represents and warrants that, to its knowledge, the statement set forth in subsection (a) above is true, complete and correct and (ii) Mai-Liao Power Corporation. The Navajo Project shall be deemed to be a “Special Group A Obligor” hereunder for so long as such Navajo Project has at least one project participant with the rating of a Group A Obligor; the Navajo Project shall be deemed to be a “Special Group B Obligor” hereunder for so long as such Navajo Project has at least one project participant with the rating of a Group B Obligor (but no project participants with the rating of a Group A Obligor); the Navajo Project shall be deemed to be a “Special

Group C Obligor” hereunder for so long as such Navajo Project has at least one project participant with the rating of a Group C Obligor (but no project participants with the rating of a Group A Obligor or a Group B Obligor); and the Navajo Project shall be deemed to be a “Special Group D Obligor” hereunder for so long as such Navajo Project has no project participants with the rating of a Group A Obligor, a Group B Obligor or a Group C Obligor. Mai-Liao Power Corporation shall be deemed to be a “Special Group B Obligor” hereunder for so long as (i) Mai-Liao Power Corporation enters into each Contract relating to Pool Receivable on a joint and several basis with Formosa Petrochemical Corporation and (ii) Formosa Petrochemical Corporation maintains the rating of a Group B Obligor.

“Special Obligor Group” means any one of the following: Special Group A Obligor, Special Group B Obligor, Special Group C Obligor, or Special Group D Obligor.

“Spike Factor” means, for any calendar month, (a) the positive difference, if any, between: (i) the highest Dilution Ratio for any one calendar month during the twelve most recent calendar months and (ii) the arithmetic average of the Dilution Ratios for such twelve months times (b) (i) the highest Dilution Ratio for any one calendar month during the twelve most recent calendar months divided by (ii) the arithmetic average of the Dilution Ratios for such twelve months.

“Spot Rate” means, on any day, for the purpose of determining the U.S. Dollar Equivalent of any amount denominated in Australian Dollars, the exchange rate at which Australian Dollars may be exchanged into U.S. Dollars as set forth at approximately 11:00 a.m. New York City time, on such day as published on the Bloomberg Key Cross-Currency Rates Page for Australian Dollars. In the event that such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrator or, in the absence of such a selection or publicly available service, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrator in the market where its foreign currency exchange operations in respect of Australian Dollars are then being conducted, at or about 11:00 a.m. New York time, on such date for the purchase of U.S. Dollars with the applicable currency for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrator may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Standard Australian Contract” means a contract in substantially the form of the “Standard Coal Trading Agreement” or the “Peabody Standard Terms”, copies of each of which are attached hereto as Schedule X, or a contract in substantially such other form as the Administrator approves in writing in its sole discretion.

“Standard & Poor’s” means S&P Global Ratings, and any successor thereto that is a nationally recognized statistical rating organization.

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Sub-Servicer” has the meaning set forth in the preamble to this Agreement.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Supported Outstanding Balance” means, for any Receivable at any time that is supported in whole or in part by an Eligible Supporting Letter of Credit, the lesser of (a) the Outstanding Balance of such Receivable and (b) the U.S. Dollar Equivalent of the face amount of such Eligible Supporting Letter of Credit.

“Taxes” has the meaning set forth in Section 5.4(b)(i) of this Agreement.

“Tenth Amendment Effective Date” means January 28, 2025

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrator in its reasonable discretion).

“Term SOFR Rate” means, with respect to any amount for which the Term SOFR Reference Rate applies, for any day in any Discount Period, the interest rate per annum determined by the Administrator by dividing (the resulting quotient rounded upwards, at the Administrator’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a term of one month on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Discount Period, as such rate is published by the Term SOFR Administrator, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Day” means: (a) each day on which the conditions set forth in Section 2 of Exhibit II to the Agreement are not satisfied or (b) each day that occurs on or after the Facility Termination Date; provided, that no day shall be a Termination Day pursuant to clause (a) above solely as a result of the sum of the Aggregate Capital plus the Aggregate LC Participation Amount exceeding the Purchase Limit on such day following any reduction in the Purchase

Limit pursuant to Section 1.1.(c).

“Termination Event” has the meaning specified in Exhibit V to the Agreement.

“Termination Fee” means, for any Settlement Period during which a Termination Day occurs, the amount, if any, by which: (a) the additional Discount (calculated without taking into account any Termination Fee or any shortened duration of such Settlement Period pursuant to the definition thereof) that would have accrued during such Settlement Period on the reductions of Capital relating to such Settlement Period had such reductions not been made, exceeds (b) the income, if any, received by the applicable Purchaser from investing the proceeds of such reductions of Capital, as determined by the applicable Purchaser Agent, which determination shall be binding and conclusive for all purposes, absent manifest error.

“Top Five Group D Obligors” means, at any time, the Group D Obligors with aggregate Outstanding Balances of Eligible Receivables that are the five (5) largest of any Group D Obligor at such time.

“Total Reserves” means, at any time the sum of: (a) the Discount Reserve, plus (b) the greater of (i) the Performance Reserve or (ii) the sum of the Concentration Reserve plus the Dilution Component Reserve, plus (c) the Australian Dollar AR Volatility Reserve plus (d) the Australian Dollar LC Volatility Reserve.

“Transaction Documents” means the Agreement, the Lock-Box Agreements, the Fee Letters, the Sale Agreements, the Contribution Agreement, the Originator Performance Guaranty, the Performance Guaranty, the Servicer Note, any Credit Insurance Policy and all other certificates, instruments, UCC financing statements, PPSA financing statements, reports, notices, agreements and documents executed or delivered under or in connection with the Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Agreement.

“Transfer Supplement” has the meaning set forth in Section 5.3(c) of the Agreement.

“Trust Receivable” has the meaning given thereto in the Australian Sale Agreement.

“TVA” means Tennessee Valley Authority, an Obligor of the Originators.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unmatured Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

“Unsupported Outstanding Balance” means, for any Receivable at any time, (a) the then Outstanding Balance of such Receivable, less (b) the Supported Outstanding Balance for such Receivable.

“U.S. Dollar Equivalent” means, on any date on which a determination thereof is to be made, with respect to (a) any amount denominated in U.S. Dollars, such amount and (b) any amount denominated in Australian Dollars, the U.S. Dollar equivalent of such amount of Australian Dollars determined by reference to the Spot Rate determined as of such determination date.

“U.S. Dollar LC Participation Amount” means at any time of determination, the aggregate LC Participation Amount with respect to Letters of Credit denominated in U.S. Dollars.

“U.S. Dollars”, “Dollars” and “$” each mean the lawful currency of the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Originator” means each Person that is a party to the U.S. Sale Agreement as an “Originator” thereunder.

“U.S. Originator Receivable” means each Receivable originated by a U.S. Originator.

“U.S. Sale Agreement” means the Amended and Restated U.S. Purchase and Sale Agreement, dated as of the Closing Date, between the Contributor and the U.S. Originators as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“U.S. Sub-Servicer” has the meaning set forth in the preamble to this Agreement.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Weekly Report” has the meaning set forth in Section 2(l)(iv) of Exhibit IV to the Agreement.

Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

Benchmark Replacement Notification. Section 1.25(d) provides a mechanism for determining an alternative rate of interest in the event that Daily 1M SOFR or the Term SOFR Rate is no longer available or in certain other circumstances. The Administrator does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to Daily 1M SOFR or the Term SOFR

Rate, or with respect to any alternative or successor rate thereto, or replacement rate therefor.

EXHIBIT II

CONDITIONS PRECEDENT

1. Conditions Precedent to Effectiveness of this Agreement. The effectiveness of this Agreement is subject to condition precedent that:

(a) [reserved];

(b) [reserved];

~~(a) the Confirmation Order shall have been entered and shall not be subject to a stay or have been reversed, modified or amended in a manner materially adverse to PNC and its Affiliates (other than as otherwise consented to in writing by the Administrator and each Purchaser);~~

~~(b) simultaneously with the effectiveness of this Agreement the Plan of Reorganization shall have become effective and there shall not be any supplement, modification, waiver or amendment to Peabody’s debt and capital structure as contemplated by the Plan of Reorganization that is adverse in any material respect to the rights or interests of PNC and its Affiliates, unless the Administrator has consented thereto in writing;~~

(a) the Administrator and each Purchaser Agent shall have received, on or before the Closing Date, each of the documents, instruments and opinions listed on the closing memorandum attached to this Agreement as Schedule VIII, each in form and substance (including the date thereof) reasonably satisfactory to the Administrator and each Purchaser Agent; and

(b) the Administrator shall have received, on or before the Closing Date, evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by the Fee Letters), costs and expenses to the extent then due and payable on the date thereof, including any such costs, fees and expenses arising under or referenced in Section 5.4 of the Agreement (including all Attorney Costs that have been invoiced at least three (3) Business Days prior to the Closing Date) and the Fee Letters.

2. Conditions Precedent to All Investments, Issuances of Letters of Credit and Reinvestments. Each Investment and the issuance of any Letters of Credit and each Reinvestment shall be subject to the further conditions precedent that:

(a) in the case of each Investment and the issuance of any Letters of Credit, the Servicer shall have delivered to the Administrator and each Purchaser Agent on or before such Investment or issuance, as the case may be, in form and substance satisfactory to the Administrator and each Purchaser Agent, a completed pro forma Information Package to reflect the level of Aggregate Capital, the Aggregate LC Participation Amount and related reserves and the calculation of the Purchased Assets Coverage Percentage after such subsequent Investment or issuance, as the case may be, and a completed Investment Notice in the form of Annex B; and

(b) on the date of such Investment, issuance or Reinvestment, as the case may be, the following statements shall be true (and acceptance of the proceeds of such Investment, issuance

II-1

or Reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

(i) the representations and warranties contained in Exhibit III to the Agreement are true and correct in all material respects on and as of the date of such Investment, issuance or Reinvestment as though made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date, and in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(ii) no event has occurred and is continuing, or would result from such Investment, issuance or Reinvestment, that constitutes a Termination Event;

(iii) solely in the case of any Investment (but not Reinvestment) or any such issuance, no Unmatured Termination Event shall exist and be continuing;

(iv) the sum of the Aggregate Capital plus the Aggregate LC Participation Amount, after giving effect to any such Investment or issuance as the case may be, shall not exceed the Purchase Limit;

(v) after giving effect to any such Investment, issuance or Reinvestment, as the case may be, the Purchased Assets Coverage Percentage shall not exceed 100%; and

(vi) the Facility Termination Date shall not have occurred.

Notwithstanding anything to the contrary set forth herein or in any other Transaction Document, the LC Bank shall be under no obligation to issue Letters of Credit requested by the Seller which are denominated in Australian Dollars if the LC Bank notifies the Seller on or prior to the date of such issuance that the issuance of such Letter of Credit, or the funding of any draw thereunder has been made or, in the case of a draw, would be made, impracticable or unlawful by compliance by the LC Bank in good-faith with any Applicable Law or any request or directive of any Governmental Authority (whether or not having the force of law).

II-2

EXHIBIT III

REPRESENTATIONS AND WARRANTIES

1. Representations and Warranties of the Seller. The Seller represents and warrants as follows:

(a) The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing as a foreign limited liability company in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) The execution, delivery and performance by the Seller of the Agreement and the other Transaction Documents to which it is a party, including its use of the proceeds of Investments and Reinvestments: (i) are within its organizational powers; (ii) have been duly authorized by all necessary organizational action; (iii) do not contravene or result in a default under or conflict with: (A) its certificate of formation or any other organizational document of the Seller, (B) any law, rule or regulation applicable to it, (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Seller.

(c) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for its due execution, delivery and performance by the Seller of the Agreement or any other Transaction Document to which it is a party, other than the Uniform Commercial Code filings referred to in Exhibit II to the Agreement, all of which shall have been filed on or before the Closing Date.

(d) Each of the Agreement and the other Transaction Documents to which the Seller is a party constitutes its legal, valid and binding obligation enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) There is no pending or, to Seller’s best knowledge, threatened action or proceeding affecting Seller or any of its properties before any Governmental Authority or arbitrator.

(f) No proceeds of any Investment or Reinvestment will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(g) The Seller is the beneficial owner of, and, except with respect to any Australian

III-1

Originator Receivable, is the legal owner and has good and marketable title to, the Pool Receivables, the Lock-Box Accounts (and related lock-boxes) (except as permitted by Section 5.21) and Related Security, free and clear of any Adverse Claim. Upon each Investment or Reinvestment, the Administrator (on behalf of the Purchasers) shall acquire a valid and enforceable perfected ownership or security interest in each Pool Receivable then existing or thereafter arising and in the Related Security, Collections and other proceeds with respect thereto, free and clear of any Adverse Claim. The Agreement creates a valid and continuing ownership or security interest (as defined in the applicable UCC or PPSA) in favor of the Administrator in the Pool Assets and the Lock-Box Accounts (and related lock-boxes), which ownership or security interest is prior to all other Adverse Claims, and is enforceable as such against creditors of and purchasers from the Seller. The Pool Assets constitute “accounts”, “general intangibles” or “tangible chattel paper” within the meaning of the applicable UCC. Each Lock-Box Account constitutes a “deposit account” within the meaning of the applicable UCC. The Seller has caused or will have caused, within ten (10) days, the filing of all appropriate UCC or PPSA financing statements in the proper filing offices in the appropriate jurisdictions under Applicable Laws in order to perfect the ownership or security interest in the Pool Assets and the Lock-Box Accounts (and related lock-boxes) (except as permitted by Section 5.21) granted to the Administrator (on behalf of the Purchasers) hereunder. Other than the ownership or security interest granted to the Administrator (on behalf of the Purchasers) pursuant to this Agreement, Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Pool Assets or the Lock-Box Accounts (and related lock-boxes). Seller has not authorized the filing of and is not aware of any UCC financing statements against Seller that include a description of collateral covering the Pool Assets, other than any UCC financing statement relating to the security interest granted to the Administrator (on behalf of the Purchasers) hereunder or that has been terminated. Seller is not aware of any judgment, ERISA or tax lien filings against the Seller. With respect to any Pool Receivable that constitutes “tangible chattel paper”, the Servicer is in possession of the original copies of the tangible chattel paper that constitutes or evidences such Pool Receivables, and the Seller has filed the financing statements described in this section above, each of which will contain a statement that “A purchase of or a grant of a security interest in any property described in this financing statement will violate the rights of the Administrator.” The Pool Receivables to the extent they are evidenced by “tangible chattel paper” do not have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Seller or the Administrator (on behalf of the Purchasers).

(h) Each Information Package and Interim Report (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or one of its Affiliates), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Administrator or any Purchaser Agent in connection with the Agreement or any other Transaction Document to which it is a party is or will be complete and accurate in all material respects as of its date or (except as otherwise disclosed to the Administrator or such Purchaser Agent, as applicable, at such time) as of the date so furnished.

(i) The Seller’s principal place of business, chief executive office and state of

III-2

formation (as such terms are used in the UCC) and the office where it keeps its records concerning the Receivables are located at the address referred to in Sections l(b) and 2(b) of Exhibit IV to the Agreement.

(j) The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule II to the Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Administrator in accordance with the Agreement) and all Lock-Box Accounts are subject to Lock-Box Agreements (or will be subject to Lock-Box Agreements in accordance with Section 5.21 within the time period specified therein). Except as set forth in Section 5.21, with respect to all Lock-Box Accounts (and related lock-boxes), the Seller has delivered to the Administrator, on behalf of the Purchasers, a fully executed Lock-Box Agreement pursuant to which the applicable Lock-Box Bank has agreed to comply with all instructions given by the Administrator with respect to all funds on deposit in such Lock-Box Account (and all funds sent to the respective lock-box), without further consent by the Seller or the Servicer. Except as set forth in Section 5.21, none of the Lock-Box Accounts (and the related lock-boxes) are in the name of any Person other than the Seller or the Administrator (on behalf of the Purchasers). The Seller has not consented to any Lock-Box Bank’s complying with instructions of any person other than the Administrator.

(k) The Seller is not in violation of any order of any court, arbitrator or Governmental Authority.

(l) No proceeds of any Investment or Reinvestment will be used for any purpose that violates any Applicable Law, including Regulations T, U or X of the Federal Reserve Board.

(m) Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable as of the date such representation and warranty is made.

(n) No event has occurred and is continuing, or would result from an Investment or Reinvestment or from the application of the proceeds therefrom, that constitutes a Termination Event or an Unmatured Termination Event.

(o) On the Closing Date, the Purchased Assets will be included on the consolidated balance sheet of Peabody for purposes of GAAP.

(p) The Seller has complied in all material respects with the Credit and Collection Policy of the Originators with regard to each Receivable originated by the Originators.

(q) The Seller has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.

(r) The Seller’s complete organizational name is set forth in the preamble to the Agreement, and it does not use and has not during the last six years used any other organizational

III-3

name, trade name, doing-business name or fictitious name, except as set forth on Schedule III to the Agreement and except for names first used after the date of the Agreement and set forth in a notice delivered to the Administrator pursuant to Section 1(1)(iv) of Exhibit IV to the Agreement.

(s) The Seller is not (i) required to register as an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or (ii) a “covered fund” under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder. In reaching such determination, the Seller is entitled to rely on the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.

(t) No: (a) Covered Entity, nor any employees, officers, directors, affiliates, consultants, brokers, or agents acting on a Covered Entity’s behalf in connection with this Agreement: (i) is a Sanctioned Person; (ii) directly, or indirectly through any third party, is engaged in any transactions or other dealings with, involving, or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, or any transactions or other dealings that otherwise are prohibited by any ~~Anti-Terrorism~~International Trade Laws; (b) Pool Asset is Embargoed Property.

(u) The Seller has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Laws.

(v) ~~(u)~~ The Seller has not issued any LCR Securities, and the Seller is a consolidated subsidiary of Peabody under GAAP.

(w) ~~(v)~~ There are no mortgages that are effective as financing statements covering as-extracted collateral that constitutes Purchased Assets and that name any Originator (or, if such Originator is not the “record owner” of the underlying property, any “record owner” with respect to such as-extracted collateral, as such term is used in the UCC) as grantor, debtor or words of similar effect filed or recorded in any jurisdiction.

(x) ~~(w)~~ The Seller is not required to account to any Governmental Authority for any value added or similar Tax in respect of the sale by it of any Receivable and no withholding or other Tax is deductible or payable on any payment made by an Obligor with respect to any Receivable.

(y) ~~(x)~~ Beneficial Ownership Regulation. As of April 3, 2019, the Seller is an entity that is organized under the laws of the United States or of any state and at least 51% of whose common stock or analogous equity interest is owned directly or indirectly by a company listed on the New York Stock Exchange or the American Stock Exchange or designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership

III-4

Regulation.

(z) ~~(y)~~ Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Laws.

2. Representations and Warranties of Peabody (including in its capacity as the Servicer). Peabody, individually and in its capacity as the Servicer, represents and warrants jointly and severally as follows:

(a) Peabody is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) The execution, delivery and performance by Peabody of the Agreement and the other Transaction Documents to which it is a party, including the Servicer’s use of the proceeds of Investments and Reinvestments: (i) are within its organizational powers; (ii) have been duly authorized by all necessary organizational action; (iii) do not contravene or result in a default under or conflict with: (A) its certificate of incorporation or any other organizational document of Peabody, (B) any law, rule or regulation applicable to it, (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which Peabody is a party have been duly executed and delivered by Peabody.

(c) No authorization, approval or other action by, and no notice to or filing with any Governmental Authority or other Person, is required for the due execution, delivery and performance by Peabody of the Agreement or any other Transaction Document to which it is a party.

(d) Each of the Agreement and the other Transaction Documents to which Peabody is a party constitutes the legal, valid and binding obligation of Peabody enforceable against Peabody in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) The consolidated balance sheets of Peabody and its Subsidiaries as of December 31, 2018, and the related consolidated statements of operations, comprehensive income, change in stockholders’ equity, and cash flows for the fiscal year then ended, copies of which have been furnished to the Administrator, fairly present in all material respects the consolidated financial position of Peabody and its Subsidiaries as at such date and the consolidated results of operations of Peabody and its Subsidiaries for the period ended on such date, all in accordance with United

III-5

States generally accepted accounting principles consistently applied.

(f) Except as disclosed in the most recent audited financial statements of Peabody furnished to the Administrator, there is no pending or, to its best knowledge, threatened action or proceeding affecting it or any of its Subsidiaries before any Governmental Authority or arbitrator that is reasonably likely to have a Material Adverse Effect.

(g) No proceeds of any Investment or Reinvestment will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934. No proceeds of any Investment or Reinvestment will be used for any purpose that violates any Applicable Law, including Regulations T, U or X of the Federal Reserve Board.

(h) Each Information Package and Interim Report (if prepared by Peabody or one of its Affiliates, or to the extent that information contained therein is supplied by Peabody or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Servicer to the Administrator or any Purchaser Agent in connection with the Agreement is or will be complete and accurate in all material respects as of its date or (except as otherwise disclosed to the Administrator or such Purchaser Agent, as applicable, at such time) as of the date so furnished.

(i) The principal place of business, chief executive office and state of formation (as such terms are used in the UCC) of Peabody and the office where it keeps its records concerning the Receivables are located at the address referred to in Section 2(b) of Exhibit IV to the Agreement.

(j) Peabody is not in violation of any order of any court, arbitrator or Governmental Authority, which is reasonably likely to have a Material Adverse Effect.

(k) The Servicer has complied in all material respects with the Credit and Collection Policy of the Originators with regard to each Receivable originated by the Originators.

(l) Peabody has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.

(m) Peabody is not an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(n) No: (a) Covered Entity, nor any employees, officers, directors, affiliates, consultants, brokers, or agents acting on a Covered Entity’s behalf in connection with this Agreement: (i) is a Sanctioned Person; (ii) directly, or indirectly through any third party, is engaged in any transactions or other dealings with, involving, or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, or any transactions or other dealings that otherwise are prohibited by any ~~Anti-Terrorism~~International Trade Laws; (b) Pool Asset is Embargoed Property.

III-6

(o) Peabody has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Laws.

(p) ~~(o)~~ The agreement among the project participants of the Navajo Project requires that upon the default of any participant, the non-defaulting participants are required to cure any such default.

(q) ~~(p)~~ There are no mortgages that are effective as financing statements covering as-extracted collateral that constitutes Purchased Assets and that name any Originator (or, if such Originator is not the “record owner” of the underlying property, any “record owner” with respect to such as-extracted collateral, as such term is used in the UCC) as grantor, debtor or words of similar effect filed or recorded in any jurisdiction.

~~(q) The Confirmation Order is in full force and effect and has not been vacated or reversed, is not subject to a stay, and has not been modified or amended in a manner adverse to PNC and its Affiliates in any material respect (other than any amendment or modification approved in writing by the Administrator and the Majority Purchaser Agents (such consent not to be unreasonably withheld, delayed or conditioned))~~

(r) Reserved.

(s) ~~(r)~~ Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Laws.

III-7

EXHIBIT IV

COVENANTS

1. Covenants of the Seller. Until the Final Payout Date:

(a) Compliance with Laws, Etc. The Seller shall comply in all material respects with all Applicable Laws and preserve and maintain its organizational existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules, regulations and orders or the failure so to preserve and maintain such rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

(b) Offices, Records and Books of Account, Etc. The Seller: (i) shall keep its principal place of business, chief executive office and state of formation (as such terms or similar terms are used in the UCC) and the office where it keeps its records concerning the Receivables at the address of the Seller set forth on Schedule IV or, pursuant to clause (1)(iv) below, at any other locations in jurisdictions where all actions reasonably requested by the Administrator to protect and perfect the interest of the Administrator in the Receivables and related items (including the Pool Assets) have been taken and completed and (ii) shall provide the Administrator with at least 30 days’ written notice before making any change in the Seller’s name or making any other change in the Seller’s identity or organizational structure (including a Change in Control) that could render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term (or similar term) is used in the UCC; each notice to the Administrator pursuant to this sentence shall set forth the applicable change and the effective date thereof. The Seller also will maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable). Notwithstanding the above, in no event shall the Seller have or maintain, or be a partner in any partnership that has or maintains, its jurisdiction of organization, principal place of business or principal assets in any of the states of Colorado, Kansas, New Mexico, Oklahoma, Utah or Wyoming.

(c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller shall (and shall cause the Servicer to), at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the applicable Credit and Collection Policy with regard to each Receivable and the related Contract.

(d) Ownership Interest, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable ownership or security interest in the Pool Receivables, the Related Security and Collections with respect thereto (or with respect to any Australian Originator Receivable, the Seller’s beneficial interest in the Pool Receivables, the Related Security and Collections with respect thereto), and a first priority perfected ownership or security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Administrator (on behalf of the Purchasers), including taking such action to perfect, protect or more fully evidence the interest of the Administrator (on behalf of the Purchasers), as the Administrator, may reasonably request. The Seller shall from time to time and within the time limits established by law prepare and present to the Administrator for the Administrator’s authorization and approval all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrator’s (on behalf of the Purchasers) ownership or security interest in the Pool Assets as a first-priority interest. The Administrator’s approval of such filings shall authorize the Seller to file such financing statements under the UCC without the signature of the Seller, or the Administrator, any Purchaser Agent or any Purchaser where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, neither the Seller, the Servicer nor any other Person shall have any authority to file a termination, partial termination, release or partial release or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements without the prior written consent of the Administrator.

(e) Sales, Liens, Etc. The Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any or all of its right, title or interest in, to or under any Pool Assets (including the Seller’s interest in any Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Receivables are sent), or assign any right to receive income in respect of any items contemplated by this paragraph.

(f) Extension or Amendment of Receivables. Except as provided in the Agreement, the Seller shall not, and shall not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract (which term or condition relates to payments under, or the enforcement of, such Contract).

(g) Change in Business or Credit and Collection Policy. Without the prior written consent of the Administrator and each Purchaser Agent, the Seller shall not make (or permit the Originators to make) any material change in the character of its business or in any Credit and Collection Policy, or any change in any Credit and Collection Policy that would have a Material Adverse Effect with respect to the Receivables. The Seller shall not make (or permit the Originators to make) any other change in any Credit and Collection Policy without giving 30 days’ prior written notice thereof to the Administrator and each Purchaser Agent.

(h) Audits. The Seller shall (and shall cause the Originators to), from time to time during regular business hours as reasonably requested in advance (unless a Termination Event or Unmatured Termination Event exists) by the Administrator, permit the Administrator or its agents or representatives: (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Seller (or the Originators) relating to Receivables and the Related Security, including the related Contracts, (ii) to examine Australian Originator Contracts and the Related Security to determine whether the related Receivables identified as Eligible Receivables in the Information Packages and Interim Reports delivered under this Agreement satisfy each of the applicable eligibility criteria, (iii) to visit the offices and properties of the Seller and the Originators for the purpose of examining such materials described in clause (i) and (ii) above, and to discuss matters relating to Receivables and the Related Security or the Seller’s, Peabody’s or any Originator’s performance under the Transaction Documents or under the Contracts with any of the officers, employees, agents or contractors of the Seller, Peabody or any Originator having knowledge of such matters and (iv) without limiting the clauses (i), (ii) and (iii) above, to engage certified public accountants or other auditors acceptable to the Seller and the Administrator to conduct, at the Seller’s expense, a review of the Seller’s books and records with respect to such Receivables, provided, that at any time when no Termination Event exists and is continuing, the Seller shall be required to reimburse the Administrator for only one (1) such audit (or, at any time following the occurrence of a Minimum Cash Liquidity Event, two (2) such audits) per year.

(i) Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. The Seller shall not, and shall not permit the Servicer or any Originator to, add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedule II to the Agreement (other than as permitted by Section 5.21), or make any change in its instructions to Obligors regarding payments to be made to the Seller, any Originator, the Servicer or any Lock-Box Account (or related post office box), unless the Administrator shall have received ten (10) days prior written notice of assignment to a Permitted Lock-Box Bank and the Administrator shall have received copies of all agreements and documents (including Lock-Box Agreements) that it may request in connection therewith.

(j) Deposits to Lock-Box Accounts. Subject to Section 5.21, the Seller shall (or shall cause the Servicer to): (i) instruct all Obligors (or in the case of Peabody Coppabella, its agent) to make payments of all Receivables to one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis), and (ii) deposit, or cause to be deposited, any Collections received by it, the Servicer or any Originator into Lock-Box Accounts not later than two (2) Business Days after receipt thereof (or in the case of Peabody Coppabella, cause Peabody Coppebella or its agent to deposit any Collections received by Peabody Coppabella or its agent into a Lock-Box Account as soon as possible and not later than five (5) Business Days after receipt thereof). Each Lock-Box Account shall at all times be subject to a Lock-Box Agreement. The Seller will, unless otherwise agreed in writing by the Administrator, instruct each Originator, in its capacity as the beneficiary (or prospective beneficiary) of an Eligible Supporting Letter of Credit, to instruct the related Eligible Supporting Letter of Credit Provider to make payments in respect of Eligible Supporting Letters of Credit issued (or confirmed by) such Eligible Supporting Letter of Credit Provider directly to a Lock-Box Account if the Servicer fails to do so and, if an Eligible Supporting Letter of Credit Provider fails to so deliver payments to a Lock-Box Account, the Seller will, unless otherwise agreed in writing by the Administrator, use all reasonable efforts to cause the applicable Originator to cause such

Eligible Supporting Letter of Credit Provider to deliver subsequent payments (if any) in respect of Eligible Supporting Letters of Credit issued (or confirmed by) such Eligible Supporting Letter of Credit Provider directly to a Lock-Box Account if the Servicer fails to do so. Subject to Section 5.21, the Seller will not (and will not permit the Servicer to) deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections.

(k) Marking of Records. At its expense, the Seller shall: (i) mark (or cause the Servicer to mark) its master data processing records relating to Pool Receivables and related Contracts, including with a legend evidencing that the Receivables and Related Security included in the Purchased Assets have been sold in accordance with the Agreement, and (ii) cause each Originator so to mark its master data processing records pursuant to the applicable Sale Agreement.

(l) Reporting Requirements. The Seller will provide to the Administrator and each Purchaser Agent (in multiple copies, if requested by the Administrator or any Purchaser Agent) the following:

(i) as soon as available and in any event within 120 days after the end of each fiscal year of the Seller, a copy of the financial statements for such year for the Seller, certified as to accuracy by a Responsible Officer of the Seller;

(ii) as soon as possible and in any event within five days after the occurrence of each Termination Event or Unmatured Termination Event, a statement of a Responsible Officer of the Seller setting forth details of such Termination Event or Unmatured Termination Event and the action that the Seller has taken and proposes to take with respect thereto;

(iii) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any ERISA Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any ERISA Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 400l(a)(3) of ERISA) to which the Seller or any of its ERISA Affiliates is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, result in the imposition of liability on the Seller and/or any such ERISA Affiliate;

(iv) (A) as soon as available and in any event not later than two Business Days prior to the Monthly Settlement Date, an Information Package as of the most recently completed calendar month, which shall include, among other things, the Cash Liquidity as of the applicable Cash Liquidity Reporting Date, (B) if requested by the Administrator or any Purchaser at any time on five (5) Business Days’ notice, a report substantially in the form of Annex H-1 (each, a “Weekly Report”) as of the last Business Day of the prior calendar week, which shall include, among other things, the Cash Liquidity as of the applicable Cash Liquidity Reporting Date, and (C) if requested by the Administrator or any Purchaser on five (5) Business Days’ notice, a report substantially in the form of Annex H-2 (each, a “Daily Report”) on each Business Day as of date that is one Business Day prior to such date, which shall include, among other things, the Cash Liquidity as of the applicable Cash Liquidity Reporting Date;

(v) promptly after any Responsible Officer of the Seller obtains knowledge thereof, notice of any: (A) material litigation, investigation or proceeding that may exist at any time between the Seller and any Person or (B) material litigation or proceeding relating to any Transaction Document;

(vi) promptly after the occurrence thereof, notice of a material adverse change in the business, operations, property or financial or other condition of the Seller, the Servicer or the Originator;

(vii) at least forty-five (45) days’ prior written notice if the Purchased Assets will not be included on the consolidated balance sheet of Peabody for purposes of GAAP and

(viii) such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller or any of its Affiliates as the Administrator or any Purchaser Agent may from time to time reasonably request.

(m) Certain Agreements. Without the prior written consent of the Administrator and the Majority Purchaser Agents, the Seller will not (and will not permit the Originators to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller’s certificate of formation or other organizational document of the Seller.

(n) Restricted Payments. (i) Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any shares of its capital stock, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(ii) Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in the following way: the Seller may declare and pay distributions and make loans and advances to Peabody (provided that any such loans and advances shall be treated as a dividend within no less than 30 days following the making thereof).

(iii) The Seller may make Restricted Payments only out of the funds it receives pursuant to Sections 1.6(b)(ii) and (iv) and 1.6(d) of the Agreement. Furthermore, the Seller shall not pay, make or declare: (A) any distributions, loans or advances if, after giving effect thereto, the Seller’s tangible net worth would be less than $10,000,000, or (B) any Restricted Payment (including any dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.

(o) Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents; (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or any Company Note; or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

(p) Use of Collections. The Seller shall apply the Collections that are available to the Seller in accordance with the Agreement to make payments in the following order of priority: (i) the payment of its expenses (including all obligations payable to the Purchasers, the Purchaser Agents and the Administrator under the Agreement and under the Fee Letters); (ii) the payment of accrued and unpaid interest on any Company Note; and (iii) other legal and valid organizational purposes.

(q) Tangible Net Worth. The Seller will not permit its tangible net worth, at any time, to be less than $10,000,000.

(r) ~~Sanctions and other Anti-Terrorism Laws; Anti-Corruption~~Anti-Corruption Laws; Anti-Money Laundering Laws; International Trade Laws. The Seller covenants and agrees that:

~~(i)~~ (i) it shall promptly notify the Administrator and each of the Purchasers in writing upon the occurrence of a Reportable Compliance Event;

~~(ii) it shall, and shall require~~ (ii) each ~~other~~ Covered Entity ~~to,~~shall conduct ~~its~~their business in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws and maintain policies and procedures reasonably designed to ensure compliance with such Laws; and

~~(iii)~~ (iii) it and its Subsidiaries will not: (~~A~~a) become a Sanctioned Person or allow any employees, officers, directors, affiliates, consultants, brokers, or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (~~B~~b) directly, or indirectly through a third party, ~~engage in any transactions or other dealings with or~~provide, use, or make available the proceeds of any Investment hereunder (i) to fund any activities or business of, with, or for the benefit of any ~~Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Investments to fund any operations in, finance any investments or activities in, or, make any payments to,~~Person that, to the knowledge of such Covered Entity or its Subsidiary at the time of such funding or facilitation, is a Sanctioned Person ~~or~~, (ii) to fund or facilitate any activities or businesses of or in any Sanctioned Jurisdiction~~;~~, (~~C~~iii) pay or repay any obligation of the Seller hereunder with Embargoed Property or funds derived from any unlawful activity~~;~~, (~~D~~iv ) permit any Pool Asset to become Embargoed Property~~; or (E) cause~~, (v) in any manner that would result in a violation by any Purchaser or the Administrator ~~to violate any Anti-Terrorism Law; and~~of Anti-Corruption Law, Anti-Money Laundering Laws, or

International Trade Laws or (vi) in violation of any applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law.

~~(iv) it will not, and will not permit any its Subsidiaries to, directly or indirectly, use the Investments or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.~~

(s) LCR Security. The Seller shall not issue any LCR Security.

(t) Beneficial Ownership Regulation. Promptly following any change that would result in a change to the status as an excluded “Legal Entity Customer” under (and as defined in) the Beneficial Ownership Regulation, the Seller shall execute and deliver to the Administrator a Certification of Beneficial Owner(s) complying with the Beneficial Ownership Regulation, in form and substance reasonably acceptable to the Administrator.

2. Covenants of the Servicer and Peabody. Until the Final Payout Date:

(a) Compliance with Laws, Etc. The Servicer and, to the extent that it ceases to be the Servicer, Peabody shall comply (and shall cause the Originators to comply) in all material respects with all Applicable Law and preserve and maintain its organizational existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

(b) Offices, Records and Books of Account, Etc. The Servicer and, to the extent that it ceases to be the Servicer, Peabody, (i) shall keep its principal place of business, chief executive office and state of formation (as such terms or similar terms are used in the applicable UCC) and the office where it keeps its records concerning the Receivables at the address of the Servicer set forth on Schedule IV and (ii) shall cause Peabody Holding Company, LLC and each U.S. Originator to keep its state of formation (as such term is defined in the applicable UCC) and the office where it keeps its records concerning the Receivables at the applicable address set forth on Schedule IV, in the case of Peabody Holding Company, LLC, and Exhibit E to the U.S. Sale Agreement, in the case of any U.S. Originator, or, in the case of either sub-clause (i) or (ii) of this clause (b), upon at least 30 days’ prior written notice of a proposed change to the Administrator, at any other locations in jurisdictions where all actions reasonably requested by the Administrator to protect and perfect the interest of the Administrator in the Receivables and related items (including the Pool Assets) have been taken and completed. The Servicer and, to the extent that it ceases to be the Servicer, Peabody, also will (and will cause the Originators to) maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

(c) Performance and Compliance with Contracts and Credit and Collection Policy. The Servicer and, to the extent that it ceases to be the Servicer, Peabody, shall (and shall cause the Originators to), at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

(d) Extension or Amendment of Receivables. Except as provided in the Agreement, the Servicer and, to the extent that it ceases to be the Servicer, Peabody, shall not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract, in each case which term or condition relates to payments under, or the enforcement of, such Contract.

(e) Change in Business or Credit and Collection Policy. The Servicer and, to the extent that it ceases to be the Servicer, Peabody, shall not make (and shall not permit the Originators to make) any material change in the character of its business, other than Similar Businesses, or any change in any Credit and Collection Policy that would have a Material Adverse Effect. The Servicer and, to the extent that it ceases to be the Servicer, Peabody, shall not make (and shall not permit the Originators to make) any other change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator and each Purchaser Agent.

(f) Audits. The Servicer and, to the extent that it ceases to be the Servicer, Peabody, shall (and shall cause the Originators to), from time to time during regular business hours as reasonably requested in advance (unless a Termination Event or Unmatured Termination Event exists) by the Administrator or any Purchaser Agent, permit the Administrator or its agents or representatives: (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in its possession or under its control relating to Receivables and the Related Security, including the related Contracts; (ii) to examine Australian Originator Contracts and the Related Security to determine whether the related Receivables identified as Eligible Receivables in the Information Packages and Interim Reports delivered under this Agreement satisfy each of the applicable eligibility criteria, (iii) to visit its offices and properties for the purpose of examining such materials described in clause (i) and (ii) above, and to discuss matters relating to Receivables and the Related Security or its performance hereunder or under the Contracts with any of its officers, employees, agents or contractors having knowledge of such matters and (iv), without limiting the clauses (i), (ii) and (ii) above, to engage certified public accountants or other auditors acceptable to the Servicer and the Administrator to conduct, at the Servicer’s expense, a review of the Servicer’s books and records with respect to such Receivables, provided, that at any time when no Termination Event exists and is continuing, the Servicer shall be required to reimburse the Administrator for only one (1) such audit (or, at any time following the occurrence of a Minimum Cash Liquidity Event, two (2) such audits) per year.

(g) Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. The Servicer and, to the extent that it ceases to be the Servicer, Peabody, shall not (and shall not permit the Originators to) add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedule II to the Agreement (other than as permitted by Section 5.21), or make any change in its instructions to Obligors regarding payments to be made to the Servicer or any Lock-Box Account (or related post office box), unless the Administrator shall have received ten (10) days advance written notice of assignment to a Permitted Lock-Box Bank and the Administrator shall have received copies of all agreements and documents (including Lock-Box Agreements) that it may request in connection therewith.

(h) Deposits to Lock-Box Accounts. Subject to Section 5.21, the Servicer shall: (i) instruct all Obligors (or in the case of Peabody Coppabella, its agent) to make payments of all Receivables to one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis); and (ii) deposit, or cause to be deposited, any Collections received by it into Lock-Box Accounts not later than two (2) Business Days after receipt thereof (or in the case of Peabody Coppabella, cause Peabody Coppebella or its agent to deposit any Collections received by Peabody Coppabella or its agent into a Lock-Box Account as soon as possible and not later than five (5) Business Days after receipt thereof). The Servicer will (on behalf of the Seller), unless otherwise agreed in writing by the Administrator, instruct each Originator, in its capacity as the beneficiary of an Eligible Supporting Letter of Credit, to instruct each Eligible Supporting Letter of Credit Provider to make payments in respect of Eligible Supporting Letters of Credit issued (or confirmed by) such Eligible Supporting Letter of Credit Provider directly to a Lock-Box Account if the applicable Originator fails to do so and, if an Eligible Supporting Letter of Credit Provider fails to so deliver payments to a Lock-Box Account, the Servicer will, unless otherwise agreed in writing by the Administrator, use all reasonable efforts to cause the applicable Originator to cause such Eligible Supporting Letter of Credit Provider to deliver subsequent payments (if any) in respect of Eligible Supporting Letters of Credit issued (or confirmed by) such Eligible Supporting Letter of Credit Provider directly to a Lock-Box Account if the applicable Originator fails to do so. Except as permitted pursuant to Section 5.21, each Lock-Box Account shall at all times be subject to a Lock-Box Agreement.

(i) Preservation of Security Interest. The Servicer shall (and shall cause the Seller to) take any and all action as the Administrator may require to preserve and maintain the perfection and priority of the ownership or security interest of the Administrator in the Pool Assets pursuant to this Agreement.

(j) Marking of Records. At its expense, the Servicer shall mark its master data processing records relating to Pool Receivables and related Contracts with a legend evidencing that such Receivables and Related Security have been sold in accordance with the Agreement.

(k) Navajo Project. Peabody shall notify the Administrator and each Purchaser Agent if a Responsible Officer of Peabody obtains actual knowledge that the documents and agreements governing the Navajo Project are amended in any manner which would cause the representations and warranties set forth in Section 2(o) of Exhibit III to be incorrect or untrue in any respect.

(l) Reporting Requirements. Peabody shall provide to the Administrator and each Purchaser Agent (in multiple copies, if requested by the Administrator or any Purchaser Agent) the following:

(i) as soon as available and in any event within 60 days after the end of the first three quarters of each fiscal year of Peabody balance sheets of Peabody and the consolidated Subsidiaries of Peabody as of the end of such quarter and statements of income, retained earnings and cash flow of Peabody and the consolidated Subsidiaries of Peabody for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of Peabody; provided, that any financial statements or other material required to be delivered pursuant to this Section (2)(l)(i) shall be deemed to have been furnished to each of the Administrator and each Purchaser Agent on the date that such financial statements or other material is posted on the SEC’s website at www.sec.gov;

(ii) as soon as available and in any event within 120 days after the end of each fiscal year of Peabody, a copy of the annual report for such year for Peabody and its consolidated Subsidiaries, containing financial statements for such year audited by independent certified public accountants of nationally recognized standing; provided, that any such material required to be delivered pursuant to this Section (2)(l)(ii) shall be deemed to have been furnished to each of the Administrator and each Purchaser Agent on the date that such material are posted on the SEC’s website at www.sec.gov;

(iii) together with the financial statements required in (i) and (ii) above, a compliance certificate in substantially the form of Annex D signed by the senior financial officer of the Seller or Peabody, or such other Person as may be acceptable to the Administrator;

(iv) (A) as soon as available and in any event not later than two Business Days prior to the Monthly Settlement Date, an Information Package as of the most recently completed calendar month, which shall include, among other things, the Cash Liquidity as of the applicable Cash Liquidity Reporting Date, (B) if requested by the Administrator or any Purchaser at any time on five (5) Business Days’ notice, a Weekly Report as of the last Business Day of the prior calendar week, which shall include, among other things, the Cash Liquidity as of the applicable Cash Liquidity Reporting Date, and (C) if requested by the Administrator or any Purchaser on five (5) Business Days’ notice, a Daily Report on each Business Day as of date that is one Business Day prior to such date, which shall include, among other things, the Cash Liquidity as of the applicable Cash Liquidity Reporting Date;

(v) as soon as possible and in any event within five days after becoming aware of the occurrence of each Termination Event or Unmatured Termination Event, a statement of the chief financial officer of Peabody setting forth details of such

Termination Event or Unmatured Termination Event and the action that such Person has taken and proposes to take with respect thereto;

(vi) promptly after the sending or filing thereof, copies of all reports that Peabody sends to any of its security holders, and copies of all reports and registration statements that Peabody or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange; provided, that any filings with the Securities and Exchange Commission that have been granted “confidential” treatment shall be provided promptly after such filings have become publicly available; provided, that any material required to be delivered pursuant to this Section (2)(l)(vi) shall be deemed to have been furnished to each of the Administrator and each Purchaser Agent on the date that such material is posted on the SEC’s website at www.sec.gov;

(vii) promptly after the filing or receiving thereof notice of and, upon the request of the Administrator, copies of all reports and notices that Peabody or any ERISA Affiliate of Peabody files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that such Person or any of its ERISA Affiliates receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which such Person or any ERISA Affiliate of Peabody is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, result in the imposition of liability on Peabody and/or any such ERISA Affiliate;

(viii) at least thirty days before any change in Peabody or any U.S. Originator’s name or any ACN of any Australian Originator other change requiring the amendment of UCC financing statements or PPSA financing statements, a notice setting forth such changes and the effective date thereof;

(ix) promptly after a Responsible Officer of Peabody obtains knowledge thereof, notice of any: (A) litigation, investigation or proceeding that may exist at any time between Peabody or any of its Subsidiaries and any Governmental Authority that is reasonably likely to have a Material Adverse Effect; (B) litigation or proceeding adversely affecting such Person or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect; or (C) litigation or proceeding relating to any Transaction Document;

(x) promptly after the occurrence thereof, notice of a material adverse change in the business, operations, property or financial or other condition of Peabody and its Subsidiaries taken as a whole, or any individual Originator;

(xi) the occurrence of a default or any event of default under any other financing arrangement evidencing $75,000,000 or more of indebtedness pursuant to which Peabody is a debtor or an obligor;

(xii) such other information respecting the Receivables or the condition or operations, financial or otherwise, of Peabody or any of its Affiliates as the Administrator or any Purchaser Agent may from time to time reasonably request;

(xiii) the occurrence of any “Title Perfection Event” (as defined in the Australian Sale Agreement); and

(xiv) (A) as soon as available and in any event within 30 days after the end of each month, monthly management accounts for such month in form satisfactory to the Administrator, together with a certification (for and on behalf of Peabody Coppabella) from the chief financial officer of Peabody Coppabella that no Insolvency Event (as defined in the CMJV Agreement) has occurred with respect to Peabody Coppabella and that there are no reasonable grounds to suspect that Peabody Coppabella is unable to pay its debts as and when they fall due and (B) prompt (within one Business Day) notice of (x) any amendment to the CMJV Agreement relating to the substance of the CMJV Notice or otherwise adverse to the Administrator and (y) Peabody Coppabella becoming aware of any “Event of Default” (as defined in the CMJV Agreement) or other event permitting, in either case, any Person to commence proceedings to enforce the security interests granted by Peabody Coppabella under “Deed of Cross Charge Coppabella and Moorvale Joint Venture” dated December 11, 2003.

(m) ~~Sanctions and other Anti-Terrorism Laws;~~ Anti-Corruption Laws~~. The Servicer~~; Anti-Money Laundering Laws; International Trade Laws. Each of the Seller and Peabody hereby covenants and agrees that:

~~(i)~~ (i) it shall promptly notify the Administrator ~~and each of the Purchasers~~ in writing upon the occurrence of a Reportable Compliance Event~~;~~.

~~(ii) it shall, and shall require~~ (ii) each ~~other~~ Covered Entity ~~to,~~shall conduct ~~its~~their business in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws and maintain policies and procedures reasonably designed to ensure compliance with such Laws; and

~~(iii)~~ (iii) it and its Subsidiaries will not: (~~A~~a) become a Sanctioned Person or allow any employees, officers, directors, affiliates, consultants, brokers, or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (~~B~~b) directly, or indirectly through a third party, ~~engage in any transactions or other dealings with or~~provide, use, or make available the proceeds of any Investment hereunder (i) to fund any activities or business of, with, or for the benefit of any ~~Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Investments to fund any operations in, finance any investments or activities in, or, make any payments to,~~Person that, to the knowledge of it or its Subsidiary at the time of such funding or facilitation, is a Sanctioned Person ~~or~~, (ii) to fund or facilitate any activities or businesses of or in any Sanctioned Jurisdiction~~;~~, (~~C~~iii) pay or repay any obligation of the Seller hereunder with Embargoed Property or funds derived from any unlawful activity~~;~~, (~~D~~iv ) permit any Pool Asset to become Embargoed Property~~; or (E) cause~~, (v) in any manner that would result in a violation by any Purchaser or the Administrator ~~to violate any Anti-Terrorism Law; and~~of Anti-Corruption Law, Anti-Money Laundering Laws, or International Trade Laws or (vi) in violation of any applicable Law, including, without limitation, any applicable

Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law.

~~(iv) it will not, and will not permit any its Subsidiaries to, directly or indirectly, use the Investments or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.~~

3. Separate Existence. Each of the Seller and Peabody hereby acknowledges that the Purchasers, the Purchaser Agents and the Administrator are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from Peabody and its Affiliates. Therefore, from and after the date hereof, each of the Seller and Peabody shall take all steps specifically required by the Agreement or reasonably required by the Administrator to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of Peabody and any other Person, and is not a division of Peabody, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and Peabody shall take such actions as shall be required in order that:

(a) The Seller will be a limited purpose limited liability company whose activities are restricted in its certificate of formation to: (i) purchasing or otherwise acquiring from the Originators or Peabody (or their Affiliates), owning, holding, granting security interests or selling interests in Pool Assets (or other receivables originated by the Originators or their Affiliates, and certain related assets), (ii) entering into agreements for the selling and servicing of the Receivables Pool (or other receivables pools originated by the Originators or their Affiliates), and (iii) conducting such other activities as are necessary or appropriate to carry out such activities;

(b) The Seller shall not engage in any business or activity except as set forth in this Agreement nor incur any indebtedness or liability, other than as expressly permitted by the Transaction Documents;

(c) Not less than one of the Seller’s Directors (the “Independent Director”) shall be a natural person who (A) for the five-year period prior to his or her appointment as Independent Director has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Seller, Peabody or any of their respective Affiliates (other than his or her service as an Independent Director of the Seller); (ii) a customer or supplier of the Seller, Peabody or any of their respective Affiliates (other than his or her service as an Independent Director of Seller); or (iii) any member of the immediate family of a person described in clause (i) or (ii) above, and (B) has, (i) prior experience as an Independent Director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. Such Independent Director of the Seller shall have been appointed as such in strict compliance with the Seller’s LLC Agreement. The Seller’s LLC Agreement shall provide that (i) the Seller’s Board of Directors shall not approve, or take any other action to cause the filing of, or join in any filing of, a voluntary bankruptcy or insolvency petition, dissolution, liquidation, consolidation, merger, sale of all or substantially all of its assets, assignment for the benefit of creditors, admit in writing its inability to pay its debts generally as they become due, or to engage in any other business or activity with respect to the Seller unless (x) there is at least one Independent Director then serving as a director of the Seller and appointed pursuant to and in strict compliance with the Seller’s LLC Agreement, and (y) all such Independent Directors of the Seller shall have approved the taking of such action in writing prior to the taking of such action and (ii) such provision cannot be amended without the prior written consent of the Independent Director and the Administrator;

(d) Upon the occurrence of any event that causes the Member to cease to be a member of the Seller (other than (i) upon an assignment by the Member of all of its limited liability company interest in the Seller and the admission of the transferee pursuant to Sections 21 and 23 of the LLC Agreement, or (ii) the resignation of the Member and the admission of an additional member of the Seller pursuant to Sections 22 and 23 of the LLC Agreement), each person acting as an Independent Director pursuant to Section 10 of the LLC Agreement shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Seller, automatically be admitted to the Seller as a Special Member and shall continue the Seller without dissolution. No Special Member may resign from the Seller or transfer its rights as a Special Member unless (i) a successor Special Member has been admitted to the Seller as Special Member by executing a counterpart to the LLC Agreement, and (ii) such successor has also accepted its appointment as Independent Director pursuant to Section 10 of the LLC Agreement; provided, however, the Special Members shall automatically cease to be members of the Seller upon the admission to the Seller of a substitute Member.

(e) The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, Peabody or any Affiliate thereof;

(f) Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee, and a manager, which manager will be fully compensated from the Seller’s funds;

(g) The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will pay the Servicer the Servicing Fee pursuant hereto. The Seller will not incur any material indirect or overhead expenses for items shared with Peabody (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee or the manager’s fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that Peabody shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including legal, agency and other fees;

(h) The Seller’s operating expenses will be paid by the Seller and not by Peabody or any other Affiliate thereof;

(i) All of the Seller’s business correspondence and other communications shall be conducted in the Seller’s own name and on its own separate stationery;

(j) The Seller’s books and records will be maintained separately from those of Peabody and any other Affiliate thereof and any other Person;

(k) All financial statements of Peabody or any Affiliate thereof that are consolidated to include Seller will contain detailed notes clearly stating that: (i) a special purpose limited liability company exists as a Subsidiary of Peabody, and (ii) the Originators have sold receivables (or beneficial interests therein) and other related assets to the Contributor, which has contributed such receivables (or beneficial interests therein) and other related assets to such special purpose Subsidiary that, in turn, has sold such receivables (or beneficial interests therein) and other related assets to certain financial institutions and other entities;

(l) The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of Peabody or any Affiliate thereof and any other Person;

(m) The Seller will strictly observe organizational formalities in its dealings with Peabody or any Affiliate thereof, and funds or other assets of the Seller will not be commingled with those of Peabody or any Affiliate thereof except as permitted by the Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which Peabody or any Affiliate thereof or any other Person has independent access, and the Seller shall use separate invoices and checks from any other Person. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of Peabody or any Subsidiary or other Affiliate of Peabody (other than the Seller). The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate;

(n) The Seller will maintain arm’s-length relationships with Peabody (and any Affiliate thereof). Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller nor Peabody will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller and Peabody will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity;

(o) Peabody shall not pay the salaries of Seller’s employees, if any;

(p) The Seller does not and will not hold itself responsible for the obligations of any other Person, and shall not guarantee or become liable for the debts of any other Person;

(q) The Seller will conduct its business in its own name and shall hold itself out as a separate entity from any other Person;

(r) The Seller shall maintain a sufficient number of employees and adequate capital in light of its contemplated business activities;

(s) The Seller shall not acquire the obligations or securities of any of its members;

(t) The Seller will remain a wholly-owned subsidiary of a United States person (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) and not be subject to withholding under Section 1446 of the Internal Revenue Code, and no action will be taken that would cause the Seller to (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes; and

(u) The Seller shall not pledge its assets for the benefit of any other Person or make any loans or advances to any other Person, except pursuant to the Transaction Documents.

4. Covenants of the Servicer and Seller Regarding BOA Linked Accounts. Until the Final Payout Date, except for the deposit accounts listed on Annex I at Bank of America, N.A. (the “BOA Permitted Linked Accounts”), neither the Seller nor Servicer shall permit any “Linked Account” (as defined in the Lock-Box Agreement with Bank of America, N.A.) to exist with respect to any Lock-Box Account; provided, however, that during the continuance of a Termination Event, Unmatured Termination Event or following the occurrence of a Minimum Cash Liquidity Event if so instructed by the Administrator (in its sole discretion), the Seller and Servicer shall cause each BOA Permitted Linked Account to cease being a “Linked Account” promptly, but not later than two (2) Business Days following the Seller’s or the Servicer’s receipt of such instruction. The Servicer shall at all times ensure that (i) the account balance in each BOA Permitted Linked Account is greater than zero and will exceed the aggregate “Settlement Item Amount” (as defined in the Lock-Box Agreement with Bank of America, N.A.) of all “Settlement Items” (as defined in the Lock-Box Agreement with Bank of America, National Association) at any time outstanding with respect to such BOA Permitted Linked Account and (ii) no amount will be debited against any Lock-Box Account as a result of any “Settlement Item” that originated in a BOA Permitted Linked Account or any account other than a Lock-Box Account.

EXHIBIT V

TERMINATION EVENTS

Each of the following shall be a “Termination Event”:

(a) (i) the Seller, Peabody, any Originator or the Servicer (if Peabody or any of its Affiliates) shall fail to perform or observe any term, covenant or agreement under the Agreement (other than those terms, covenants or agreements contained in Exhibit IV, Sections 1(a), 1(l) (except clause (iv) thereof), 2(a), and 2(l) (except clause (viii) thereof)) or any other Transaction Document and, except as otherwise provided herein, such failure shall continue for five consecutive Business Days after knowledge or notice thereof, (ii) the Seller or the Servicer shall fail to make when due any payment or deposit to be made by it under the Agreement and such failure shall continue unremedied for two (2) Business Days, (iii) Peabody shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrator shall have been appointed, (iv) the Seller, Peabody, any Originator or the Servicer (if Peabody or any of its Affiliates) shall fail to perform or observe any term covenant or agreement in any of Exhibit IV (except Section 1(r) or Section 2(m) thereof), Sections 1(a), 1(l) (except clause (iv) thereof), 2(a), or 2(l) (except clause (viii) thereof) and, except as otherwise provided herein, such failure shall continue for thirty days after knowledge or notice thereof or (v) the Seller, Peabody, any Originator or the Servicer (if Peabody or any of its Affiliates) shall breach Section 1(r) or Section 2(m) of Exhibit IV of this Agreement;

(b) Peabody (or any Affiliate thereof) shall fail to transfer to any successor Servicer when required any rights pursuant to the Agreement that Peabody (or such Affiliate) then has as Servicer;

(c) any representation or warranty made or deemed made by the Seller, Peabody or any Originator (or any of their respective officers) under or in connection with the Agreement or any other Transaction Document, or any information or report delivered by the Seller, Peabody or any Originator or the Servicer pursuant to the Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered, and shall remain incorrect or untrue for 10 Business Days after notice to the Seller or the Servicer of such inaccuracy; provided, however, that any breach of the representations or warranties in Section l(g) or (m) of Exhibit III of this Agreement shall not constitute a Termination Event if all payments of amounts deemed to have been received pursuant to Section 1.6(e) of the Agreement have been timely and fully made in connection therewith in accordance with Section 1.6(e) of the Agreement.

(d) the Seller or the Servicer shall fail to deliver the Information Package or Interim Report pursuant to the Agreement, and such failure shall remain unremedied for two Business Days;

(e) the Agreement or any Investment or Reinvestment pursuant to the Agreement shall for any reason: (i) cease to create a valid and enforceable perfected ownership (or with respect to any Australian Originator Receivable, a beneficial interest) or security interest in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, or (ii) cease to create with respect to the Pool Assets, or the interest of the

Administrator with respect to such Pool Assets shall cease to be, a valid and enforceable first priority perfected ownership or security interest, free and clear of any Adverse Claim;

(f) the Seller, Peabody or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, Peabody or any Originator seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, Peabody or any Originator shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;

(g) (i) the (A) Default Ratio shall exceed 2.25% or (B) the Delinquency Ratio shall exceed 4.50% or (ii) the average for three consecutive calendar months of: (A) the Default Ratio shall exceed 1.75%, (B) the Delinquency Ratio shall exceed 3.50% or (C) the Dilution Ratio shall exceed 2.50%;

(h)	a Change in Control shall occur;

(i) at any time the Purchased Assets Coverage Percentage exceeds 100%, and such circumstance shall not have been cured within two Business Days;

(j) (i) the occurrence of any Event of Default under and as defined in the Credit Agreement, provided that if the Credit Agreement shall cease to be in effect, the covenants contained in Sections 8.12, 8.13 and 8.14 of the Credit Agreement immediately prior to termination of the Credit Agreement shall be deemed to be effective for the purposes of the Agreement; (ii) any other event shall occur or condition shall exist under the Credit Agreement and shall continue after the applicable grace period, if any, specified in such Credit Agreement, if, in either case: (A) the effect of such non-payment, event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt, or (B) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof; or (iii) in the event that the Credit Agreement shall have terminated, and there exists any other financing arrangement evidencing $75,000,000 or more of indebtedness pursuant to which Peabody is a debtor or an obligor (an “Other Material Financing Agreement”); either (A) the occurrence of any event of default under such Other Material Financing Agreement, or (B) any other event shall occur or condition shall exist under and shall continue after the applicable grace period, if any, specified in such Other Material Financing Agreement, if, in either case of (A) or (B): (I) the effect of such non-payment, event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Other Material Financing Agreement, or (II) any such Other Material Financing Agreement shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof;

(k) except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, either: (i) a contribution failure shall occur with respect to any Benefit Plan sufficient to give rise to a lien on any of the assets of Seller, any Originator, Peabody or any ERISA Affiliate under Section 303(k) of ERISA, (ii) the Internal Revenue Service shall file a notice of lien asserting a claim or claims pursuant to the Internal Revenue Code with regard to any of the assets of Seller, any Originator, Peabody or any ERISA Affiliate and such lien shall have been filed and not released within 10 days, or (iii) the Pension Benefit Guaranty Corporation shall, or shall indicate its intention in writing to the Seller, any Originator, Peabody or any ERISA Affiliate to, either file a notice of lien asserting a claim pursuant to ERISA with regard to any assets of the Seller, any Originator, Peabody or any ERISA Affiliate or terminate any Benefit Plan that has unfunded benefit liabilities, or any steps shall have been taken to terminate any Benefit Plan subject to Title IV of ERISA so as to result in any liability and such lien shall have been filed and not released within 10 days;

(l) the Days’ Sales Outstanding exceed 40.0 days;

(m) [RESERVED];

(n) any Letter of Credit is drawn upon and, unless as a result of the LC Bank’s failure to provide the notice required by Section 1.16(a), not fully reimbursed pursuant to Section 1.16 (including, if applicable, with the proceeds of any funding by any Purchaser) within two Business Days from the date of such draw;

~~(o) an order of the Bankruptcy Court shall be entered in any of the Chapter 11 Cases (i) staying, reversing or vacating the Confirmation Order, or any member of the Peabody Group shall apply for authority to do so, or (ii) amending, supplementing or otherwise modifying the Confirmation Order in a manner materially adverse to PNC and its Affiliates or any member of the Peabody Group shall apply for authority to do so, in each case without the prior written consent of the Administrator and the Majority Purchaser Agents; or~~

~~(p) a member of the Peabody Group shall file a pleading seeking or consenting to the matters described in clause (o) above.~~

SCHEDULE I

CREDIT AND COLLECTION POLICY

(Attached)

Schedule I-1

SCHEDULE II

LOCK-BOX BANKS AND LOCK-BOX ACCOUNTS

[On File]

Schedule II-1

SCHEDULE III

TRADE NAMES

None.

Schedule III-1

SCHEDULE IV

OFFICE LOCATIONS

The Principal Place of Business, Chief Executive Office and state of formation of the Seller is:

 701 Market Street, St. Louis, Missouri 63101; Seller is a Delaware limited liability company

The Seller maintains its master books and records relating to Receivables at:

 701 Market Street, St. Louis, Missouri 63101

The Principal Place of Business, Chief Executive Office and state of formation of Peabody is:

 701 Market Street, St. Louis, Missouri 63101; Peabody is a Delaware corporation

Peabody maintains its master books and records relating to the Receivables at:

 701 Market Street, St. Louis, Missouri 63101

The Principal Place of Business, Chief Executive Office and state of formation of Peabody Holding Company, LLC is:

 701 Market Street, St. Louis, Missouri 63101; Peabody Holding Company, LLC is a Delaware limited liability company

Peabody Holding Company, LLC maintains its master books and records relating to the Receivables at:

 701 Market Street, St. Louis, Missouri 63101

Schedule IV-1

SCHEDULE V

GROUP COMMITMENTS

PNC’s Purchaser Group

Party	Capacity	Commitment
PNC Bank, National Association	Committed Purchaser	$225,000,000
PNC Bank, National Association	LC Bank and as LC Participant	$225,000,000

Group Commitment:		$225,000,000

Schedule V-1

SCHEDULE VI

NOTICE ADDRESSES

Notices to the Seller, the Servicer or any Sub-Servicer:

 Peabody Energy Corporation

 701 Market St.

 St. Louis, MO 63101-1826

 Attention: Brian Cropper

 Facsimile: 314-342-7740

 E-mail: BCropper@peabodyenergy.com

Notices to PNC in its capacity as Administrator, as a Purchaser Agent or as a Committed Purchaser:

 PNC Bank, National Association

 300 Fifth Avenue, 11th Floor

 Pittsburgh, PA 15222-2707

 Attention: Robyn Reeher

 Facsimile: 412-762-9184

 E-mail: robyn.reeher@pnc.com

Notices to PNC in its capacity as LC Bank or as an LC Participant:

 PNC Bank, National Association

 300 Fifth Avenue, 11th Floor

 Pittsburgh, PA 15222-2707

 Attention: Robyn Reeher

 Facsimile: 412-762-9184

 E-mail: robyn.reeher@pnc.com

 With a copy to its Purchaser Agent

Schedule VI-1

SCHEDULE VII

SELLER ACCOUNT

[On File]

Schedule VII-1

SCHEDULE VIII

CLOSING MEMORANDUM

Schedule VIII-1

SCHEDULE IX

APPROVED CONTRACTS

1.	Contract between Millennium Coal Pty Ltd and Exiros BV Sucursal Uruguay dated 27 July 2016;

2.	Contract between Millennium Coal Pty Ltd and China Steel Corporation and Dragon Steel Corporation dated 25 January 2017 with Peabody contract reference 40007344;

3.	Contract between Peabody Coalsales Pacific Pty Ltd as agent for Millennium Coal Pty Ltd and T S Global Procurement Company Pte Ltd dated 10 June 2016;

4.	Contract between Peabody Coalsales Pacific Pty Ltd as agent for Peabody (Bowen) Pty Ltd and Nippon Steel and Sumitomo Metal Corporation dated 1 October 2015 with Peabody contract reference 40006336;

5.

Contract between Peabody Coalsales Pacific Pty Ltd as agent for Peabody (Bowen) Pty Ltd and China Steel Corporation and Dragon Steel Corporation dated 13 September 2016 with Peabody contract reference 05C1P0116;

6.	[reserved];

7.	[reserved];

8.	Contract between Wambo Coal Pty Ltd and Taiwan Power Company dated 8 February 2012 with contract number 101-AU-BA0801;

9.	Contract between Wambo Coal Pty Ltd and Nippon Steel and Sumitomo Metal Corporation dated 11 June 2015;

10.	Contract between Wambo Coal Pty Ltd and Ube Industries, Ltd dated 27 August 2015 with Peabody contract reference 40006171;

11.	Contract between Wambo Coal Pty Ltd and The Okinawa Electric Power Company, Inc. dated 31 July 2015;

12.

Contract between Peabody Coalsales Pacific Pty Ltd ACN 146 797 408 as agent for Millennium Coal Pty Ltd and Nippon Steel and Sumitomo Metal Corporation dated 12 July 2016 with Peabody contract reference 40006826;

13.

Contract between Peabody Coalsales Pacific Pty Ltd ACN 146 797 408 as agent for Peabody Coppabella Pty Ltd (amongst other CMJV Participants) and China Steel Corporation and Dragon Steel Corporation dated 8 May 2015 with Peabody contract reference 04C1P0112;

14.

Contract between Peabody Coalsales Pacific Pty Ltd ACN 146 797 408 as agent for Peabody Coppabella Pty Ltd (amongst other CMJV Participants) and Nippon Steel and Sumitomo Metal Corporation dated 13 April 2015;

15.

Contract between Peabody Coalsales Pacific Pty Ltd ACN 146 797 408 as agent for Peabody Coppabella Pty Ltd (amongst other CMJV Participants) and Nippon Steel and Sumitomo Metal dated 25 August 2015 with Peabody contract reference 40006096;

16.	Contract between Peabody Coalsales Pacific Pty Ltd ACN 146 797 408 and Hyundai Steel Company dated 12 December 2016 with Peabody contract reference 40007237/ 40007240/40007253;

17.	Contract between Peabody Coalsales Pacific Pty Ltd ACN 146 797 408 and Formosa Petrochemical Corporation and Mai Liao Power Corporation dated 24 June 2016;

18.	Contract between Peabody Coalsales Pacific Pty Ltd ACN 146 797 408 and Korea South-East Power Co. Ltd dated 16 April 2015 with reference CTI59822;

Schedule IX-1

19.	Contract between Peabody Coalsales Pacific Pty Ltd ACN 146 797 408 and Yancoal Australia Sales Pty Ltd dated 10 October 2016 with Peabody contract reference CTI 65006;

20.	Contract between Marubeni Corporation and Peabody Coalsales Pacific Pty Ltd ACN 146 797 408 dated 23 January 2017 with contract reference CTI 64774;

21.	Contract between Hokkaido Electric Power Company, Incorporated and Peabody Coalsales Pacific Pty Ltd ACN 146 797 408 signed in 2016 with a contract reference CTI 63793;

22.	Contract between Wambo Coal Pty Ltd and Ube Industries, Ltd dated 8 March 2016 with Peabody contract reference 40006186;

23.	Contract between Wambo Coal Pty Ltd and Ube Industries, Ltd dated 14 March 2014;

24.	[reserved];

25.	Contract between Wambo Coal Pty Limited and Sumiseki Trading Co Ltd dated 4 July 2014;

26.	Contract between Peabody Coalsales Pacific Pty Ltd as agent for Peabody Coppabella Pty Ltd (amongst other CMJV Participants) and Formosa Ha Tinh Steel Corporation dated 25 May 2016;

27.

Contract between Peabody Coalsales Pacific Pty Ltd (as agent for and on behalf of Metropolitan Collieries Pty Ltd in respect of Metropolitan Hard Coking Coal and as agent for and on behalf of Millennium Coal Pty Ltd in respect of Wotonga Hard Coking Coal) and GRM Resources Pte Ltd with Peabody contract reference 40006878;

28.	Contract between Metropolitan Collieries Pty Ltd and BlueScope Steel (AIS) Pty Ltd (with a commencement date of 27 February 2017);

29.	Contract between Metropolitan Collieries Pty Ltd and BlueScope Steel (AIS) Pty Ltd (with a commencement date of 1 January 2017);

30.	Contract between Metropolitan Collieries Pty Ltd and BlueScope Steel (AIS) Pty Ltd (with a commencement date of 1 January 2017);

31.	Contract between Metropolitan Collieries Pty Ltd and BLA Coke Pvt Ltd, with a commencement date of 1 January 2015;

32.	Contract between Metropolitan Collieries Pty Ltd and Luossavaara—Kiirunavaara AB, with a commencement date of 1 January 2012; and

33.	Contract between Metropolitan Collieries Pty Ltd and Nippon Coke and Engineering Company, Limited with a commencement date of 1 April 2017

Schedule IX-2

SCHEDULE X

STANDARD AUSTRALIAN CONTRACTS

[to be attached]

Schedule X-1

ANNEX A

to Receivables Purchase Agreement

FORM OF INFORMATION PACKAGE

(Attached)

Annex A-1

ANNEX B

to Receivables Purchase Agreement

FORM OF INVESTMENT NOTICE

          , [20   ]

PNC Bank, National Association

Three PNC Plaza, 4th Floor

255 Fifth Avenue

Pittsburgh, PA 15222-2707

[Each Purchaser Agent]

Ladies and Gentlemen:

Reference is hereby made to the Sixth Amended and Restated Receivables Purchase Agreement, dated as of April 3, 2017 (as heretofore amended or supplemented, the “Receivables Purchase Agreement”), among P&L Receivables Company, LLC (“Seller”), Peabody Energy Corporation, as Servicer, the Persons from time to time party thereto as Sub-Servicers, the Persons from time to time party thereto as Conduit Purchasers, Committed Purchasers, Purchaser Agents and LC Participants, and PNC Bank National Association, as administrator (in such capacity, the “Administrator”) and as the issuer of letters of credit thereunder (in such capacity, the “LC Bank”). Capitalized terms used in this Investment Notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

[This letter constitutes an Investment Notice pursuant to Section 1.2(a) of the Receivables Purchase Agreement. Seller requests that the Purchasers make an Investment in a pool of receivables on            , [20   ], in the amount of $        . Subsequent to this Investment, the Aggregate Capital will be $          .]1

[This letter constitutes a notice pursuant to Section 1.14(a) of the Receivables Purchase Agreement. Seller desires that LC Bank issue a Letter of Credit with a face amount of [$][AUD]   . Subsequent to this issuance, the Aggregate LC Participation Amount will be $   and the Aggregate Capital will be $   .]2 [After giving effect to such issuance, (i) the U.S. Dollar LC Participation Amount will be $[   ] and (ii) the Australian Dollar Participation Amount will be AUD [   ]].

Seller hereby represents and warrants as of the date hereof, and as of the date of such

[1]	In the case of a Borrowing Request.
[2]

In the case of a request for an issuance of a Letter of Credit. In the event of a request for the issuance of a Letter of Credit, a Letter of Credit Application in the form of Annex E to the Receivables Purchase Agreement must also be delivered by the Seller.

Annex B-1

[Investment] [issuance], as follows:

(i)

the representations and warranties contained in Exhibit III to the Receivables Purchase Agreement are true and correct in all material respects (except to the extent that such representations and warranties expressly relate to an earlier date, and in which case such representations and warranties are true and correct in all material respects as of such earlier date);

(ii)	no event has occurred and is continuing, or would result from the Investment or issuance requested hereby that constitutes a Termination Event;

(iii)	no Unmatured Termination Event exists and is continuing;

(iv)	the sum of the Aggregate Capital plus the Aggregate LC Participation Amount, after giving effect to the Investment or issuance requested hereby, will not exceed the Purchase Limit;

(v)	after giving effect to the Investment or issuance requested hereby, the Purchased Assets Coverage Percentage shall not exceed 100%; and

(vi)	the Facility Termination Date has not occurred.

Annex B-2

IN WITNESS WHEREOF, the undersigned has caused this Investment Notice to be executed by its duly authorized officer as of the date first above written.

P&L RECEIVABLES COMPANY, LLC

By:
Name:
Title:

Annex B-3

ANNEX C

to Receivables Purchase Agreement

FORM OF PAYDOWN NOTICE

          , 20

PNC Bank, National Association

Three PNC Plaza, 4th Floor

255 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

[Each Purchaser Agent]

Ladies and Gentlemen:

Reference is hereby made to the Sixth Amended and Restated Receivables Purchase Agreement, dated as of April 3, 2017 (as amended, supplemented or otherwise modified, the “Receivables Purchase Agreement”), among P&L Receivables Company, LLC, as Seller, Peabody Energy Corporation, as Servicer, the Persons from time to time party thereto as Sub-Servicers, the Persons from time to time party thereto as Conduit Purchasers, Committed Purchasers, Purchaser Agents and LC Participants, and PNC Bank, National Association, as Administrator and as the LC Bank. Capitalized terms used in this paydown notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

This letter constitutes a paydown notice pursuant to Section 1.6(f)(i) of the Receivables Purchase Agreement. The Seller desires to reduce the Aggregate Capital on             ,    3 by the application of $         in cash to pay Capital and Discount to accrue (until such cash can be used to pay commercial paper notes) with respect to such Capital, together with all costs related to such reduction of the Aggregate Capital. Subsequent to this Paydown, the Aggregate Capital will be $        .

IN WITNESS WHEREOF, the undersigned has caused this paydown notice to be executed by its duly authorized officer as of the date first above written.

[3]	Notice must be given at least two Business Days prior to the requested paydown date.

Annex C-1

P&L RECEIVABLES COMPANY, LLC

By:
Name:
Title:

Annex C-2

ANNEX D

to Receivables Purchase Agreement

FORM OF COMPLIANCE CERTIFICATE

To: PNC Bank, National Association, as Administrator, and [each Purchaser Agent]

This Compliance Certificate is furnished pursuant to that certain Sixth Amended and Restated Receivables Purchase Agreement, dated as of April 3, 2017, by and among P&L Receivables Company, LLC (“Seller”), Peabody Energy Corporation (the “Servicer”), the Persons from time to time party thereto as Sub-Servicers, the Persons from time to time party thereto as Conduit Purchasers, Committed Purchasers, Purchaser Agents and LC Participants, and PNC Bank, National Association (the “Administrator”) and as the LC Bank (the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected             of Seller.

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of Seller during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Termination Event or an Unmatured Termination Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in paragraph 5 below.

4. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:

Annex D-1

The foregoing certifications, together with the computations set forth in the financial statements delivered with this Certificate in support hereof, are made and delivered this    day of         , 20   .

P&L RECEIVABLES COMPANY, LLC

By:
Name:
Title:

Annex D-2

ANNEX E

to Receivables Purchase Agreement

FORM OF LETTER OF CREDIT APPLICATION

(Attached)

Annex E-1

ANNEX F

to Receivables Purchase Agreement

FORM OF ASSUMPTION AGREEMENT

Dated as of [      ,   20__]

THIS ASSUMPTION AGREEMENT (this “Agreement”), dated as of [   ,    ], is among P&L RECEIVABLES COMPANY, LLC (the “Seller”), [   ], as purchaser (the “[   ] Conduit Purchaser”), [   ], as the related committed purchaser (the “[   ] Committed Purchaser”), [   ], as related lc participant (the “[   ] LC Participant” and together with the Conduit Purchaser and the Committed Purchaser, the “[   ] Purchasers”), and [   ], as agent for the [   ] Purchasers (the “[   ] Purchaser Agent” and together with the [   ] Purchasers, the “[   ] Purchaser Group”).

BACKGROUND

The Seller and various others are parties to that certain Sixth Amended and Restated Receivables Purchase Agreement, dated as of April 3, 2017 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Purchase Agreement”). Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the Receivables Purchase Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. This Agreement constitutes an Assumption Agreement pursuant to Section 1.4(g) of the Receivables Purchase Agreement. The Seller desires [the [   ] Purchasers] [the [   ] Committed Purchaser] [the [   ] related LC Participant] to [become Purchasers under] [increase its existing Commitment under] the Receivables Purchase Agreement and upon the terms and subject to the conditions set forth in the Receivables Purchase Agreement, the [   ] Purchasers agree to [become Purchasers thereunder] [increase its Commitment in an amount equal to the amount set forth as the “Commitment” under the signature of such [   ] Committed Purchaser hereto] [increase its Commitment in an amount equal to the amount set forth as the “Commitment” under the signature of such [   ] related LC Participant hereto].

Seller hereby represents and warrants to the [   ] Purchasers as of the date hereof, as follows:

(i) the representations and warranties of the Seller contained in Exhibit III of the Receivables Purchase Agreement are true and correct in all material respects on and as the date hereof as though made on and as of such date (except for representations and warranties which apply as to an earlier date, in which case such representations and warranties shall be true and

Annex F-1

correct as of such earlier date);

(ii) no event has occurred and is continuing that constitutes a Termination Event or an Unmatured Termination Event; and

(iii) the Facility Termination Date has not occurred.

SECTION 2. Upon execution and delivery of this Agreement by the Seller and each member of the [   ] Purchaser Group, satisfaction of the other conditions to assignment specified in Section 1.4(g) of the Receivables Purchase Agreement (including the written consent of the Administrator and each Purchaser Agent) and receipt by the Administrator and Seller of counterparts of this Agreement (whether by electronic mail or otherwise) executed by each of the parties hereto, [the [   ] Purchasers shall become a party to, and have the rights and obligations of Purchasers under, the Receivables Purchase Agreement][the [   ] Committed Purchaser shall increase its Commitment in the amount set forth as the “Commitment” under the signature of the [   ] Committed Purchaser hereto][the [   ] related LC Participant shall increase its Commitment in the amount set forth as the “Commitment” under the signature of the [   ] related LC Participant hereto].

SECTION 3. Each party hereto hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by such Conduit Purchaser is paid in full. The covenant contained in this paragraph shall survive any termination of the Receivables Purchase Agreement.

SECTION 4. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. This Agreement may not be amended, supplemented or waived except pursuant to a writing signed by the party to be charged. This Agreement may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.

(continued on following page)

Annex F-2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

[___________], as a Conduit Purchaser

By:
Name Printed:
Title:

[Address]

[ ], as a Committed Purchaser

By:
Name Printed:
Title:

[Address]
[Commitment]

[ ], as a related LC Participant

By:
Name Printed:
Title:

[Address]
[Commitment]

[ ], as Purchaser Agent for [ ]

By:
Name Printed:
Title:

[Address]

Annex F-3

P&L RECEIVABLES COMPANY, as Seller

By:
Name Printed:
Title:

Consented and Agreed:

PNC BANK, NATIONAL ASSOCIATION, as Administrator

By:
Name Printed:
Title:

Address:	PNC Bank, National Association
Three PNC Plaza
255 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707

PNC BANK, NATIONAL ASSOCIATION, as LC Bank

By:
Name Printed:
Title:

Address:	PNC Bank, National Association
500 First Avenue
Third Floor
Pittsburgh, Pennsylvania 15219

[THE PURCHASER AGENTS]

By:
Name Printed:
Title:

[Address]

Annex F-4

ANNEX G

to Receivables Purchase Agreement

FORM OF TRANSFER SUPPLEMENT

Dated as of [     , 20__]

Section 1.

Commitment assigned:	$	_________
Assignor’s remaining Commitment:	$	_________
Capital allocable to Commitment assigned:	$	_________
Assignor’s remaining Capital:	$	_________
Discount (if any) allocable to Capital assigned:	$	_________
Discount (if any) allocable to Assignor’s remaining Capital:	$	_________

Section 2.

Effective Date of this Transfer Supplement: [     ]

Upon execution and delivery of this Transfer Supplement by transferee and transferor and the satisfaction of the other conditions to assignment specified in Section 5.3(c) of the Receivables Purchase Agreement (as defined below), from and after the effective date specified above, the transferee shall become a party to, and have the rights and obligations of a Committed Purchaser under, the Sixth Amended and Restated Receivables Purchase Agreement, dated as of April 3, 2017 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Purchase Agreement”), among P&L Receivables Company, LLC, as Seller, Peabody Energy Corporation, as initial Servicer, the various Sub-Servicers, Purchasers and Purchaser Agents from time to time party thereto, and PNC Bank, National Association, as Administrator and as LC Bank.

Annex G-1

ASSIGNOR: [_________], as a Committed Purchaser

By:
Name:
Title:

ASSIGNEE: [_________], as a Purchasing Committed Purchaser

By:
Name:
Title:

[Address]

Accepted as of date first above written:

[ ], as Purchaser Agent for the [ ] Purchaser Group

By:
Name:
Title:

Annex G-2

ANNEX H-1

to Receivables Purchase Agreement

FORM OF WEEKLY REPORT

[(attached)]

Annex H-1-1

ANNEX H-2

to Receivables Purchase Agreement

FORM OF DAILY REPORT

[(attached)]

Annex H-2-1

ANNEX I

to Receivables Purchase Agreement

LINKED ACCOUNTS

[On File]

Annex I-1